                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-51979



PROSPECTUS

DATED MAY 14, 1998

                               OFFER TO EXCHANGE
                     10 1/2% SENIOR EXCHANGE NOTES DUE 2005
                                      FOR
                                ALL OUTSTANDING
                         10 1/2% SENIOR NOTES DUE 2005
             ($350,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

                                       OF

                                WHX CORPORATION

                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                       ON JUNE 11, 1998, UNLESS EXTENDED

                            ------------------------

     SEE "RISK FACTORS" IMMEDIATELY FOLLOWING THE PROSPECTUS SUMMARY ON PAGE 18 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.

     IF ANY HOLDER OF OLD NOTES IS AN AFFILIATE OF THE COMPANY, IS ENGAGED IN OR INTENDS TO ENGAGE IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF THE NEW NOTES TO BE ACQUIRED IN THE EXCHANGE OFFER, SUCH HOLDER (I) COULD NOT RELY ON THE APPLICABLE INTERPRETATIONS OF THE COMMISSION AND (II) MUST COMPLY WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IN CONNECTION WITH ANY RESALE TRANSACTION.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 14, 1998

                                                        (Continued on next page)

(Cover page continued)

     WHX Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Exchange Offer"), to exchange $1,000 principal amount of its 10 1/2% Senior Exchange Notes Due 2005 (the "New Notes") for each $1,000 principal amount of its outstanding
10 1/2% Senior Notes Due 2005 (the "Old Notes"). The offer and sale of the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement (as defined herein) of which this Prospectus constitutes a part. As of May 14, 1998, $350,000,000 aggregate principal amount of the Old Notes was outstanding. The Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") dated April 7, 1998, by and between the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("Donaldson, Lufkin & Jenrette") and Citicorp Securities, Inc. ("Citicorp," together with Donaldson, Lufkin & Jenrette, the "Initial Purchasers"), pursuant to the terms of the Purchase Agreement dated March 31, 1998, by and between the Company and the Initial Purchasers. The New Notes and the Old Notes are collectively referred to herein as the "Notes." As used herein, the term "Holder" means a holder of the Notes.

     THE NOTES ARE SENIOR UNSECURED OBLIGATIONS OF THE COMPANY. WHX is a holding company, substantially all of whose assets consist of the stock of its subsidiaries, and, therefore, the Notes will be effectively subordinated to all outstanding indebtedness and other liabilities, including trade payables, of WHX's subsidiaries, which subsidiaries will not guarantee or otherwise be liable with respect to the Notes. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions (as defined), WHX would have had approximately $350.0 million (excluding margin borrowings) of indebtedness outstanding and WHX's subsidiaries would have had approximately $670.5 million (excluding margin borrowings) of indebtedness outstanding.

     The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be June 11, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any aggregate minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered only in denominations of $1,000 aggregate principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

     Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

     The Notes were issued in a private placement (the "April Offering") under an indenture (the "Indenture"), dated as of April 7, 1998, by and among the Company and Bank One Trust Company, N.A. (in such capacity, the "Trustee"). The New Notes will be obligations of the Company and are entitled to the benefits of the Indenture, including the accrual of interest from the time of their issuance. The net proceeds of the April Offering were applied to fund a portion of the Acquisition (as defined) of Handy & Harman ("H&H"), a New York corporation, by HN Acquisition Corporation ("HN Acquisition"), a New York corporation and a wholly-owned subsidiary of the Company.

     The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the offer and sale of the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the offer and sale of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Registration Rights Agreement. See "The Exchange Offer."

(Cover page continued)

     The Notes will mature on April 15, 2005. Interest on the Notes will be paid in cash at a rate of 10 1/2% per annum on April 15 and October 15 of each year commencing on October 15, 1998.

     The Notes will be redeemable at the option of the Company, in whole or in part, on or after April 15, 2002, initially at 105.250% of their principal amount, plus accrued and unpaid interest, declining to 100% of their principal amount, plus accrued and unpaid interest on or after April 15, 2004. In addition, upon a Change of Control (as hereinafter defined), the Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any. See "Description the New Notes--Mandatory Redemption," "--Optional Redemption," and "--Repurchase at the Option of Holders."

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes who tender in the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely upon the position of the staff of the Commission enunciated in the above-referenced no-action letters, and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Holders of Old Notes wishing to participate in the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

     Each broker-dealer (other than an "affiliate" of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The New Notes constitute a new issue of securities with no established trading market.

     This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of Old Notes as of May 14, 1998.

     The Company will not receive any proceeds from the Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Exchange Agent (as defined herein). This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the New Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

                               TABLE OF CONTENTS

                                        PAGE
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Special Note Regarding Forward-Looking
  Statements..........................    4
Prospectus Summary....................    5
Risk Factors..........................   18
The Exchange Offer....................   24
Use of Proceeds.......................   30
Capitalization........................   31
Unaudited Pro Forma Consolidated
  Financial Data......................   32

                                        PAGE
Selected Consolidated Financial
  Data................................   36
Certain Relationships and Related
  Transactions; Transactions Between
  the Company and Subsidiaries........   38
Description of Principal
  Indebtedness........................   39
Description of the New Notes..........   43
Certain U.S. Federal Income Tax
  Consequences........................   68
Plan of Distribution..................   71
Legal Matters.........................   72
Experts...............................   72
Index to Consolidated Financial
  Statements..........................  F-1

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered in the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions, although all material terms of such documents are set forth herein. For further information pertaining to the Company and the New Notes offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549. In addition, registration statements and other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

     The Company is, and upon effectiveness of this Registration Statement, will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information may also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005. The Company's Common Stock, $.01 par value (the "Common Stock"), Series A Convertible Preferred Stock, $.10 par value (the "Series A Preferred Stock") and Series B Convertible Preferred Stock, $.10 par value (the "Series B Preferred Stock") are listed on the NYSE.

     The Indenture requires the Company to file with the Commission the annual, quarterly and other reports required by Sections 13(a) and 15(d) of the Exchange Act. The Company will supply without cost to each Holder of Notes, and file with the Trustee under the Indenture, copies of the audited financial statements, quarterly reports and other reports that the Company is required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on Form 10-K/A on April 30, 1998, Handy & Harman's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "H&H 10-K") and all other reports filed by the Company and Handy & Harman pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1997 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequently filed by the Company prior to the termination of this Exchange Offer, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to WHX Corporation at 110 East 59th Street, New York, New York 10022, Attention: Chief Financial Officer. Oral requests should be directed to such individual (telephone number (212) 355-5200).
                            ------------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY AT 110 EAST 59TH STREET, NEW YORK, NEW YORK 10022, ATTENTION:
SECRETARY, (212) 355-5200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN JUNE 4, 1998.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made in this Prospectus. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under "Risk Factors." Among the key factors that have a direct bearing on the Company's results of operations are the holding company structure of the Company and limitations on access to cash flow, the significant outstanding indebtedness of the Company, the impact of the Company's recently settled ten-month strike, the resumption of steel-making operations, sensitivity of results of operations to realized steel prices, the possible monetary and injunctive penalties in connection with an SEC enforcement action against the Company, joint venture obligations, substantial capital expenditure requirements, substantial employee postretirement obligations and possible inability to merge pension plans, uncertainty of impact of future collective bargaining agreements and possibility of strikes, among others. These and other factors are discussed herein under "Risk Factors" and elsewhere in this Prospectus.

     The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                               PROSPECTUS SUMMARY

     The following is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the "Transactions" refer collectively to the April Offering, the Tender Offer (as defined) and the Merger (as defined).

                                  THE COMPANY

OVERVIEW

     The Company is a holding company that has been structured to acquire and operate a diverse group of businesses on a decentralized basis, with a corporate staff providing strategic direction and support. The Company's primary business currently is Wheeling-Pittsburgh Corporation (together with its consolidated subsidiaries, "WPC"), a vertically integrated manufacturer of value-added flat rolled steel products. The Company's other businesses include Unimast Incorporated ("Unimast"), a leading manufacturer of steel framing and other products for commercial and residential construction, and WHX Entertainment Corp. ("WHX Entertainment"), a co-owner of a racetrack and video lottery facility located in Wheeling, West Virginia. In conjunction with the Offering, the Company acquired H&H, a diversified manufacturing company whose strategic business segments encompass, among others, specialty wire and tubing, and precious metals plating, stamping and fabrication. The Company believes that its businesses are characterized by leading positions in their respective niches resulting from low cost structures, strong managements, high quality and service, and extensive offerings of value-added products.

     The Company's business strategy is to enhance the growth and profitability of each of its businesses and to build upon the strengths of those businesses through product line and other strategic acquisitions. Key elements of this strategy have been the expansion of downstream operations, reorganization of acquired businesses, facilities expansion and the acquisition of complementary product lines. For example, WPC has expanded its downstream operations by acquiring several fabricating facilities to enhance profit margins and reduce exposure to downturns in steel demand.

WHEELING-PITTSBURGH CORPORATION

     WPC is a vertically integrated manufacturer of predominately value-added flat rolled steel products. WPC sells a broad array of value-added products, including cold rolled steel, tin and zinc-coated steels and fabricated steel products. WPC's products are sold to the construction industry, steel service centers, converters, processors, and the container, automotive and appliance industries.

     The Company believes that WPC is one of the low cost domestic flat rolled steel producers. WPC's low cost structure is the result of: (i) the restructuring of its work rules and manning requirements under its recently negotiated, long-term collective bargaining agreement (the "New Labor Agreement") with the United Steelworkers of America ("USWA"), which settled WPC's ten-month strike in August 1997 (the "Strike"); (ii) the strategic balance between its basic steel operations and its finishing and fabricating facilities; and (iii) its efficient production of low cost, high quality metallurgical coke.

     The Company believes that WPC's New Labor Agreement is one of the most flexible in the industry. The new work rule package affords WPC substantially greater flexibility in reducing its overall workforce and assigning and scheduling work, thereby reducing costs and increasing efficiency. Furthermore, WPC has achieved pre-Strike steel production levels with approximately 850 fewer employees (a reduction of approximately 20% in its hourly workforce). Finally, the Company believes the New Labor Agreement's five year term provides WPC with a significant advantage, since a majority of WPC's integrated steel competitors have labor contracts that expire in 1999.

     WPC has structured its operations so that its hot strip mill and downstream operations have greater capacity than its raw steel making operations. WPC therefore can purchase slabs, if available at competitive prices, and ship at greater than 100% of its internal production capacity in periods of high demand, while maintaining the ability to curtail such purchases and still operate its basic steel facilities at or near capacity during periods of lower demand. WPC believes this flexibility results in enhanced profitability throughout an economic cycle. WPC also believes that it produces metallurgical coke at a substantially lower cost than do other coke manufacturers because of its proximity to high quality coal reserves and its efficient coke producing plant. This reduces WPC's costs and, if coke demand remains high, allows WPC to sell coke profitably in the spot and contract markets.

     WPC conducts its operations primarily through two operating units, its steel division (the "Steel Division") and Wheeling Corrugating Company ("Wheeling Corrugating"). The Steel Division sells flat rolled steel products such as hot rolled, cold rolled, coated and tin mill steel. Wheeling Corrugating, WPC's primary downstream operation, is a leading fabricator of roll-formed products primarily for the construction and agricultural industries. As part of WPC's strategy to expand its downstream operations, WPC has acquired several fabricating facilities to enhance profit margins and reduce exposure to downturns in steel demand. Other important examples of WPC's downstream operations are its joint venture interests in Wheeling-Nisshin Inc. ("Wheeling-Nisshin") and Ohio Coatings Company ("OCC"). Wheeling-Nisshin, in which WPC owns a 35.7% interest, produces and ships from its state-of-the-art production facility a diverse line of galvanized, galvannealed, galvalume and aluminized products, principally to steel service centers and the construction and automotive industries. OCC, in which WPC owns a 50.0% interest, operates a new tin coating facility that commenced commercial production in January 1997. WPC has long-term contracts to supply up to 75% of Wheeling-Nisshin's steel requirements and approximately 90% of OCC's. These downstream operations and joint ventures are integral to WPC's strategy of increasing shipments of higher value-added steel products while decreasing dependence on hot rolled coils, a lower-margin commodity steel product.

     By June 30, 1998, the Company expects WPC to be producing and shipping at its pre-Strike production levels and shipping its historical mix of products.

  BUSINESS STRATEGY

     WPC's business strategy includes the following initiatives:

     Improve Cost Structure. The New Labor Agreement allowed WPC to eliminate 850 hourly positions (approximately 20% of its pre-Strike hourly workforce). These reductions, combined with the significantly more flexible work rules under the New Labor Agreement, allow it to operate at pre-Strike levels with 850 fewer employees. As a result, WPC anticipates substantial cost savings and productivity improvements when operating at pre-Strike production and shipment levels. In addition, WPC has directed its capital expenditures towards upgrading and modernizing its steelmaking facilities, with a goal toward increasing productivity. These expenditures include modernization of its hot and cold rolling facilities and a major reline in 1995 of its No. 5 blast furnace located in Steubenville, Ohio. This reline increased productivity and provided WPC with the ability to produce 100% of the hot metal necessary to satisfy its caster production requirements from two rather than three blast furnaces. WPC's ability to produce low cost, high quality metallurgical coke, in excess of its own requirements, allows it to maintain its own low costs and benefits the Company through sale of the excess coke.

     Expand Production of Value-Added Products. WPC intends to continue to expand its sale of value-added products such as coated and fabricated steels in order to improve profit margins and reduce its exposure to commodity steel market volatility. This strategy is evidenced by WPC's expansion of Wheeling Corrugating and its emphasis on joint ventures, such as Wheeling-Nisshin and OCC, which give WPC access to downstream markets through long-term supply contracts. WPC's total shipments of value-added products as a percentage of total shipments (including sales of Wheeling Corrugating and sales to Wheeling-Nisshin) increased from 67.9% in 1993 to 74.3% in 1997. WPC will continue to target strategic acquisitions and joint ventures that support WPC's sales of value-added products.

UNIMAST AND WHX ENTERTAINMENT

     In March 1995, the Company acquired Unimast, a leading manufacturer of steel framing and related accessories for commercial and residential building construction. Unimast uses galvanized steel to manufacture steel framing components for wall, floor and roofing systems, in addition to other roll formed expanded metal construction accessories. In January 1998, Unimast expanded its business through the acquisition of Clinch-On Products, Inc. ("Clinch-On"), a manufacturer of steel cornerbead and trims for both the non-residential and residential construction markets.

     In October 1994, WHX Entertainment purchased a 50.0% interest in the operations of Wheeling-Downs Racing Association ("Wheeling-Downs"). Wheeling-Downs operates a racetrack and video lottery facility located in Wheeling, West Virginia.

HANDY & HARMAN

     H&H is a diversified industrial manufacturing company with six major business lines: (i) electronic materials; (ii) specialty wire; (iii) specialty tubing; (iv) specialty fasteners; (v) specialty fittings and connectors for gas and water utility distribution; and (vi) precious metals fabrication. H&H's products are sold to the industrial electronics, semiconductor, computer, telecommunications, automotive, home appliance, construction, utility and medical device industries, and H&H is a leader in many of the market niches in which it competes. For the fiscal year ended December 31, 1997, H&H had sales of $451.1 million and EBITDA of $54.7 million.

     Electronic Materials. The electronic materials group is a fully integrated manufacturer of precision electroplated materials and stamped parts, which often include precious and non-precious metal plated surfaces, for use in the semiconductor, telecommunications, automotive, electronics, and computer industries. The group offers unique "one-stop shopping" for tooling, stamping, plating and insert molding to high technology customers and is a leader among non-captive suppliers in the development and production of electroplated materials for connector components.

     Specialty Wire. The specialty wire group is a leading producer of wire drawn from stainless steel and other corrosion and temperature resistant alloys, with special expertise in fine wire diameters, and serves both domestic and international markets for the telecommunications, automotive, chemical, petrochemical, medical, food processing, marine, construction, aerospace and nuclear industries.

     Specialty Tubing. The specialty tubing group manufactures small diameter stainless steel, carbon steel and specialty alloy tubing in straight lengths and coils. It is a world leader in seamless, long coil drawing technology and is an increasingly important supplier to the medical device industry, particularly in tubular components for laparoscopic and endoscopic surgical instrumentation, joint replacement and implantation applications. The stainless steel based tubing businesses serve the semiconductor fabrication, electronics, medical, food processing, oil field sources, petrochemical, aerospace, instrumentation and small appliance markets. The group also specializes in welded carbon steel tubing with a primary focus on the refrigerator condenser industry, where H&H is a significant supplier to major refrigeration OEMs. The specialty tubing group has achieved consistent growth and relatively high operating margins on the strength of its product technology and quality and meaningful penetration into higher value-added tubing segments.

     Specialty Fasteners. In February 1997, H&H acquired Olympic Manufacturing Group ("Olympic"), a leading domestic manufacturer and supplier of a broad line of specialty fasteners and mechanical fastening systems for the commercial roof industry. Products are sold to roofing and building products distributors throughout the country and under private label to roofing system manufacturers.

     Specialty Fittings and Connectors. Continental Industries Inc., a subsidiary of H&H, manufactures products sold primarily to natural gas utilities. The business unit produces a wide range of steel and plastic pipe fittings used to connect utility main lines to service lines and sells exothermic welding products under the thermOweld(TM) name which are used for electrical grounds and to create permanent fused metal joints.

     Precious Metals Fabrication. The precious metals fabrication group is an industry leader in the supply of precious metals and metal alloys to industrial manufacturers and is one of the largest fabricators of wrought silver products in the world. The group produces silver brazing materials, pastes and metal joining products as well as fine silver, sterling silver, contact alloys, sputtering targets, anodes and dental alloys. Key customers include the telecommunications, electronics, heating and refrigeration equipment, automotive, aerospace, jewelry and silversmith industries.

  BUSINESS STRATEGY

     H&H's business strategy includes the following initiatives:

     Focus on High Margin Products and Innovative Technology. H&H has successfully implemented a business strategy designed to reduce its exposure to lower margin, capital intensive businesses while increasing its focus on higher margin strategic businesses. In the past several years, H&H has exited its precious metal refining business, yet its strong brand name and customer recognition have enabled H&H to expand in the specialty metals products markets. H&H also intends to continue to focus on its materials engineering expertise to expand its production of higher value-added products. For example, H&H has made a significant investment in its electronic materials business, which sells to the semiconductor, computer, telecommunication and automobile electronics markets.

     Pursue Strategic Acquisitions. H&H has pursued an acquisition strategy designed to: (i) enhance its offerings of higher-value added products; (ii) leverage its technological capabilities; and (iii) expand its customer base. In 1997, H&H acquired Olympic, a leading manufacturer and supplier of specialty fasteners and fastener systems for the commercial roof industry. In 1996, H&H acquired ele Corporation, a leading manufacturer of thermoplastic and thermoset custom molded plastics for the consumer electronics and medical instrumentation industries. The addition of ele Corporation to its electronics materials business has enabled H&H to offer "one-stop shopping" to its customers in the tooling, stamping, plating and fabrication of electronic materials. Such expertise enhances H&H's product offerings and enables it to serve a broader range of customers. H&H will continue to evaluate add-on acquisitions for its existing businesses as well as acquisitions of related companies that have product offerings with high growth potential.

RECENT DEVELOPMENTS

     On April 7, 1998, the Company completed a tender offer for all outstanding shares of common stock, par value $1.00 per share (the "H&H Shares") of H&H, at a price of $35.25 per H&H Share, net to the seller in cash (the "Tender Offer").

     The Tender Offer expired at 12:00 midnight, New York City time, on Monday, April 6, 1998. In the Tender Offer, HN Acquisition purchased 9,976,651 H&H Shares (which amount includes 248,484 H&H Shares tendered pursuant to guarantees of delivery (the "Guaranteed Shares")), which together with the H&H Shares then owned by the Company, HN Acquisition, and other wholly owned subsidiaries of the Company, constituted approximately 95.7% of the outstanding H&H Shares. The aggregate purchase price for the H&H Shares (including the Guaranteed Shares) pursuant to the Tender Offer was $351,676,947.70.

     On April 10, 1998, HN Acquisition merged (the "Merger" and together with the Tender Offer, the "Acquisition") with and into H&H pursuant to the Agreement and Plan of Merger dated as of March 1, 1998 by and among H&H, the Company and HN Acquisition, as amended (the "Merger Agreement"), with H&H being the surviving corporation and thereby becoming a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, all remaining outstanding H&H Shares (other than H&H Shares owned by H&H as treasury stock, owned by the Company or any subsidiary of the Company, or H&H Shares held by shareholders exercising appraisal rights under New York law) were converted into a right to receive $35.25 in cash, without interest.

     In consideration for all of the H&H Shares acquired in connection with the Acquisition, the Company also assumed certain liabilities of H&H, including approximately $190.9 million of indebtedness as of December 31, 1997. Additionally, prior to the closing of the Acquisition, H&H paid approximately $23.5 million to cancel various stock options held by employees and directors of H&H and approximately $14.1 million for certain severance payments and various other employee related commitments relating to H&H. Other costs to the Company relating to the Acquisition included transaction fees and expenses of $14.0 million. In addition, subsequent to the Merger, H&H may elect to refinance $125.0 million principal amount of outstanding indebtedness together with certain prepayment penalties related thereto. In connection with the Acquisition, the waivers of certain lenders to maintain the H&H Revolving Credit Facility (as defined) through June 30, 1998 were obtained. The Company intends to obtain the consent and/or waiver of the lenders to the continuation of the H&H Revolving Credit Facility after June 30, 1998 or replace the H&H Revolving Credit Facility with a new credit facility on substantially similar terms, although there can be no assurance that the Company will be successful in obtaining a replacement credit facility on substantially similar terms. Such debt outstanding as of December 31, 1997 approximated $58.4 million.

     On April 7, 1998, the Company sold $350,000,000 principal amount of Old Notes pursuant to the Indenture in the April Offering, the net proceeds of which were applied to fund a portion of the Acquisition. See "Use of Proceeds."

     On April 21, 1998, James G. Bradley replaced John R. Scheessele as President and Chief Executive Officer of Wheeling-Pittsburgh Steel Corporation ("WPSC") and Paul W. Bucha replaced John R. Scheessele as Chairman of the Board of WPSC.

     WHX is a publicly traded company listed on the NYSE. The principal executive offices of WHX are located at 110 East 59th Street, New York, New York 10022; its telephone number is (212) 355-5200.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

THE EXCHANGE OFFER.........  Pursuant to the Exchange Offer, New Notes will be issued in exchange for outstanding Old Notes validly tendered and not withdrawn. The aggregate principal amount of the New Notes will be equal to that of the Old Notes and will be issued in denominations of $1,000 in principal amount and any integral multiple of $1,000 in excess thereof. The Company will issue New Notes to tendering Holders of Old Notes as promptly as practicable after the Expiration Date.

RESALE.....................  Based on an interpretation by the staff of the
                             Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than broker-dealers, as set forth below, and any such Holder that is an "affiliate" (within the meaning of Rule 405 under the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such Holder incurring liabilities under the Securities Act for which the Holder is not indemnified by the Company.

                             The Exchange Offer is not being made to, nor will the Company accept surrenders for exchanges from, Holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

EXPIRATION DATE............  5:00 p.m., New York City time, on June 11, 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange Offer--Conditions to the Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

PROCEDURES FOR TENDERING
  OLD NOTES................  Each Holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or a facsimile thereof, together with the Old Notes to be exchanged and any other required documentation to Bank One, N.A., as Exchange Agent, at the address set forth herein and therein. By executing a Letter of Transmittal, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Old Notes who wish to tender such Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES....  Subject to certain conditions (as described more fully in "The Exchange Offer--Conditions to the Exchange Offer"), the Company will accept for exchange any and all Old Notes that are properly tendered in the

                             Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

WITHDRAWAL RIGHTS..........  Subject to the conditions set forth herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

CERTAIN UNITED STATES
FEDERAL INCOME TAX
  CONSIDERATIONS...........  The exchange pursuant to the Exchange Offer should not constitute a taxable exchange for United States federal income tax purposes. Each such New Note should be treated as having been originally issued at the time the Old Note exchanged therefor was originally issued. See "Certain United States Federal Income Tax Considerations."

EXCHANGE AGENT.............  Bank One, N.A., the Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (800) 346-5153 and the facsimile number for the Exchange Agent is
                             (614) 248-5088.

     See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The Exchange Offer applies to $350,000,000 aggregate principal amount of Old Notes. The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that the offer and sale of the New Notes will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. Upon consummation of the Exchange Offer, none of the Notes will be entitled to registration rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. See "Description of the New Notes."

SECURITIES OFFERED.........  $350,000,000 principal amount of 10 1/2% Senior
                             Notes due 2005.

MATURITY DATE..............  April 15, 2005.

INTEREST AND PAYMENT
DATES......................  The Notes bear interest at the rate of 10 1/2% per annum, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998.

OPTIONAL REDEMPTION........  The Notes are redeemable at the option of the
                             Company, in whole or in part, on or after April 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. The Company has the option, at any time prior to April 15, 2002, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time on or prior to April 15, 2001 in the event of one or more Public Equity Offerings, the Company may, subject to certain requirements, redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds thereof at a redemption price equal to 110.5% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption. See "Description of Notes--Optional Redemption."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, the
                             Company is required to make an offer to repurchase all or a portion of such holder's Notes at a price of 101% of the principal amount thereof, plus accrued interest and Liquidated Damages, if any, thereon to the date of repurchase. If certain conditions are met, the sale of all of the capital stock or all or substantially all of the assets of WPC and its subsidiaries shall not constitute a Change of Control. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

ASSET SALE PROCEEDS........  The Company is obligated in certain circumstances to make an offer to purchase the Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date with the net cash proceeds of certain sales or other dispositions of assets. See "Description of Notes--Repurchase at the Option of Holders--Asset Sales."

RANKING AND HOLDING COMPANY
  STRUCTURE................  The Notes are unsecured obligations of WHX, ranking senior in right of payment to all existing and future subordinated indebtedness of WHX and pari passu with all existing and future senior unsecured indebtedness of WHX. The Notes are effectively subordinated to secured indebtedness of WHX to the extent of the assets securing such indebtedness. WHX is a holding company, substantially all of whose assets consist of the stock of its subsidiaries, and therefore, the Notes are effectively subordinated to all outstanding indebtedness and other liabilities, including trade payables, of WHX's subsidiaries. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, WHX would have had approximately $350.0 million (excluding margin borrowings) of indebtedness outstanding and WHX's subsidiaries would have had $670.5 million (excluding margin borrowings) of indebtedness outstanding. See "Risk Factors--Holding Company Structure; Limitation on Access to Cash Flow" and "Description of Notes."

CERTAIN COVENANTS..........  The Indenture, pursuant to which the Notes were issued (the "Indenture"), contains certain covenants, including, but not limited to, covenants with respect to: (i) limitations on indebtedness and preferred stock; (ii) limitations on restricted payments; (iii) limitations on transactions with affiliates; (iv) limitations on liens; (v) limitations on sale of assets; (vi) limitations on dividends and other payment restrictions affecting subsidiaries; and (vii) restrictions on consolidations, mergers and sales of assets. See "Description of Notes--Certain Covenants."

SETTLEMENT AT DTC..........  Transfers of Notes between participants in The
                             Depository Trust Company ("DTC") will be effected in the ordinary way in accordance with DTC rules and will be settled in next-day funds.

                                  RISK FACTORS

     For a discussion of certain risks that should be considered by prospective purchasers in connection with an investment in the Notes, including the holding company structure of the Company and limitations on access to cash flow, the significant outstanding indebtedness of the Company, the impact of the Company's recently settled ten-month strike, the resumption of steel-making operations, sensitivity of results of operations to realized steel prices, the possible monetary and injunctive penalties in connection with an SEC enforcement action against the Company, joint venture obligations, substantial capital expenditure requirements, substantial employee postretirement obligations and possible inability to merge pension plans, uncertainty of impact of future collective bargaining agreements and possibility of strikes, among others, see "Risk Factors."

                                WHX CORPORATION

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain summary consolidated historical and pro forma financial and other data of the Company. The summary consolidated financial data for each of the five fiscal years ended December 31, 1997 have been derived from the consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants. The pro forma consolidated financial and other data as of and for the fiscal year ended December 31, 1997 are unaudited. The pro forma results of operations and other data for the fiscal year ended December 31, 1997 give effect to the Transactions as if they had occurred on January 1, 1997. The pro forma balance sheet data as of December 31, 1997 give effect to the Transactions as if they had occurred on December 31, 1997. EBITDA is operating income plus depreciation, amortization and special charges. The Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. EBITDA measures presented may not be comparable to similarly titled measures of other companies. The data presented below should be read in conjunction with "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data," the consolidated financial statements and related consolidated notes thereto included herein, the Company's 10-K for the fiscal year ended December 31, 1997, the H&H 10-K and other publicly available information regarding H&H incorporated by reference.

                                             FISCAL YEAR ENDED DECEMBER 31,                        PRO FORMA
                              -------------------------------------------------------------    FISCAL YEAR ENDED
                                 1993         1994         1995         1996        1997      DECEMBER 31, 1997(1)
                              ----------   ----------   ----------   ----------   ---------   --------------------
                                                     (IN THOUSANDS)
RESULTS OF OPERATIONS:
Net sales...................  $1,046,795   $1,193,878   $1,364,614   $1,232,695   $ 642,096        $1,093,206
Cost of products sold
  (excluding depreciation
  and profit sharing).......     876,814      979,277    1,147,899    1,096,228     720,722         1,064,608
Depreciation................      57,069       61,514       67,700       68,956      49,445            69,155
Profit sharing..............       4,819        9,257        6,718           --          --                --
Selling, administrative and
  general expenses..........      58,564       64,540       66,531       70,971      68,190           120,730
Special charges(2)..........          --           --           --           --      92,701            92,701
                              ----------   ----------   ----------   ----------   ---------        ----------
Operating income (loss).....      49,529       79,290       75,766       (3,460)   (288,962)         (253,988)
Interest expense on debt....      21,373       22,581       22,830       25,963      29,047            84,971
Other income................      11,965       17,925       47,139       25,974      50,668            44,308
B & LE lawsuit settlement...          --       36,091           --           --          --                --
                              ----------   ----------   ----------   ----------   ---------        ----------
Income (loss) before taxes
  and extraordinary items...      40,121      110,725      100,075       (3,449)   (267,341)         (294,651)
Tax provision (benefit).....       9,400       24,360       19,014       (4,107)    (93,569)         (100,033)
                              ----------   ----------   ----------   ----------   ---------        ----------
Income (loss) before
  extraordinary items.......      30,721       86,365       81,061          658    (173,772)          194,618
Extraordinary items(3)......     (36,953)      (9,984)      (3,043)          --     (25,990)               --
                              ----------   ----------   ----------   ----------   ---------        ----------
Net income (loss)...........      (6,232)      76,381       78,018          658    (199,762)         (194,618)
Dividend requirement for
  preferred stock...........       4,713       13,177       22,875       22,313      20,657            20,657
                              ----------   ----------   ----------   ----------   ---------        ----------
Net income (loss) available
  to common stock...........  $  (10,945)  $   63,204   $   55,143   $  (21,655)  $(220,419)       $ (215,275)
                              ==========   ==========   ==========   ==========   =========        ==========

                                             FISCAL YEAR ENDED DECEMBER 31,                        PRO FORMA
                              -------------------------------------------------------------    FISCAL YEAR ENDED
                                 1993         1994         1995         1996        1997      DECEMBER 31, 1997(1)
                              ----------   ----------   ----------   ----------   ---------   --------------------
                                                     (IN THOUSANDS)
OTHER DATA:
Cash flow from:
  Operations................  $ (174,963)  $   62,293   $  156,844   $  104,808   $ (12,916)       $  (28,771)
  Investing.................     (88,991)    (126,044)     (60,683)     (39,471)    (79,724)         (150,873)
  Financing.................     261,292       71,179      (66,579)     (73,323)     58,622            94,535
EBITDA, adjusted for special
  charge....................  $  106,598   $  140,804   $  143,466   $   65,496   $(146,816)       $  (92,132)
Capital expenditures........      73,652       82,020       83,282       35,436      36,779            55,239

                                                               AS OF DECEMBER 31, 1997
                                                              --------------------------
                                                                ACTUAL      PRO FORMA(1)
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investment............  $  582,552     $  494,953
Margin borrowings...........................................    (276,618)      (276,618)
                                                              ----------     ----------
Cash, cash equivalents and short-term investments, net......  $  305,934     $  218,335
                                                              ==========     ==========
Property, plant and equipment, net..........................     738,660        833,648
Total assets................................................   2,070,403      2,675,976
Total debt (excluding margin borrowings)....................     440,719      1,020,483
Stockholders' equity........................................     461,876        454,881

------------------------------
(1) Pro forma data reflects adjustments to give effect to the Transactions. Information relating to H&H, which has been used in the calculation of the pro forma data, has been derived from the H&H 10-K.

(2) Includes a special charge for benefits included in the New Labor Agreement related to enhanced retirement benefits, 1997 bonuses, special assistance payments for those not returning to work immediately and for option grants.

(3) Extraordinary items reflect the after tax effect of early retirement of debt premiums and coal retiree medical benefits in 1993; adoption of Statement of Financial Accounting Standard No. 112, "Accounting for Postemployment Benefits" in 1994; coal retiree medical benefits in 1995; and early retirement of debt premiums and coal retiree medical benefits in 1997.

                                 HANDY & HARMAN

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain summary consolidated financial and other data of H&H for each of the three fiscal years ended December 31, 1997. The information has been derived from the audited financial statements included in the H&H 10-K. EBITDA is income from operations plus depreciation and amortization from continuing operations less LIFO gains included in income from operations plus restructuring charge. The Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. This information should be read in conjunction with the H&H 10-K and other publicly available information regarding H&H.

                                                              FISCAL YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
INCOME STATEMENT DATA:
Sales......................................................  $427,188    $407,107    $451,110
Cost of sales..............................................   348,737     293,572     349,411
Selling, administrative and general expenses...............    45,524      44,504      54,116
Restructuring charge.......................................     5,342          --          --
                                                             --------    --------    --------
Income from operations.....................................    27,585      69,031      47,583
Interest expense, net......................................    12,598       9,682      14,452
Other income (expense), net................................      (701)       (376)      2,920
                                                             --------    --------    --------
Income from continuing operations before income taxes and
  extraordinary item.......................................    14,286      58,973      36,051
Income tax provision.......................................     6,777      25,200      15,141
                                                             --------    --------    --------
Income from continuing operations before extraordinary
  item.....................................................     7,509      33,773      20,910
Extraordinary loss.........................................        --      (2,889)         --
Income (loss) from discontinued operations.................    11,131     (14,515)         --
                                                             --------    --------    --------
Net income.................................................  $ 18,640    $ 16,369    $ 20,910
                                                             ========    ========    ========
OTHER DATA:
EBITDA, adjusted for restructuring charge..................  $ 43,277    $ 46,448    $ 54,684
Capital expenditures from continuing operations(1).........    20,092      13,646      18,460
Depreciation and amortization from continuing
  operations(2)............................................    10,350      11,047      13,509
LIFO gains included in income from operations..............        --      33,630       6,408

                                                              AS OF DECEMBER 31,
                                                                     1997
                                                              ------------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................       $  7,259
Property, plant and equipment, net..........................         94,988
Total assets................................................        392,797
Total debt (including current maturities)...................        190,880
Total shareholders' equity..................................        112,408

------------------------------
(1) Excludes capital expenditures related to discontinued operations of $3,051 and $1,048 in the fiscal years ended December 31, 1995 and 1996, respectively.

(2) Excludes amortization of deferred financing fees of $820, $552 and $685 for the fiscal years ended December 31, 1995, 1996 and 1997, respectively, and depreciation and amortization related to discontinued operations of $5,498 and $401 in the fiscal years ended December 31, 1995 and 1996, respectively.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors set forth below as well as the other information set forth in this Prospectus. The following risk factors do not address all risks relating to the business and operations of H&H and its subsidiaries. Prospective investors are directed to the H&H 10-K.

HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW

     WHX is a holding company with no substantial business operations or assets of its own, other than the capital stock of its subsidiaries. WHX's assets consist primarily of its ownership interests in WPC, Unimast, and based upon consummation of the Acquisition, H&H. The Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of WHX's subsidiaries, because WHX's right to receive the assets of any such affiliates upon their liquidation or reorganization will be subordinated by operation of law to the claims of such subsidiaries' creditors (including trade creditors), except to the extent that WHX is itself recognized as a creditor of any such affiliate, in which case the claims of WHX would still be subordinated to any indebtedness of such affiliate that is senior in right of payment to WHX's claim. WHX's subsidiaries have substantial indebtedness and other liabilities. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, WHX's subsidiaries would have had $1,589.7 million (excluding margin borrowings) of indebtedness and other liabilities, including trade payables. The instruments governing existing indebtedness of subsidiaries of the Company, including, without limitation, the WPC 9 1/4% Notes (as defined), the WPC Term Loan Agreement (as defined) and the WPSC Revolving Credit Facility (as defined), limit the ability of the Company's subsidiaries to distribute to the Company any cash or other assets, which could adversely affect the ability of the Company to service the Notes, including payment of interest and principal upon acceleration, at maturity or otherwise. If the Company is unable to service its obligations on the Notes as required, it may have to refinance the Notes or otherwise raise additional funding, and there can be no assurance that the Company will be able to do so on acceptable terms, if at all. In addition, future borrowings by the Company's subsidiaries, including H&H, can be expected to contain further restrictions or prohibitions on the payment of dividends by such subsidiaries to WHX. See "Description of Notes" and "Description of Principal Indebtedness."

SIGNIFICANT OUTSTANDING INDEBTEDNESS OF THE COMPANY

     The Company has, and after giving effect to the Merger and the Offering and the use of proceeds therefrom will continue to have, substantial indebtedness and debt service requirements. At December 31, 1997, after giving effect to the Transactions, the Company's total consolidated indebtedness would have been $1,020.5 million (excluding margin borrowings). Additionally, the Company's subsidiaries and H&H and its subsidiaries have significant additional borrowing capacity under their respective outstanding credit facilities. The Company's earnings were insufficient to cover fixed charges by $267.9 million for the fiscal year ended December 31, 1997.

     The Company's level of indebtedness will have several important effects on its future operations, including the following: (a) a significant portion of the Company's cash flow from operations will be dedicated to the payment of interest on and principal of its indebtedness and will not be available for other purposes; (b) the financial covenants and other restrictions contained in the WPC 9 1/4% Notes, the WPC Term Loan Agreement, the WPSC Revolving Credit Facility, the H&H Revolving Credit Facility (as defined) and the H&H 7.31% Notes (as defined) require the Company's subsidiaries and H&H, as the case may be, to meet certain financial tests and limit its or their ability to borrow additional funds or to dispose of assets; and (c) the Company's ability to obtain additional financing in the future for working capital, postretirement health care and pension funding, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. If the Company has difficulty in servicing its indebtedness, it may be forced to take actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Description of Principal Indebtedness."

     An inability of the Company's subsidiaries to meet the financial covenants contained in their indebtedness instruments could result in an acceleration of amounts due thereunder. In the event the Company's subsidiaries are unable to make required payments or otherwise comply with the terms of its indebtedness, the holders of such indebtedness could accelerate the obligations of the Company thereunder, which could result in the Company being forced to seek protection under applicable bankruptcy laws or in an involuntary bankruptcy proceeding being brought against the Company. Under such circumstances, the holders of the Notes may be adversely affected. If it becomes necessary for the Company to refinance all or a portion of the principal of the Notes on or prior to maturity there can be no assurance that the Company will be able to effect such refinancing on commercially reasonable terms or at all.

     A portion of the Company's outstanding indebtedness, including all borrowings under the WPSC Revolving Credit Facility, the H&H Revolving Credit Facility and the WPC Term Loan Agreement, bears interest at floating rates. As a result, the Company's results of operations and ability to service its indebtedness will be affected by future fluctuations in interest rates.

     The Company intends to obtain the consent and/or waiver of the lenders to the continuation of the H&H Revolving Credit Facility after June 30, 1998 or replace the H&H Revolving Credit Facility with a new credit facility on substantially similar terms, although there can be no assurance that the Company will be successful in obtaining a replacement credit facility on substantially similar terms.

     For further information on the Company's outstanding indebtedness and Receivables Facility (as defined), see "Certain Relationships and Related Transactions; Transactions Between the Company and Subsidiaries," "Description of Principal Indebtedness" and "Description of Receivables Facility."

IMPACT OF STRIKE; RESUMPTION OF OPERATIONS

     The Strike has had a material adverse effect on WPC's and the Company's results of operations and may continue to adversely affect WPC and the Company for the near future. The Company reported losses for the fourth quarter of 1996 and each of the quarters of 1997 of $34.6 million, $40.7 million, $31.1 million, $91.4 million and $36.5 million, respectively. Included in the losses for the third and fourth quarters of 1997 are pre-tax charges of $88.9 and $3.8 million, respectively, primarily associated with the costs attributable to the New Labor Agreement. By June 30, 1998, the Company expects WPC to be producing and shipping at its pre-Strike production levels and shipping its historical mix of products, although there can be no assurance that delays will not occur. Until such time, the Company anticipates that it will need to invest substantial resources to rebuild inventories and generate accounts receivable. In addition, there can be no assurance that WPC will return to its pre-Strike product mix or that the Company will otherwise operate profitably.

SENSITIVITY OF RESULTS OF OPERATIONS TO REALIZED STEEL PRICES

     The Company's results of operations are significantly affected by relatively small variations (on a percentage basis) in the realized sales prices of WPC's products, which, in turn, depend upon both the prevailing prices for steel and the demand for particular products. During the first nine months of 1996, WPC shipped approximately 1.9 million tons, and realized an average sales price per ton of approximately $514. A one percent decrease in this average realized price would have resulted in a decrease in net sales and operating income of approximately $9.8 million. WPC sells approximately 75% of its products at spot prices (including shipments to Wheeling-Nisshin and OCC under supply contracts at prices approximating spot prices. WPC believes its percentage of sales at spot prices is higher than that of many of its domestic integrated competitors. WPC therefore may be affected by steel price decreases more quickly than many of WPC's competitors.

POSSIBILITY OF MONETARY AND INJUNCTIVE PENALTIES IN CONNECTION WITH SEC ENFORCEMENT ACTION

     On March 31, 1997, the Company through SB Acquisition Corp. ("SB Acquisition"), a wholly-owned subsidiary, commenced a tender offer for shares of Dynamics Corporation of America, Inc. ("DCA"), a NYSE-listed company. On April 14, 1997, DCA commenced an action against the Company in the United States District Court for the District of Connecticut, alleging, among other things, that the Company's tender offer violated Section 14(d) of the Exchange Act and the rules thereunder (the "DCA Action"). The Company denied all allegations and contested the action. On April 29, 1997, Judge Gerard L. Goettel of the United States District Court, District of Connecticut, issued an order granting a motion for a preliminary injunction filed by DCA against the Company and SB Acquisition. The District Court found that the disclosure contained in the Company's tender offer materials to DCA shareholders was improper because (i) it stated that under certain circumstances the Company "may be required" to comply with Section 912(b) of the New York Business Corporation Law and a provision in DCA's charter, instead of disclosing that the Company "will be required" to do so and (ii) it failed to disclose the Company's future plans in the event that it was prohibited from merging with DCA for five years. The Court (i) directed the Company and SB Acquisition to make "further and complete disclosures" pertaining to those subjects described above and (ii) specified that such tender offer be extended for an additional twenty days. This order was promptly complied with in all respects by WHX and SB Acquisition. The DCA Action was later discontinued by stipulation between the parties.

     On April 8, 1997, the SEC entered an Order Directing Private Investigation concerning possible violations of Sections 14(d) and 14(e) of the Exchange Act and Rules 14d-10(a)(1) and 14e-1(b) thereunder in connection with the Company's tender offer for DCA. The Company fully cooperated with this investigation. The Staff of the Division of Enforcement of the SEC (the "SEC Enforcement Staff") has advised the Company's counsel that the SEC has authorized the initiation of administrative proceedings seeking a cease and desist order pertaining to alleged violations of Section 14(d)(4) of the Exchange Act and Rule 14d-10(a)(1) based on the Company's inclusion of a "record holder condition" in the DCA tender offer. This condition was removed by the Company shortly after the tender offer began and after the SEC had granted authority to the SEC Enforcement Staff to seek injunctive relief. The SEC Enforcement Staff also has advised the Company's counsel that the SEC authorized the initiation of administrative proceedings seeking a cease and desist order and disgorgement of profits, pertaining to alleged violations of Section 14(d)(4) of the Exchange Act and Rules 14d-6(d) and 14d-4(c) in connection with the Company's closing of the DCA tender offer on June 13, 1997. The SEC Enforcement Staff has asserted that the decision to close the DCA tender offer and purchase approximately 10% of DCA's outstanding shares was a material change in the conditions of such offer, including its "poison pill condition," "New York Business Corporation Law condition" (NY BCL sec.912(b)) and "interfering transaction condition," each of which was effected without adequate notice to DCA shareholders. According to the SEC Enforcement Staff, the tender offer's conditions precluded the Company from closing as long as (i) DCA's "poison pill" remained in place, even if the Company acquired shares insufficient to trigger the "poison pill", (ii) the New York Business Corporation Law condition could affect the intended merger with DCA, and (iii) DCA's merger agreement with another company, CTS Corporation, remained in place. To date, no order commencing an administrative proceeding has been filed. There can be no assurance that such a proceeding will not be brought. If such a proceeding is brought, there can be no assurance that an adverse decision will not be rendered, including imposition of a cease and desist order and a disgorgement of profits.

JOINT VENTURE OBLIGATIONS

     WPC has certain commitments and contingent obligations with respect to the OCC joint venture including the following: (i) WPC is required, along with Dong Yang Tinplate Ltd. ("Dong Yang"), to contribute additional funds to OCC to cover its pro rata share of any cost overruns and working capital needs of OCC to the extent that OCC is unable to otherwise finance such amounts (the Company anticipates that its pro rata share of such funding obligations will be between $5.0 million and $10.0 million through December 31, 1998) and (ii) WPC is jointly and severally liable, together with Dong Yang, to contribute to OCC, either as a loan or a capital contribution, amounts sufficient to cure certain defaults and violations of certain financial covenants of OCC under OCC's borrowing facility if such violations should occur. The facility currently has a maximum availability of $17.0 million. OCC is negotiating to increase such borrowing facility from $17.0 million to $20.0 million and to modify certain covenants, and in connection therewith Dong Yang and WPC may agree to jointly and severally guarantee all of such obligations.

SUBSTANTIAL CAPITAL EXPENDITURE REQUIREMENTS

     WPC operates in a capital intensive industry. From 1993 through 1997, WPC's capital expenditures totalled approximately $289.3 million. This level of capital expenditures was used to maintain productive capacity, improve productivity and upgrade selected facilities to meet competitive requirements and maintain compliance with environmental laws and regulations, including the Clean Air Act (as defined). The Company anticipates that WPC will fund its capital expenditures in 1998 from cash on hand, funds available from the Receivables Facility and the WPSC Revolving Credit Facility and funds generated by operations. Prior to the resolution of the Strike, WPC had delayed most capital expenditures at the Strike-affected plants. The Company anticipates that WPC's capital expenditures will approximate depreciation, on average, over the next few years. There can be no assurance that the Company or WPC will have adequate funds from operations to make all required capital expenditures or that the amount of future capital expenditures will be commensurate with historical averages.

SUBSTANTIAL EMPLOYEE POSTRETIREMENT OBLIGATIONS; POSSIBLE INABILITY TO MERGE PENSION PLANS

     WPC has substantial financial obligations related to its employee and retiree postretirement plans for medical and life insurance and pensions. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") requires accrual of retiree medical and life insurance benefits rather than recognition of costs as claims are paid. In accordance with SFAS 106, a liability has been established for the present value of the estimated future unfunded medical obligations. In addition, in accordance with the Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," WPC has recognized a liability equal to its unfunded accumulated pension benefit obligations. As of December 31, 1997, WPC had an unfunded accumulated postretirement benefit obligation for retiree health care of approximately $301.0 million. In addition, WPC had recorded an unfunded accumulated pension benefit obligation for its recently implemented defined benefit pension plan ("DB Plan") of approximately $167.3 million, of which approximately 75% must be funded over the next five years.

     The Company intends to merge certain H&H pension plans with certain of WPC's pension plans (the "Pension Plan Merger") after the consummation of the Merger. The expected result of the Pension Plan Merger, if effected, is a substantial improvement in the funded status of WPSC's pension plans and a reduction in WPSC's funding obligation; however the extent of such reduction cannot be fully anticipated. There can be no assurance that the Pension Plan Merger can be effected as anticipated. Should the Pension Plan Merger not be effected, WPC will continue to have the existing level of unfunded pension plan obligations. In addition, no assurance can be given that the overfunded status of the H&H pension plans will remain at current levels.

UNCERTAINTY OF IMPACT OF FUTURE COLLECTIVE BARGAINING AGREEMENTS; POSSIBILITY OF STRIKES

     As of December 31, 1997, the USWA represented approximately 73% of the Company's employees. In August 1997, WPC and the USWA entered into the New Labor Agreement, which expires on September 1, 2002. There can be no assurance as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions or the possible impact of future collective bargaining agreements, or the negotiations thereof, on the Company's financial condition and results of operations. In addition, there can be no assurance that strikes will not occur in the future in connection with labor negotiations or otherwise.

TRANSACTIONS WITH SUBSIDIARIES

     WHX and WPC are jointly and severally obligated to make certain payments to WPSC pursuant to the terms of a keepwell agreement entered into in connection with the WPSC Revolving Credit Facility to maintain certain financial ratios of WPC. WPC has agreed to indemnify WHX with respect to any payments made by WHX on account of WHX's obligations under such keepwell agreement. See "Certain Relationships and Related Transactions; Transactions between the Company and Subsidiaries." From time to time, there may be intercompany indebtedness between WHX and WPC, resulting from, among other things, the Tax Sharing Agreement (as defined). To the extent WHX has net liabilities due WPC, it may ultimately be required to satisfy such obligations. If WPC is obligated to reimburse WHX for keepwell payments, WPC's obligation to repay such advances is subordinated to the repayment obligations on the WPC 9 1/4% Notes.

NEED TO OBTAIN ALTERNATE FINANCING UPON A CHANGE OF CONTROL

     The Indenture will provide that, upon the occurrence of any Change of Control, the Company will be required to make a Change of Control Offer (as defined) to purchase all or any part of each holder's Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. The Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources and its ability to obtain alternative financing. If a Change of Control were to occur, it is unlikely that the Company would be able to repay the Notes, unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms or at all, and consequently no assurance can be given that the Company would be able to purchase any of the Notes tendered pursuant to a Change of Control Offer. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

CYCLICALITY

     Historically, steel industry performance has been cyclical in nature, reflecting changes in industry capacity as well as the cyclicality of many of the principal markets it serves, including the automotive, appliance and construction industries. Although total domestic steel industry capacity was substantially reduced during the 1980s through extensive restructuring, and demand has been particularly strong since 1993, with domestic steel industry earnings strong during the 1994-1997 period, there can be no assurance that demand will continue at current levels or that the addition of new minimills and recent restarts of previously idled domestic facilities will not adversely impact pricing and margins.

POSSIBLE FLUCTUATIONS IN THE COST OF RAW MATERIALS

     WPC's operations require substantial amounts of raw materials, including various types of iron ore pellets, steel scrap, coal, zinc, oxygen, natural gas and electricity. The price and availability of these raw materials are subject to steel industry and general market conditions affecting supply and demand. Furthermore, worldwide competition in the steel industry has frequently limited the ability of steel producers to raise finished product prices to recover higher raw material costs. WPC's future profitability may be adversely affected to the extent it is unable to pass on higher raw material costs to its customers.

COMPETITION

     The domestic steel industry is highly competitive. Despite significant reductions in raw steel production capacity by major domestic producers in the 1980s, partially offset by the recent minimill capacity additions and joint ventures, the domestic industry continues to be threatened by excess world capacity.

     WPC faces increasing competitive pressures from other domestic integrated producers, minimills and processors. Processors compete with WPC in the areas of slitting, cold rolling and coating. Minimills are generally smaller volume steel producers that use ferrous scrap metals as their basic raw material. Compared to integrated producers, minimills, which rely on less labor and capital intensive steel production methods, have certain advantages. Since minimills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat rolled minimill capacity has been constructed and these minimills now compete with integrated producers in product areas that traditionally have not faced significant competition from minimills. In addition, there is significant additional flat rolled minimill capacity under construction or announced with various planned commissioning dates in 1998 and 1999. Near term, these minimills and processors are expected to compete with WPC primarily in the commodity flat rolled steel market. In the long-term, such minimills and processors may also compete with WPC in producing value-added products. In addition, the increased competition in commodity product markets may influence certain integrated producers to increase product offerings to compete with WPC's custom products.

     During the early 1990s, the domestic steel market experienced significant increases in imports of foreign produced flat rolled products. The level of imports, however, after declining somewhat in late 1995 and early 1996, increased in 1997. The strength of the U.S. dollar and economy, as well as the strength of foreign economies, can significantly affect the import/export trade balance for flat rolled steel products. The status of the trade balance may significantly affect the ability of the new minimill capacity to come on-line without disrupting the domestic flat rolled steel market.

     Wheeling Corrugating and WPC's other fabricating operations compete in a large number of regional markets with numerous other fabricating operations, most of which are independent of the major integrated manufacturers. Independent fabricators generally are able to acquire flat rolled steel products, their basic raw material, at prevailing market prices. There are few barriers to entry into the manufacture of fabricated products in certain individual markets currently served by Wheeling Corrugating (although the geographic breadth of the markets served by Wheeling Corrugating would be hard to replicate). Other competitors, including domestic integrated producers and minimills, may decide to manufacture fabricated products and compete with Wheeling Corrugating in its markets. Such competition may negatively affect prices that may be obtained in certain markets by WPC for its fabricated products. Many of Wheeling Corrugating's competitors do not have a unionized workforce and, therefore, may have lower operating costs than Wheeling Corrugating.

     Materials such as aluminum, cement, composites, glass and plastics compete as substitutes for steel in many markets.

COSTS OF COMPLYING WITH ENVIRONMENTAL STANDARDS

     WPC and other steel producers have become subject to increasingly stringent environmental standards imposed by Federal, state and local environmental laws and regulations. WPC has expended, and can be expected to be required to expend in the future, significant amounts for installation of environmental control facilities, remediation of environmental conditions and other similar matters. The costs of complying with such stringent environmental standards as the new ambient air quality standards for ozone and PM2.5 as well as the climate change treaty negotiations may cause WPC and other domestic steel producers to be competitively disadvantaged vis-a-vis foreign steel producers and producers of steel substitutes, who may be subject to less stringent standards. WPC has also been identified as a potentially responsible party at five "Superfund" sites and has been alleged to be a potentially responsible party at two other "Superfund" sites. The Superfund law imposes strict, joint and several liability upon potentially responsible parties.

POSSIBLE INABILITY TO RETAIN H&H MANAGEMENT

     The ability of the Company to achieve its objectives in connection with the Acquisition are subject to certain risks including, among others, the possible inability to retain certain H&H executive personnel, potential negative effects of diverting management resources and the possible failure to retain H&H's customers. None of H&H's executive officers have entered into employment agreements with the Company. If, for any reasons, such executives do not continue to be active in management, the Company's operations could be adversely affected.

LACK OF A PUBLIC MARKET

     The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any United States securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Initial Purchasers that following completion of the Exchange Offer, the Initial Purchasers intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, Holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial condition of the Company.

CONSEQUENCES OF THE EXCHANGE OFFER TO NON-TENDERING HOLDERS OF THE OLD NOTES

     In the event the Exchange Offer is consummated, the Company will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, Holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the Securities Act. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Registration Rights Agreement.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on April 7, 1998 to the Initial Purchasers, which placed the Old Notes with certain institutional investors in reliance on Section 4(2) of, and Rule 144A under, the Securities Act. In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement, pursuant to which the Company agreed to use its best efforts to consummate an offer to exchange the Old Notes for the New Notes pursuant to an effective registration statement on or before August 28, 1998. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder that is an "affiliate" of the Company, within the meaning of Rule 405 under the Securities Act and except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes or who is an affiliate of the Company may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of Old Notes, nor any such other person, has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder, nor any such other person, is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Following the consummation of the Exchange Offer, Holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount.

     The forms and terms of the New Notes will be identical in all material respects to the forms and terms of the corresponding Old Notes, except that the offer and sale of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. As of May 14, 1998, $350,000,000 aggregate principal amount of the Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all Holders as of May 14, 1998. Holders of Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on June 11, 1998, unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first NYSE trading day following the Expiration Date.

     The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner that, in its good faith judgment, is advantageous to the Holders of the Old Notes, whether before or after any tender of the Old Notes. Should the Company materially amend the terms of the Exchange Offer, (i) the Company will file an amendment to the Registration Statement which will reflect any material changes to the Exchange Offer and (ii) all Holders will be resolicited as may be required by applicable law.

PROCEDURES FOR TENDERING

     The tender to the Company of Old Notes by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal signed by such holder. A Holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or the Old Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other revised documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If the Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three AMEX trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery, which may be used by Eligible Institutions for the purposes described in this paragraph, are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in an aggregate principal amount greater than the aggregate principal amount of Old Notes being tendered by such tendering Holder, will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By executing a Letter of Transmittal, each Holder will make to the Company the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

WITHDRAWAL OF TENDERS

     Tenders of Old Notes pursuant to the Exchange Offer are irrevocable, except that Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the holder named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers and designation of Old Notes to be withdrawn, the principal amount of Old Notes delivered for exchange, a statement that such Holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered Holder of such Old Notes, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Notes in exchange for any properly tendered Old Notes not theretofore accepted and may terminate the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer, or

          (b) there shall occur a change in the current interpretation by the staff of the Commission which, in the Company's sole judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes).

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     Bank One, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

 By Mail (registered or certified mail recommended) hand delivery or overnight courier:

                                 Bank One, N.A.
                           Corporate Trust Operations
                             235 West Schrock Road
                            Westerville, Ohio 43081

       By Facsimile: (614) 248-5088 Confirm by Telephone: (800) 346-5153
                        (For Eligible Institutions Only)

FEES AND EXPENSES

     The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees of the Company, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange because the exchange of the Old Notes for the New Notes is the completion of the selling process contemplated in the issuance of the Old Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

OTHER

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, shall create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Old Notes in such jurisdiction.

     As a result of the making of the Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture except for any such rights under the Registration Rights Agreement and except that the Old Notes will not be entitled to the contingent increase in interest rate provided for in the Old Notes. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture and the Old Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Notes could be adversely affected.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes, except that the offer and sale of such New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in the indebtedness of the Company.

     The Company received gross proceeds of approximately $350.0 million from the April Offering, the net proceeds of which were applied to fund a portion of the Acquisition.

                                 CAPITALIZATION

     The following table sets forth cash, cash equivalents and short-term investments, debt and the consolidated capitalization of the Company as of December 31, 1997, as adjusted to give effect to the Transactions. See "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Data" and "Selected Consolidated Financial Data." This table should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this Prospectus.

                                                           AS OF DECEMBER 31, 1997
                                             ----------------------------------------------------
                                                WHX        H&H(1)     ADJUSTMENTS    PRO FORMA(1)
                                             ---------    --------    -----------    ------------
                                                                (IN THOUSANDS)
Cash, cash equivalents and short-term
  investments..............................  $ 582,552    $  7,259     $ (94,858)     $  494,953
Margin borrowings..........................   (276,618)         --            --        (276,618)
                                             ---------    --------     ---------      ----------
Cash, cash equivalents and short-term
  investments, net.........................  $ 305,934    $  7,259     $ (94,858)     $  218,335
                                             =========    ========     =========      ==========
Total debt (excluding margin borrowings)...
  Revolving credit facilities..............  $  89,800    $ 25,000     $  38,884(2)   $  153,684
  Term loan................................     75,000          --            --          75,000
  WPC 9 1/4% Notes.........................    273,966          --            --         273,966
  Other....................................      1,953      33,380            --          35,333
  Industrial revenue bonds.................         --       7,500            --           7,500
  H&H 7.31% Notes..........................         --     125,000            --         125,000
  Notes offered hereby.....................         --          --       350,000         350,000
                                             ---------    --------     ---------      ----------
          Total debt.......................    440,719     190,880       388,884       1,020,483
Stockholders' equity.......................    461,876     112,408      (119,403)        454,881
                                             ---------    --------     ---------      ----------
Total capitalization.......................  $ 902,595    $303,288     $ 269,481      $1,475,364
                                             =========    ========     =========      ==========

------------------------------
(1) Pro forma information gives effect to the Transactions as if they had occurred as of December 31, 1997. Information relating to H&H has been derived from the H&H 10-K and from other publicly available information regarding H&H incorporated by reference.

(2) Represents amounts borrowed by H&H under the H&H Revolving Credit Facility prior to the closing of the Acquisition to make payments to cancel various stock options held by employees and directors of H&H, to make certain severance payments and various other employee-related commitments and to pay certain expenses incurred in connection with the Acquisition.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data give effect to the Acquisition by the Company of H&H in a transaction to be accounted for as a purchase. The unaudited pro forma consolidated balance sheet is based on the individual balance sheet of the Company appearing elsewhere in this Prospectus and the individual balance sheet of H&H, which is publicly available, and has been prepared to reflect the acquisition by the Company of H&H as of December 31, 1997. The unaudited pro forma consolidated statement of operations is based on the individual statement of operations of the Company appearing elsewhere in this Prospectus and the individual statement of operations of H&H, which is publicly available, and combines the results of operations of the Company and of H&H for the fiscal year ended December 31, 1997, as if the Acquisition occurred on January 1, 1997. The unaudited pro forma consolidated financial data do not purport to represent what the Company's results of operations or financial position actually would have been if the Transactions had been consummated on the dates indicated, or what such results or financial position will be for any future period or as of any future date. EBITDA is operating income plus depreciation, amortization and special charges. The Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. The unaudited pro forma consolidated financial data should be read in conjunction with the Company's audited historical financial statements and notes thereto included elsewhere in this Prospectus, the H&H 10-K and other publicly available information regarding H&H incorporated by reference.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FISCAL YEAR ENDED DECEMBER 31, 1997

                                                           WHX        H&H(1)     ADJUSTMENTS    PRO FORMA
                                                        ---------    --------    -----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................................  $ 642,096    $451,110     $     --      $1,093,206
Cost of products sold (excluding depreciation)........    720,722     337,478        6,408(2)    1,064,608
Depreciation and amortization.........................     49,445      13,509        6,201(3)       69,155
Selling, administrative and general expenses..........     68,190      52,540           --         120,730
Special charge........................................     92,701          --           --          92,701
                                                        ---------    --------     --------      ----------
Operating income (loss)...............................   (288,962)     47,583      (12,609)       (253,988)
Interest expense on debt..............................     29,047      14,452       41,472(4)       84,971
Other income..........................................     50,668       2,920       (9,280)(5)      44,308
                                                        ---------    --------     --------      ----------
Income (loss) before income taxes and extraordinary
  items...............................................   (267,341)     36,051      (63,361)       (294,651)
Tax provision (benefit)...............................    (93,569)     15,141      (21,605)(6)    (100,033)
                                                        ---------    --------     --------      ----------
Income (loss) before extraordinary items..............   (173,772)     20,910      (41,756)       (194,618)
Dividend requirement for preferred stock..............     20,657          --           --          20,657
                                                        ---------    --------     --------      ----------
Income (loss) before extraordinary items applicable to
  common stock........................................  $(194,429)   $ 20,910     $(41,756)     $ (215,275)
                                                        =========    ========     ========      ==========
Income (loss) per share of common stock before
  extraordinary items -- basic and diluted............  $   (8.83)         --           --      $    (9.77)
                                                        =========                               ==========
Weighted average shares of common stock outstanding --
  basic and diluted...................................     22,028          --           --          22,028
                                                        =========                               ==========
OTHER DATA:
Cash flow from:
  Operations..........................................  $ (12,916)   $ 32,897     $(48,752)(8)  $  (28,771)
  Investing...........................................    (79,724)    (71,149)          --(9)     (150,873)
  Financing...........................................     58,622      35,913           --          94,535
EBITDA, adjusted for special charge(7)................  $(146,816)   $ 54,684     $     --      $  (92,132)
Capital expenditures..................................     36,779      18,460           --          55,239
Cash, cash equivalent and short-term investments......  $ 582,552    $  7,259     $(94,858)     $  494,953
Margin borrowings.....................................   (276,618)         --           --        (276,618)
                                                        ---------    --------     --------      ----------
Cash, cash equivalent and short-term investments,
  net.................................................  $ 305,934    $  7,259     $(94,858)     $  218,335
                                                        =========    ========     ========      ==========

          FOOTNOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

------------------------------
(1) Certain H&H line items have been reclassified, based upon publicly available information, to conform to WHX's financial presentation.

(2) Represents elimination of H&H LIFO liquidation gain.

(3) Represents amortization of goodwill on a straight line basis over 40 years.

(4) Represents interest expense on the Notes, amortization of related deferred financing costs and interest on H&H borrowings used to make payments to cancel various stock options held by employees and directors of H&H, to make certain severance payments and various other employee-related commitments and to pay certain expenses incurred in connection with the Acquisition.

(5) Represents reduction in investment earnings related to cash used to fund a portion of the Acquisition.

(6) Represents income tax benefit on the above adjustments.

(7) H&H EBITDA excludes LIFO gains of $6,408, which LIFO gains are included in cost of sales.

(8) Represents interest expense on the Notes, interest on H&H borrowings incurred in connection with the Acquisition and a reduction in investment earnings related to cash used to fund a portion of the Acquisition.

(9) Non-recurring adjustments to the balance sheet are presented in the Unaudited Pro Forma Consolidated Balance Sheet on page 34 and in the Capitalization Table on page 31.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                                               WHX          H&H       ADJUSTMENTS      PRO FORMA
                                            ----------    --------    -----------      ----------
                                                               (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...............  $    1,002    $  7,259     $  (6,000)(1)   $    2,261
  Short-term investments..................     581,550          --       (88,858)(2)      492,692
  Trade receivables.......................      44,993      59,084            --          104,077
  Inventories.............................     284,757      77,294       107,000(3)       469,051
  Prepaid expenses, deferred charges and
     other current assets.................      26,581      14,611         8,462(4)        49,654
                                            ----------    --------     ---------       ----------
          Total current assets............     938,883     158,248        20,604        1,117,735
                                            ----------    --------     ---------       ----------
  Investment in associated companies......      80,409       3,870            --           84,279
  Property, plant and equipment, net......     738,660      94,988            --          833,648
  Deferred income taxes...................     196,966          --            --          196,966
  Prepaid/intangible pensions.............      76,714      60,659       (69,854)(5)       67,519
  Goodwill and other intangibles..........       4,053      65,058       262,026(6)       331,137
  Deferred charges and other assets.......      34,718       9,974            --           44,692
                                            ----------    --------     ---------       ----------
          Total assets....................  $2,070,403    $392,797     $ 212,776       $2,675,976
                                            ==========    ========     =========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade payables..........................  $  123,872    $ 36,999     $      --       $  160,871
  Short-term debt.........................     366,418          --        38,884(7)       405,302
  Deferred income taxes -- current........      32,196          --        44,940(8)        77,136
  Other current liabilities...............      86,559      30,008            --          116,567
Long-term debt due in one year............         466          --            --              466
                                            ----------    --------     ---------       ----------
          Total current liabilities.......     609,511      67,007        83,824          760,342
                                            ----------    --------     ---------       ----------
Long-term debt............................     350,453     190,880       350,000(9)       891,333
Pension liability.........................     166,652          --      (133,605)(5)       33,047
Other employee benefit liabilities........     427,124          --         8,504(10)      435,628
Other liabilities.........................      49,979      22,502        23,456(8)        95,937
                                            ----------    --------     ---------       ----------
          Total liabilities...............   1,603,719     280,389       332,179        2,216,287
                                            ----------    --------     ---------       ----------
Redeemable common stock...................       4,808          --            --            4,808
Stockholders' equity:
  Preferred stock.........................         589          --            --              589
  Common stock............................         193      14,611       (14,611)(11)         193
  Treasury stock (at cost)................      (2,218)    (45,586)       45,586(11)       (2,218)
  Unrealized gain on securities...........      24,237          --        (6,995)(12)      17,242
  Foreign currency translation
     adjustment...........................          --      (1,462)        1,462(11)           --
Additional paid-in capital................     602,657      14,410       (14,410)(11)     602,657
Accumulated earnings (deficit)............    (163,582)    130,435      (130,435)(11)    (163,582)
                                            ----------    --------     ---------       ----------
          Total stockholders' equity......     461,876     112,408      (119,403)         454,881
                                            ----------    --------     ---------       ----------
          Total liabilities and
            stockholders' equity..........  $2,070,403    $392,797     $ 212,776       $2,675,976
                                            ==========    ========     =========       ==========

                                                   (footnotes on following page)

          FOOTNOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
------------------------------
 (1) Represents certain estimated H&H advisory and professional fees related to the Acquisition.

 (2) Reflects the WHX cash used to fund a portion of the purchase price of the Acquisition and the use of the H&H Shares, valued as of December 31, 1997, currently owned by WHX to fund a portion of the purchase price of the Acquisition.

 (3) Represents adjustment to reflect inventories at estimated fair value.

 (4) Represents adjustment to reduce funded supplemental retirement benefits of $1,700 and to reflect deferred tax benefits related to cancellation of stock options, severance payments and other benefits of $10,162.

 (5) Represents adjustment of H&H pension asset to fair value and to reflect the merging of the WHX and H&H defined benefit pension plans, based upon the historical actuarial assumptions of the separate plans.

 (6) Represents the excess of acquisition cost over fair market value of net assets acquired ($248,026) and deferred transaction fees and expenses ($14,000). Fixed assets have not been stated at fair value, as this information is not readily available. The following sets forth the calculation of additional goodwill associated with the Acquisition:

Purchase price..............................................  $ 431,864
Historical net assets acquired..............................   (112,408)
Fair market value adjustments...............................    (93,852)
Transaction fees and expenses...............................    (14,000)
H&H acquisition related fees and expenses, net of tax.......     36,422
                                                              ---------
Additional goodwill.........................................  $ 248,026
                                                              =========

 (7) Represents debt incurred by H&H to make payments to cancel various stock options held by employees and directors of H&H, to make certain severance payments and various other employee-related commitments and to pay certain expenses incurred in connection with the Acquisition.

 (8) Represents deferred taxes on fair market value adjustments.

 (9) Represents the issuance of the Notes.

(10) Represents adjustment to reclassify historical H&H retiree medical liabilities from prepaid pension and to reflect liability at fair value.

(11) Represents adjustment to eliminate common shareholder equity accounts of H&H.

(12) Reflects the elimination of unrealized gain on H&H Shares held by WHX as of December 31, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of the Company for each of the five fiscal years ended December 31, 1997. Such information is derived from the consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants. The information should be read in conjunction with the consolidated financial statements and related consolidated notes thereto included elsewhere herein.

                                                    FISCAL YEAR ENDED DECEMBER 31,
                                    --------------------------------------------------------------
                                       1993         1994         1995         1996         1997
                                    ----------   ----------   ----------   ----------   ----------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Net sales.........................  $1,046,795   $1,193,878   $1,364,614   $1,232,695   $  642,096
Cost of products sold (excluding
  depreciation and profit
  sharing)........................     876,814      979,277    1,147,899    1,096,228      720,722
Depreciation......................      57,069       61,514       67,700       68,956       49,445
Profit sharing....................       4,819        9,257        6,718           --           --
Selling, administrative and
  general expenses................      58,564       64,540       66,531       70,971       68,190
Special charge(1).................          --           --           --           --       92,701
                                    ----------   ----------   ----------   ----------   ----------
Operating income (loss)...........      49,529       79,290       75,766       (3,460)    (288,962)
Interest expense on debt..........      21,373       22,581       22,830       25,963       29,047
Other income......................      11,965       17,925       47,139       25,974       50,668
B & LE settlement.................          --       36,091           --           --           --
                                    ----------   ----------   ----------   ----------   ----------
Income (loss) before taxes and
  extraordinary items.............      40,121      110,725      100,075       (3,449)    (267,341)
Tax provision (benefit)...........       9,400       24,360       19,014       (4,107)     (93,569)
                                    ----------   ----------   ----------   ----------   ----------
Income (loss) before extraordinary
  items...........................      30,721       86,365       81,061          658     (173,772)
Extraordinary items(2)............     (36,953)      (9,984)      (3,043)          --      (25,990)
                                    ----------   ----------   ----------   ----------   ----------
Net income (loss).................      (6,232)      76,381       78,018          658     (199,762)
Dividend requirement for preferred
  stock...........................       4,713       13,177       22,875       22,313       20,657
                                    ----------   ----------   ----------   ----------   ----------
Net income (loss) available to
  common stock....................  $  (10,945)  $   63,204   $   55,143   $  (21,655)  $ (220,419)
                                    ==========   ==========   ==========   ==========   ==========
Income (loss) per common share
  from continuing
  operations -- basic.............  $     1.08   $     2.72   $     2.25   $     (.83)  $    (8.83)
Income (loss) per common share
  from continuing
  operations -- assuming
  dilution........................  $     1.00   $     2.11   $     1.79   $     (.83)  $    (8.83)
Ratio of earnings to fixed
  charges(3)......................         2.0x         4.0x         3.9x          --           --
FINANCIAL POSITION:
Cash, cash equivalents and short
  term investments................  $  279,856   $  401,606   $  439,493   $  482,582   $  582,552
Margin borrowings.................          --           --           --      (70,223)    (276,618)
                                    ----------   ----------   ----------   ----------   ----------
Cash, cash equivalents and short
  term investments, net...........  $  279,856   $  401,606   $  439,493   $  412,359   $  305,934
                                    ==========   ==========   ==========   ==========   ==========
Working capital...................     398,051      524,051      541,045      491,956      329,372
Property, plant and equipment,
  net.............................     748,673      768,284      793,319      755,412      738,660
Plant additions and
  improvements....................      73,652       82,020       83,282       35,436       36,779
Total assets......................   1,491,600    1,729,908    1,796,467    1,718,779    2,070,403
Long-term debt....................     346,823      289,500      285,676      268,198      350,453
Stockholders' equity..............     432,283      692,254      768,405      714,437      461,876
PRODUCTION AND SHIPMENTS:
Raw steel production -- tons......   2,258,000    2,270,000    2,199,000    1,782,000      663,000
Shipments of steel
  products -- tons................   2,251,000    2,397,000    2,515,000    2,267,000    1,060,000

               FOOTNOTES TO SELECTED CONSOLIDATED FINANCIAL DATA
------------------------------
(1) Includes a special charge for benefits included in the New Labor Agreement related to enhanced retirement benefits, 1997 bonuses, special assistance payments for those not returning to work immediately and for option grants.

(2) Extraordinary items reflect the after tax effect of early retirement of debt premiums and coal retiree medical benefits in 1993; adoption of Statement of Financial Accounting Standard No. 112, "Accounting for Postemployment Benefits" in 1994; coal retiree medical benefits in 1995; and retirement of debt premiums and coal retiree medical benefits in 1997.

(3) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest expense and the portion of rental expense deemed representative of the interest factor. For the years ended December 31, 1996 and December 31, 1997, earnings were not sufficient to cover fixed charges. Additional earnings of $15.4 million for 1996 and $267.9 million for 1997 would have been required to achieve a ratio of 1.0x for such periods.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS;
               TRANSACTIONS BETWEEN THE COMPANY AND SUBSIDIARIES

     John R. Scheessele, a former officer of the Company, WPC and WPSC is a director of Wheeling-Nisshin. Akimune Takewaka is a former director of WPSC and Wheeling-Nisshin and was also Chairman of the Board of Wheeling-Nisshin. Paul W. Bucha, the Chairman of the Board of WPSC, has been designated as WPSC's nominee to the Board of Wheeling-Nisshin to replace Mr. Scheessele. Mr. Takewaka has been replaced by Masahiko Matsueda, a director of Wheeling-Nisshin, as a director of WPSC. James D. Hesse, a former Vice President of the Company, is President, Chief Executive Officer and a director of Wheeling-Nisshin. The Company currently holds a 35.7% equity interest in Wheeling-Nisshin.

     In April 1998, Paul W. Bucha, a director of the Company, became Chairman of the Board of WPSC. In connection therewith, Mr. Bucha has received options to purchase 50,000 shares of Common Stock and will be paid a salary of $300,000 per annum in connection with such position.

     Marvin L. Olshan, a director and Secretary of the Company, is a member of Olshan Grundman Frome & Rosenzweig LLP, which firm has been retained as outside general counsel to the Company since January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1997 were approximately $814,000.

     The Company and its affiliates have in the past entered into intercompany transactions and agreements incident to their respective businesses, and the Company and its affiliates may enter into material transactions and agreements from time to time in the future. In connection with the 9 1/4% Notes Offering, the Company and its affiliates have amended certain existing agreements and have also entered into agreements with respect to the respective obligations that will be assumed by each party. These agreements were not the result of arm's length negotiations between the parties. It is possible that conflicts of interest could arise between the Company and its affiliates in certain circumstances.

     The following is a summary of certain agreements, arrangements and transactions between the Company and its affiliates.

INDEMNIFICATION AND INTERCREDITOR AGREEMENT

     Pursuant to the intercreditor, indemnification and subordinated agreement (the "Indemnification Agreement"), WPC has agreed to indemnify WHX and hold WHX harmless from all liabilities relating to the operations of WPC whether relating to or arising out of occurrences prior to, on or after the closing of the 9 1/4% Notes Offering, and other obligations assumed at the closing thereof. Similarly, WHX has agreed to indemnify WPC and hold WPC harmless from all liabilities relating to the operations of the business of WHX, other than the business of WPC, whether relating to or arising out of occurrences prior to, on or after the closing of the 9 1/4% Notes Offering. To the extent WHX is called upon to make payments under its guarantees of certain of WPC's indebtedness, WPC will indemnify it in respect of such payments. To the extent WPC's actions cause a default under the WPSC Revolving Credit Facility or the termination of the Receivables Facility or a default under any other debt instrument of WHX or Unimast, WPC will indemnify WHX and Unimast in respect of any incremental costs and expenses suffered by WHX or Unimast on account thereof. WPC's obligations under the Indemnification Agreement are subordinate to its obligations under the WPC 9 1/4% Notes. To the extent WHX's or Unimast's actions cause a default under the WPSC Revolving Credit Facility or the termination of the Receivables Facility or a default under any other debt instrument of WPC, WHX and Unimast will indemnify WPC in respect of any incremental costs and expenses and damages suffered by WPC on account thereof.

TAX SHARING AGREEMENT

     WPC will be included in the consolidated federal income tax returns filed by WHX during all periods in which it has been or will be a wholly-owned subsidiary of WHX ("Affiliation Year"). WPC and WHX have entered into an agreement (the "Tax Sharing Agreement") providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising in Affiliation Years. Under the Tax Sharing

Agreement, WPC will pay to WHX an amount equal to the share of WHX's consolidated federal income tax liability, generally determined on a separate return basis, and WHX will pay WPC for any reduction in WHX's consolidated federal income tax liability resulting from utilization or deemed utilization of deductions, losses and credits arising which are attributable to WPC, in each case net of any amounts theretofore paid or credited by WHX or WPC to the other with respect thereto. In the event that WHX's consolidated federal income tax liability for any Affiliation Year is adjusted upon audit or otherwise, WPC will bear any additional liability or receive any refund which is attributable to adjustments of items of income, deduction, gain, loss or credit of WPC. WHX shall permit WPC to participate in any audits or litigation with respect to Affiliation Years, but WHX will otherwise have exclusive and sole responsibility and control over any such proceedings.

ADVANCES

     From time to time WHX has made advances to WPC, principally to fund working capital needs and interest payments on debt. WPC also has made advances to WHX, from time to time, principally to fund the payment by WHX of dividends on its outstanding preferred stock and the working capital needs of Unimast. As of December 31, 1997, WPC had made advances to WHX in the net amount of $28.0 million. All advances were repayable upon demand and did not bear interest. To the extent WPC has net outstanding advances from WHX, WPC's obligations to repay such advances will be subordinated to the repayment obligations on the WPC
9 1/4% Notes.

MANAGEMENT AGREEMENT

     Pursuant to a management agreement, as amended, between WHX and WPN, of which Ronald LaBow, the Chairman of the Board of the WHX, is the sole stockholder and an officer and a director, WPN provides financial, management, advisory and consulting services to the Company. In 1996 and 1997, WPN received an annual fee of $5.5 million. In 1997, the Company granted WPN options to acquire 1,000,000 shares of Common Stock and a cash bonus of $300,000. Such options are held by WPN as nominee for Ronald LaBow, Stewart E. Tabin and Neale
X. Trangucci, each of whom is an officer of WPN, and each has the right to acquire 600,000, 200,000 and 200,000 shares, respectively, of Common Stock. The Company believes that the cost of obtaining the type and quality of services rendered by WPN under the Management Agreement is no less favorable than the cost at which the Company could obtain such services from unaffiliated entities.

                     DESCRIPTION OF PRINCIPAL INDEBTEDNESS

     Immediately prior to the April Offering, WHX had no outstanding debt obligations other than WHX's keepwell obligation under the WPSC Revolving Credit Facility and the indemnification of the repayment of Unimast's obligation under the WPSC Revolving Credit Facility. Set forth below are the debt obligations of the Company and its subsidiaries subsequent to the Transactions.

PRINCIPAL INDEBTEDNESS OF WHX

  10 1/2% SENIOR NOTES DUE 2005

     On April 7, 1998, WHX issued $350.0 million of the Old Notes. Interest on the Old Notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. The Old Notes mature on April 15, 2005.

     The Old Notes are redeemable at the option of WHX, in whole or in part, on or after April 15, 2002 at specified redemption prices, plus accrued interest and liquidated damages, if any, thereon to the date of redemption.

     Upon the occurrence of a Change of Control (as defined in the Indenture), WHX will be required to make an offer to repurchase all or any part of each holder's Old Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon to the date of repurchase.

     The Old Notes are unsecured obligations of WHX, ranking senior in right of payment to all existing and future subordinated indebtedness of WHX and pari passu with all existing and future senior unsecured indebtedness of WHX. The Old Notes are effectively subordinated to secured indebtedness of WHX to the extent of the assets securing such indebtedness.

     The Indenture, pursuant to which the Old Notes were issued contains certain covenants, including, but not limited to, covenants with respect to: (i) limitations on indebtedness and preferred stock; (ii) limitations on restricted payments; (iii) limitations on transactions with affiliates; (iv) limitations on liens; (v) limitations on sale of assets; (vi) limitations on dividends and other payment restrictions affecting subsidiaries; and (vii) restrictions on consolidations, mergers and sales of assets.

PRINCIPAL INDEBTEDNESS OF WPC AND ITS SUBSIDIARIES

  REVOLVING CREDIT FACILITY

     WPSC has entered into the WPSC Revolving Credit Facility with Citibank, N.A. as agent. The WPSC Revolving Credit Facility provides for borrowing for general corporate purposes of up to $150.0 million, and with a $35.0 million sublimit for letters of credit. The WPSC Revolving Credit Facility expires May 3, 1999. Borrowings under the WPSC Revolving Credit Facility are secured primarily by inventory of WPC and Unimast. The terms of the WPSC Revolving Credit Facility contain various restrictive covenants, limiting among other things, dividend payments or other distributions of assets, as defined in the WPSC Revolving Credit Facility. Certain financial covenants associated with leverage, net worth, capital spending, cash flow and interest coverage must also be maintained. WPC and Unimast have each guaranteed all of the obligations of WPSC under the WPSC Revolving Credit Facility. Borrowings outstanding under the WPSC Revolving Credit Facility at December 31, 1997 totaled $89.8 million.

     The WPSC Revolving Credit Facility bears interest, payable monthly in arrears, at the Citibank prime rate plus 1.0% and/or a Eurodollar rate margin plus 2.25%, but the margin over the prime rate and the Eurodollar rate can fluctuate up or down based upon performance. The maximum prime rate margin is 1.00% and the maximum Eurodollar margin is 2.25%. The letter of credit fee is 2.25% and is also performance-based.

  LETTER OF CREDIT FACILITY

     WPSC also has a separate facility with Citibank, N.A. for letters of credit up to $50.0 million. At December 31, 1997, letters of credit totaling $9.3 million were outstanding under this facility. The letters of credit are collateralized at 105% with U.S. Government securities owned by the Company, and are subject to an administrative charge of 0.4% per annum on the amount of outstanding letters of credit.

  WPC TERM LOAN AGREEMENT

     WPC entered into the WPC Term Loan Agreement with DLJ Capital Funding, Inc., as syndication agent, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, Citicorp USA, Inc., as documentation agent, National City Bank, as administrative agent, and the lenders party thereto, on November 20, 1997, pursuant to which WPC borrowed $75.0 million. The net proceeds of the WPC Term Loan Agreement were used, together with the net proceeds of the 9 1/4% Notes Offering, to defease the then-outstanding WPC 9 3/8% Senior Notes and to reduce borrowings under the WPSC Revolving Credit Facility.

     The WPC Term Loan Agreement matures on November 15, 2006. Amounts outstanding under the WPC Term Loan Agreement are expected to bear interest at either (i) the Alternate Base Rate (as defined therein) plus 2.25% or (ii) the LIBOR Rate (as defined therein) plus 3.25%, determined at the WPC's option. The Company's obligations under the WPC Term Loan Agreement is guaranteed by all of WPC's existing and future subsidiaries. WPC may prepay the obligations under the WPC Term Loan Agreement beginning on November 15, 1998, subject to a premium of 2.0% of the principal amount thereof. Such premium declines to 1.0% on November 15, 1999 with no premium on or after November 15, 2000.

     The WPC Term Loan Agreement contains certain covenants, including, but not limited to, covenants with respect to: (i) limitations on indebtedness; (ii) limitations on restricted payments; (iii) limitations on transactions with affiliates; (iv) limitations on liens; (v) limitations on sale of assets; (vi) limitations on issuance and sale of capital stock of subsidiaries; (vii) limitations on dividends and other payment restrictions affecting subsidiaries; and (viii) restrictions on consolidations, mergers and sales of assets.

  9 1/4% SENIOR NOTES DUE 2007

     On November 26, 1997, WPC issued $275.0 million of 9 1/4% Senior Notes (the "WPC 9 1/4% Notes"). Interest on the WPC 9 1/4% Senior Notes is payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. The Senior Notes mature on November 15, 2007.

     The WPC 9 1/4% Notes are redeemable at the option of WPC, in whole or in part, on or after November 15, 2002 at specified redemption prices, plus accrued interest and liquidated damages, if any, thereon to the date of redemption.

     Upon the occurrence of a Change of Control (as defined in the WPC 9 1/4% Indenture), WPC will be required to make an offer to repurchase all or any part of each holder's WPC 9 1/4% Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (as defined in the WPC 9 1/4% Indenture), if any, thereon to the date of repurchase.

     The WPC 9 1/4% Notes are unsecured obligations of WPC, ranking senior in right of payment to all existing and future subordinated indebtedness of WPC, and pari passu with all existing and future senior unsecured indebtedness of WPC, including borrowings under the WPC Term Loan Agreement.

     The WPC 9 1/4% Notes are unconditionally and irrevocably guaranteed on a senior basis by the guarantors, which consist of all of WPC's present and future operating subsidiaries.

     The WPC 9 1/4% Senior Notes indenture contains certain covenants, including, but not limited to, covenants with respect to: (i) limitations on indebtedness; (ii) limitations on restricted payments; (iii) limitations on transactions with affiliates; (iv) limitations on liens; (v) limitations on sale of assets; (vi) limitations on issuance and sale of capital stock of subsidiaries; (vii) limitations on dividends and other payment restrictions affecting subsidiaries; and (viii) restrictions on consolidations, mergers and sales of assets.

     A registration statement relating to an exchange offer for the WPC 9 1/4% Notes under the Securities Act has been declared effective by the Commission and the exchange offer for the WPC 9 1/4% Notes has been completed. The WPC 9 1/4% Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market.

PRINCIPAL INDEBTEDNESS OF H&H

  H&H REVOLVING CREDIT FACILITY

     H&H has a revolving credit facility (the "H&H Revolving Credit Facility") with several financial institutions as lenders and the Bank of Nova Scotia as administrative agent. The H&H Revolving Credit Facility provides for borrowing for general corporate purposes of up to $200.0 million, with a $30.0 million sublimit for letters of credit. The H&H Revolving Credit Facility expires on September 30, 2002, subject to annual one-year extensions. Borrowings under the H&H Revolving Credit Facility are unsecured.

     The H&H Revolving Credit Facility has restrictive covenants. The H&H Revolving Credit Facility contains customary events of default. Unless waived, the consummation of the Tender Offer would constitute a Change of Control (as defined in the H&H Revolving Credit Facility) and an event of default. The occurrence of an event of default permits the lenders to declare all or a portion of the outstanding borrowings under the H&H Revolving Credit Facility due and payable. The lenders under the H&H Revolving Credit Facility have agreed to waive any potential default resulting from the Acquisition through June 30, 1998. The Company intends to obtain the consent and/or waiver of the lenders to the continuation of the H&H Revolving Credit Facility after June 30, 1998 or replace the H&H Revolving Credit Facility with a new credit facility on substantially similar terms, although there can be no assurance that the Company will be successful in obtaining a replacement credit facility on substantially similar terms. There can be no assurance that such consents and/or waivers will be obtained, and if the Company is unable to obtain them it will be required to pay off the outstanding indebtedness. Borrowings outstanding against the H&H Revolving Credit Facility at December 31, 1997 totaled approximately $25.0 million. The H&H Revolving Credit Facility bears interest, payable quarterly in arrears. In addition to the indebtedness under the H&H Revolving Credit Facility, at December 31, 1997, H&H had additional unsecured short term borrowings of approximately $33.0 million.

  H&H 7.31% NOTES

     On April 17, 1997, H&H issued the H&H 7.31% Notes which are unsecured senior notes due April 30, 2004. Cash interest is payable semi-annually in arrears on each April 30 and October 30 of each year.

     H&H may prepay amounts owed under the H&H 7.31% Notes at any time at 100% of the principal amount so prepaid plus the Make-Whole Amount (as defined in the agreement governing the H&H 7.31% Notes). The H&H 7.31% Notes contain certain affirmative and negative covenants customary of agreements of this type, and provides for customary events of default. The H&H 7.31% Notes do not contain any "change of control" provisions, but do contain certain provisions requiring maintenance of minimum levels of net worth and cash flow. The Company may be required to repay the principal amount of the notes issued under the H&H 7.31% Notes if the Company determines that the covenants set forth in the H&H 7.31% Notes are inconsistent with the proposed operations of H&H subsequent to the Merger and the Company was not able to cause such covenants to be amended to its satisfaction.

                      DESCRIPTION OF RECEIVABLES FACILITY

     In August 1994, WPC entered into an agreement to sell, up to $75.0 million on a revolving basis, an undivided percentage ownership in a designated pool of accounts receivable generated by WPC (the "Receivables Facility"). The Receivables Facility expires in August 1999. In July 1995, WPC amended the Receivables Facility to sell an additional $20.0 million on similar terms and conditions. In October 1995, WPC entered into an agreement to include the receivables generated by Unimast, in the pool of accounts receivable sold. Accounts receivable at December 31, 1996 and 1997 exclude $45.0 and $69.0 million, respectively, representing accounts receivable sold with recourse limited to the extent of uncollectible balances. Fees paid by the Company under such agreement range from 5.76% to 8.50% of the outstanding amount of receivables sold. Based on the Company's collection history, the Company believes that credit risk associated with the above arrangement is immaterial.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old Notes were issued under the Indenture among the Company and Bank One, N.A., as Trustee (in such capacity, the "Trustee"). The New Notes will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the offer and sale of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting transfer thereof. Upon the consummation of the Exchange Offer, Holders of Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding.

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Notes are subject to all such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete, although all material terms of such documents are set forth herein, and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes, including the definitions therein of terms not defined herein and those terms made a part thereof by the Trust Indenture Act. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are or will be senior unsecured obligations of the Company, limited in aggregate principal amount to $350,000,000 and will mature on April 15, 2005. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on April 15 and October 15 (each, an "Interest Payment Date"), commencing on October 15, 1998, to holders of record on the immediately preceding April 1 and October 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and interest, premium (if any) and Liquidated Damages (if any) on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment may be made by check mailed to holders of the Notes at their respective addresses set forth in the register of holders; provided, however, that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

RANKING

     The Notes are or will be unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu with all existing and future senior unsecured indebtedness of the Company. The Notes will be effectively subordinated to secured indebtedness of the Company to the extent of the assets securing the indebtedness. The Company is a holding company substantially all of whose assets consist of the stock of its Subsidiaries, and, therefore, the Notes will be effectively subordinated to all outstanding indebtedness and other liabilities, including trade payables, of the Company's Subsidiaries. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $350.0 million (excluding margin borrowings) of indebtedness outstanding, and the Company's Subsidiaries would have had approximately $670.5 million (excluding margin borrowings) of indebtedness outstanding.

OPTIONAL REDEMPTION

     Other than pursuant to the third paragraph under this "Optional Redemption" section, the Notes will not be redeemable at the Company's option prior to April 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 or more than 60 days notice to each holder of Notes to be redeemed, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the 12-month period beginning on April 15 of the years indicated below:

YEAR                                                  PERCENTAGE
2002..............................................     105.250%
2003..............................................     102.625%
2004 and thereafter...............................     100.000%

     Notwithstanding the foregoing, on or prior to April 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price (expressed as a percentage of principal amount) of 110.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided, however, that (a) at least 65% of the aggregate principal amount of Notes initially issued remains outstanding immediately after the occurrence of each such redemption and (b) notice of such redemption occurs no later than 30 days following the date of the consummation of such Public Equity Offering.

     At any time prior to April 15, 2002, the Notes may also be redeemed as a whole but not in part at the option of the Company, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at April 15, 2002 plus (2) all required interest payments due on such Note through April 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 15, 2002; provided, however, that if the period from the redemption date to April 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

     In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note shall be redeemed in a principal amount that is less than $1,000. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and a new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make any mandatory redemption of or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following a Change of Control, the Company will mail a notice to each holder of Notes describing the transaction that constitutes the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control.

     On or before the Change of Control Payment Date, the Company will, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officer's certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company's capital structure or the value of the Notes, but that would not constitute a Change of Control. The Company's ability to repurchase Notes following a Change of Control may also be limited by the Company's then existing financial resources.

     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any person (as such term in used in Section 13(d)(3) of the Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) other than an underwriter or group of underwriters in an underwritten public offering becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of at least 50% of the voting power of the outstanding voting stock of the Company, (d) the merger or consolidation of the Company with or into another corporation with the effect that the then existing stockholders of the Company hold less than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation of such merger or the corporation resulting from such consolidation or (e) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors of the Company on the date of original issuance of the Notes or (b) was nominated for election to the Board of Directors of the Company with the approval of, or whose election to the Board of Directors of the Company was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election.

     Notwithstanding the foregoing, the sale of all or a substantial portion of the Capital Stock of WPC or all or substantially all of the assets of WPC and its Subsidiaries shall not constitute a Change of Control if after giving effect to such sale and the application of the net proceeds therefrom, the Company's Adjusted Consolidated Leverage Ratio would be less than 5.0 to 1.0.

  ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an officer's certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (ii) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary within 60 days of receipt into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash or Cash Equivalents for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary shall apply such Net Proceeds to reduce Indebtedness under Permitted Working Capital Indebtedness or any other Indebtedness of a Restricted Subsidiary of the Company (and, in the case of such Indebtedness other than Indebtedness under Permitted Working Capital Indebtedness, to correspondingly reduce commitments with respect thereto). To the extent such Net Proceeds are not utilized as contemplated in the preceding sentence, such Net Proceeds may, within 360 days after receipt thereof, be utilized to acquire Replacement Assets; provided that such Net Proceeds may be invested by the Company or such Restricted Subsidiary, within 360 days after receipt thereof, in property or assets (including Capital Stock of any Person that will become a Wholly Owned Restricted Subsidiary of the Company as a result of such investment) not constituting Replacement Assets if after giving effect to such Asset Sale and the application of the Net Proceeds therefrom, the Company's Adjusted Consolidated Leverage Ratio would be less than 6.0 to 1.0. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in this paragraph will be deemed after the expiration of the time periods set forth above to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $35.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate amount of Notes surrendered by holders thereof exceeds the amount that the Company is required to repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (b) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Notes, except a payment of interest or principal at Stated Maturity; or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Adjusted Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture, is less than the sum of (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing April 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into

     Disqualified Stock), plus (C) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the sum of (x) the initial amount of such Restricted Investment and (y) 50% of the aggregate Net Proceeds received by the Company or any Restricted Subsidiary of the Company in excess of the initial amount of such Restricted Investment, plus (D) $25.0 million.

     The foregoing provisions do not prohibit (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph; (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the Net Cash Proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; (d) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (e) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's or any of its Restricted Subsidiaries' management upon the death, disability or termination of employment of such member of management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $750,000 in any calendar year and $3.0 million in the aggregate; (f) the payment by the Company or any of its Restricted Subsidiaries of management fees to WPN or any Affiliate of WPN not to exceed $5.5 million in any calendar year, in exchange for services provided to the Company and its Restricted Subsidiaries by WPN or any Affiliate of WPN pursuant to any management agreement between the Company and/or any of its Restricted Subsidiaries and WPN and/or any of its Affiliates; (g) payments permitted under the WHX Agreements; (h) the payment of cash dividends on the Company's convertible preferred stock outstanding, and at the dividend rate in effect, on the date of the Indenture, provided that in the case of any such dividend payments made subsequent to January 1, 1999, the Company may only make such dividend payments if, at the time of such dividend payment and after giving pro forma effect thereto, the Company's Adjusted Consolidated Leverage Ratio would be less than 6.0 to 1.0; and (i) the direct or indirect purchase or other acquisition of Equity Interests of H&H pursuant to or in connection with the Tender Offer and the Merger.

     In determining the amount of Restricted Payments permissible under clause
(iii) of the first paragraph of this covenant, amounts expended pursuant to clauses (a), (e) and (h) (only with respect to dividend payments made subsequent to January 1, 1999) of the immediately preceding paragraph shall be included as Restricted Payments for purposes of such clause (iii).

     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of such designation and (b) the fair market value of such Investments at the time of such designation. Such designation will be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer's certificate stating that such Restricted

Payment is permitted and setting forth the basis upon which the calculations required by the covenant described in this section were computed.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness and Restricted Subsidiaries of the Company may issue shares of Preferred Stock if the Company's Adjusted Consolidated Leverage Ratio would have been less than 5.0 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, and the application of the net proceeds therefrom.

     Notwithstanding the foregoing, the Company and, to the extent set forth below, its Restricted Subsidiaries may incur the following (each of which shall be given independent effect):

          (a) Indebtedness of the Company under the Notes and the Indenture;

          (b) Permitted Working Capital Indebtedness of the Company and its Restricted Subsidiaries;

          (c) Existing Indebtedness (other than Permitted Working Capital Indebtedness and Indebtedness under the Letter of Credit Facility);

          (d) Indebtedness of the Company and its Restricted Subsidiaries under the Letter of Credit Facility;

          (e) Capital Expenditure Indebtedness, Capitalized Lease Obligations and purchase money Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $70.0 million at any time outstanding;

          (f) (i) Hedging Obligations of the Company and its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; or (ii) repurchase agreements, reverse repurchase agreements or similar agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in Federal--Financial Agreements of Depository Institutions with Securities and Others (or any successor guidelines), as adopted by the Comptroller of the Currency;

          (g) Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $45.0 million at any time outstanding;

          (h) Indebtedness of the Company representing guarantees of Indebtedness incurred by one of its Restricted Subsidiaries pursuant to, and in compliance with, another provision of this covenant;

          (i) Indebtedness of the Company or any of its Restricted Subsidiaries representing guarantees of a portion of the Indebtedness of Wheeling-Nisshin which is not greater than the Company's or such Restricted Subsidiary's pro rata ownership of the outstanding Equity Interests in Wheeling-Nisshin; provided, however, that (i) in the case of a guarantee of any such Indebtedness by the Company, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii) at the time of incurrence and after giving effect to the Indebtedness of Wheeling-Nisshin which is being guaranteed, the Consolidated Interest Coverage Ratio of Wheeling-Nisshin for its most recently ended four full fiscal quarters for which internal financial statements are available would have been at least 2.00 to 1, determined on a pro forma basis as if any additional Indebtedness had been incurred at the beginning of such four quarter period;

          (j) Indebtedness of the Company or its Restricted Subsidiaries representing guarantees of Indebtedness of Wheeling-Nisshin required to be made pursuant to the Letter of Undertaking not to exceed $10.0 million;

          (k) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that
     (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; and

          (l) any Permitted Refinancing Indebtedness representing a replacement, renewal, refinancing or extension of all or any portion of the Indebtedness permitted under the first paragraph and clauses (a) and (c) of this covenant.

  LIENS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, without making effective provision for all payments due under the Indenture and the Notes to be directly secured on an equal and ratable basis with the obligations so secured or, in the event such Indebtedness is subordinate in right of payment to the Notes, prior to such Indebtedness, in each case until such time as such obligations are no longer secured by a Lien.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may create, incur, assume or suffer to exist (each of which shall be given independent effect):

          (a) Permitted Liens;

          (b) Liens securing Indebtedness of Restricted Subsidiaries of the Company (so long as the Company is not a co-obligor, guarantor or otherwise directly liable with respect to such Indebtedness), which Indebtedness is incurred in compliance with the Indenture;

          (c) Liens to secure the payment of Capital Expenditure Indebtedness and Capitalized Lease Obligations, provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or fair market value of the assets or property acquired, constructed or improved with the proceeds of such Indebtedness and (ii) such Liens shall not encumber any other assets or property of the Company and its Restricted Subsidiaries unless otherwise permitted under this covenant;

          (d) Liens secured by the Capital Stock or assets of Wheeling-Nisshin or Ohio Coatings Company to the extent required under agreements as existing on the date of the Indenture; and

          (e) Liens on accounts receivable, inventory (including Owned Precious Metal Inventory), intangibles necessary or useful for the sale of such inventory, and other current assets of the Company or any Restricted Subsidiary or on Capital Stock of Subsidiaries, in each case incurred to secure Permitted Working Capital Indebtedness.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness (other than Permitted Working Capital Indebtedness) as in effect on the date of the Indenture, (2) Permitted Working Capital Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Working Capital Indebtedness are not more restrictive in any material respect, taken as whole, as determined in the good faith judgment of the Board of Directors of the Company, than those contained in the Revolving Credit Facility as in effect on the date of the Indenture, (3) the Indenture and the Notes, (4) applicable law, (5) any instrument governing Indebtedness or Capital Stock of a person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (8) customary provisions in bona fide contracts for the sale of property or assets, or (9) Permitted Refinancing Indebtedness and other Indebtedness permitted to be incurred under the Indenture (other than Permitted Working Capital Indebtedness), provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness or other Indebtedness are not more restrictive in any material respect, taken as a whole, as determined in the good faith judgment of the Board of Directors of the Company, than the most restrictive of such provisions contained in either the indenture governing WPC's 9 1/4% Notes or in the Revolving Credit Facility, in each case as in effect on the date of the Indenture.

     The instruments governing certain existing Indebtedness of the Company's Restricted Subsidiaries contain, and instruments governing future Indebtedness of the Company's Restricted Subsidiaries may contain, provisions limiting the ability of the Company's Restricted Subsidiaries to make certain distributions to the Company. See "Risk Factors--Holding Company Structure; Limitations on Access to Cash Flow."

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, person or entity unless (a) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Adjusted Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the foregoing, the merger of HN Acquisition and H&H shall be permitted.

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate or any officer, director or employee of the Company (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, either (A) a resolution of the Board of Directors of the Company set forth in an officer's certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or (B) if there are no disinterested members of the Board of Directors of the Company, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the following shall be deemed not to be Affiliate Transactions: (v) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (w) transactions between or among the Company and/or its Wholly-Owned Restricted Subsidiaries; (x) transactions pursuant to the WHX Agreements or agreements with or applicable to any of Wheeling-Nisshin, Ohio Coatings Company, the Empire-Iron Mining Partnership or W-P Coal Company, in each case as in effect on the date of the Indenture; (y) Restricted Payments that are permitted pursuant to clauses (e), (f) and (g) of the second paragraph of the covenant described under the heading "--Restricted Payments" and Indebtedness permitted to be incurred pursuant to clauses (i) and
(j) of the second paragraph of the covenant described under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and (z) the merger of the pension plans of WPC and the pension plans of H&H and the merger of HN Acquisition and H&H.

  PAYMENT FOR CONSENT

     The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the timeframe set forth in the solicitation statement documents relating to such consent, waiver or agreement.

  REPORTS

     The Indenture provides that, whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission (unless the Commission will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the holders of the Notes (a) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, the Company will furnish to the holders of the Notes, prospective purchasers of the Notes and securities analysts, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (a) default in the payment when due of interest or Liquidated Damages on the Notes and such default continues for 30 days; (b) default in payment when due of the principal of or premium (if any) on the Notes; (c) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "--Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Merger, Consolidation or Sale of Assets"; (d) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (i) is caused by a failure to pay principal of or premium (if any) or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (g) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or interest or Liquidated Damages on the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of and interest, premium (if any) and Liquidated Damages (if any) on such Notes when such payments are due from the trust referred to below, (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest, premium (if any) and Liquidated Damages (if any) on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an officer's certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder of Notes may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (a) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (including as described under the caption "--Repurchase at the Option of Holders"), (c) reduce the rate of or change the time for payment of interest on any Note, (d) waive a Default or Event of Default in the payment of principal of or interest, premium (if any) or Liquidated Damages (if any) on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Note payable in money other than that stated in the Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest, premium (if any) or Liquidated Damages (if any) on the Notes, (g) waive a redemption payment with respect to any Note (including a payment as described under the caption "--Repurchase of the Option of Holders"), (h) make any change in the foregoing amendment and waiver provisions or (i) modify the ranking or priority of the Notes in any manner adverse to the Holders.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days and apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to WHX Corporation, attention: Treasurer.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Notes are issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more temporary global Notes in definitive, fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. The Temporary Regulation S Global Note will be exchangeable for one or more permanent global Notes (each a "Permanent Regulation S Global Note"; and together with the Temporary Regulation S Global Notes, the "Regulation S Global Note") on or after the 40th day following the Closing Date upon certification that the beneficial interests in such global Note are owned by non-U.S. persons. Prior to the 40th day after the Closing Date, beneficial interests in the Temporary Regulation S Global Note may be held only through Euroclear or Cedel Bank and any resale or other transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S and in accordance with the requirements described below.

     Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with the Regulation S Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

     Each Global Note (and any Notes issued for exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions."

     Notes originally purchased by or transferred to Institutional Accredited Investors who are not qualified institutional buyers ("Non-Global Purchasers") will be issued Notes in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser to a qualified institutional buyer or in accordance with Regulation S, such Certificated Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note. For a description of the restrictions on the transfer of Certificated Notes, see "Transfer Restrictions."

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Issuer expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

     The Issuer understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified person, (i) Indebtedness of any other person existing at the time such other person is merged with or into or became a Restricted Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Restricted Subsidiary of such specified person, and (ii) Indebtedness secured by a Lien encumbering an asset acquired by such specified person at the time such asset is acquired by such specified person.

     "Adjusted Consolidated Leverage Ratio" means, with respect to any person at any date of determination, the Consolidated Leverage Ratio of such person, provided that clause (x) of the definition of Consolidated Leverage Ratio shall be reduced by the aggregate amount of cash, Cash Equivalents, U.S. Government Obligations and Triple A Rated Securities held by such person and its Restricted Subsidiaries as of such date prior to giving effect to any Indebtedness incurred or to be incurred or any Preferred Stock issued or to be issued, as the case may be, on such date.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, a sale and leaseback transaction or the issuance, sale or transfer by the Company of Equity Interests of a Restricted Subsidiary) whether in a single transaction or a series of related transactions; provided, however, that the following transactions will be deemed not to be Asset Sales: (a) sales of inventory (other than Owned Precious Metal Inventory) in the ordinary course of business; (b) the sale of Owned Precious Metal Inventory in exchange for consideration having a fair market value at least equal to that of the Owned Precious Metal Inventory being sold; (c) the sale or transfer of Precious Metals in connection with a Future Payables Transaction involving the same quantity of Precious Metals so sold or transferred; (d) a disposition of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (e) a disposition of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (f) a Permitted Investment or Restricted Payment that is permitted by the Indenture; (g) the issuance by the Company of Equity Interests; (h) the disposition of properties, assets or rights in any fiscal year the aggregate Net Proceeds of which are less than $1 million; and (i) the sale of accounts receivable pursuant to the Receivables Facility or any other receivable facility entered into by the Company and/or its Restricted Subsidiaries in the ordinary course of business.

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any person to finance the purchase or construction of any property or assets acquired or constructed by such person which have a useful life of more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (a) in the case of a corporation, corporate stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (d) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within six months after the date of acquisition and (e) money market mutual funds substantially all of the assets of which are invested primarily of the type described in the foregoing clauses (a) through (d).

     "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such person for such period plus, without duplication, (a) provision for taxes based on income or profits of such person and its Restricted Subsidiaries, to the extent that such provision for taxes was included in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing Consolidated Net Income, plus (c) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid, outside of the ordinary course of business, in a prior period) and other non-cash charges of such person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash charges (including, without limitation, non-cash charges relating to postretirement employee benefit plans and pension plans), were deducted in computing Consolidated Net Income, minus
(d) non-cash items increasing consolidated revenues in determining Consolidated Net Income for such period to the extent not already reflected as an expense in computing Consolidated Net Income, minus (e) all cash payments during such period relating to non-cash charges and other non-cash items that were or would have been added back in determining Consolidated Cash Flow for any prior period, in each case, on a consolidated basis and determined in accordance with GAAP, minus (plus) (f) any gain (or loss) realized in connection with the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries to the extent included or deducted, as the case may be, in computing Consolidated Net Income.

     "Consolidated Interest Coverage Ratio" means, with respect to any person for any period, the ratio of the Consolidated Cash Flow of such person for such period to the Consolidated Interest Expense of such person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period: (a) any incurrence, assumption, guarantee or redemption by such person or any of its Restricted Subsidiaries of any Indebtedness (including revolving credit borrowings based on the average daily balance outstanding during the relevant period) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"); (b) any acquisition that has been made by such person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (in which case Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income); and (c) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X as in effect from time to time; and provided, further, that (i) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and
(ii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent person or any of its Restricted Subsidiaries following the Calculation Date.

     "Consolidated Interest Expense" means, with respect to any person for any period, the sum, without duplication, of (a) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (b) any interest expense on Indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries (whether or not such guarantee of Lien is called upon), (c) the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period and (d) the product of (i) all cash dividend payments on any series of Preferred Stock of such person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rates of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Consolidated Leverage Ratio" means, with respect to any person at any date of determination, the ratio of (x) the aggregate amount of all Indebtedness of such person and its Restricted Subsidiaries plus the aggregate liquidation value of all Preferred Stock of Restricted Subsidiaries of such person, in each case as of the date of determination to (y) the Consolidated Cash Flow of such person for the most recently ended four fiscal quarters for which internal financial statements are immediately available preceding such date of determination; provided, however, that the Consolidated Leverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are immediately available preceding such date of determination: (a) any acquisition that has been made by such person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the date of determination, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of determination (in which case Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income); and (b) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X as in effect from time to time; and provided, further, that the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of determination, shall be excluded.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (but not loss) of any person that is not a

Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a Wholly Owned Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, provided that such Net Income shall not be excluded if such restrictions are permitted under the covenant entitled "Dividend and Other Payment Restrictions Affecting Subsidiaries", (c) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any person as of any date, the sum of (a) the consolidated equity of the common stockholders of such person and its consolidated Restricted Subsidiaries as of such date plus (b) the respective amounts reported on such person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under the caption "--Repurchase at the Option of Holders--Change of Control" or "--Asset Sales," as the case may be.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (including H&H and its subsidiaries) in existence on the date of the Indenture, including, without limitation, the Obligations of the Company and its Restricted Subsidiaries under (i) the Close Corporation and Shareholders Agreement of Ohio Coatings Company as existing on the date of the Indenture and the guarantee by WPC or any Restricted Subsidiary of WPC of up to $20 million of Indebtedness of Ohio Coatings Company under the Credit Agreement between Ohio Coatings Company and National City Bank, Northeast, or (ii) the Keepwell Agreement, dated December 28, 1995, between WPC, WPSC, the Company and the lenders party thereto as existing on the date of the Indenture to the extent permitted by the WHX Agreements, until such amounts are repaid.

     "Future Payables Transaction" means, as of any date, a financing arrangement of the Company or any Restricted Subsidiary of the Company involving the sale of Precious Metals actually owned by the Company or any Restricted Subsidiary as of such date and the contemporaneous purchase, on a future payment and delivery basis, by the Company or such Restricted Subsidiary of a substantially equivalent quantity of Precious Metals of the same type.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any person, the obligations of such person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, as well as Indebtedness of others secured by a Lien on any asset of such person (whether or not such Indebtedness is assumed by such person) and, to the extent not otherwise included, the guarantee by such person of any Indebtedness of any other person. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest and (b) the principal amount thereof, in the case of any other Indebtedness. Indebtedness shall not include obligations of the Company and its Restricted Subsidiaries pursuant to postretirement employee benefit plans and pension plans.

     "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent person of, and Liens on any assets of the referent person securing, Indebtedness or other obligations of other persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Letter of Credit Facility" means the Letter of Credit Agreement, dated as of August 22, 1994, among WPSC and Citibank, N.A., as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders, provided, that the aggregate amount of letters of credit available may not exceed $50.0 million.

     "Letter of Undertaking" means that certain letter of undertaking dated July 21, 1997 from the Company to The Sanwa Bank, Limited, as existing on the date of the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Cash Proceeds" means, with respect to any issuance or sale of common stock of the Company, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' fees, broker's commissions and consultant and any other fees actually incurred in connection with such issuance or sale.

     "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and (b) any extraordinary or nonrecurring gain or loss, together with any related provision or credit for taxes on such extraordinary or nonrecurring gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication)
(a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than Permitted Working Capital Indebtedness) secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender, and (ii) with respect to which no default (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Owned Precious Metal Inventory" means all Precious Metals acquired by the Company or any Restricted Subsidiary of the Company in a Future Payables Transaction and all Precious Metals owned by the Company or any Restricted Subsidiary of the Company up to an aggregate amount of ounces for each type of Precious Metal as set forth below:

Gold.............................................     100,998
Silver...........................................  14,749,005
Platinum.........................................         944
Palladium........................................      49,701

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company, (b) any Investment in Cash Equivalents, U.S. Government Obligations and Triple A Rated Securities, (c) any Investment by the Company or any Restricted Subsidiary of the Company in a person that is engaged in the same line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture or a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel manufacturing or processing operation or manufacturing or fabricating operation in the construction products business) if as a result of such Investment (i) such person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such person is merged, consolidated or amalgamated with or into, or transfers of conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or (ii) a disposition of assets that does not constitute an Asset Sale, (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company, (f) Investments existing as of the date of the Indenture and (g) other Investments in any person that is engaged in the same line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture or a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel manufacturing or processing operation or manufacturing or fabricating operation in the construction products business) which Investment has a fair market value (as determined by a resolution of the Board of Directors of the Company and set forth in an officer's certificate delivered to the Trustee), when taken together with all other investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Liens" means (a) Liens existing as of the date of the Indenture;
(b) Liens in favor of the Company and its Restricted Subsidiaries; (c) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with the Company or any of its Restricted Subsidiaries; (d) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition; (e) pledges or deposits under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public statutory obligations of such person or deposits of cash or United States Government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent in each case incurred in the ordinary course of business (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (1) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (h) Liens securing Permitted Refinancing Indebtedness, provided that the Company or such Restricted Subsidiary was permitted to incur such Liens with respect to the Indebtedness so refinanced; and (i) minor encroachments, encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties all of which do not materially impair the value or utility for its intended purposes of the real property to which they relate or Liens incidental to the conduct of the business of such Person or to the ownership of its properties.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness under Permitted Working Capital Indebtedness) of the Company or any of its Restricted Subsidiaries; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and such Indebtedness shall not have any scheduled principal payment prior to the 91st day after the final maturity date of the Notes and (d) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded. Notwithstanding the foregoing, any extension, refinancing, renewal, replacement, defeasance or refunding of the H&H 7.31% Notes need not comply with clause (b) of the proviso to the immediately preceding sentence.

     "Permitted Working Capital Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries under any agreement, instrument, facility or arrangement that is intended to provide working capital financing or financing for general corporate purposes (including any asset securitization facility involving the sale of accounts receivable); provided that the aggregate outstanding amount of such Indebtedness of the Company and its Restricted Subsidiaries, at the time of incurrence, shall not exceed the lesser of (a) the sum of (i) 60% of the net aggregate book value of all inventory (100% of the aggregate fair market value in the case of the Owned Precious Metal Inventory) of the Company and its Restricted Subsidiaries at such time and (ii) 80% of the net aggregate book value of all accounts receivable (net of bad debt expense) of the Company and its Restricted Subsidiaries at such time and (b) the sum of (i) $350.0 million and (ii)100% of the aggregate fair market value of the Owned Precious Metal Inventory.

     "Precious Metals" means any precious metals, including, without limitation, gold, silver, palladium and platinum.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Public Equity Offering" means an underwritten offering of common stock of the Company meeting the registration requirements of the Securities Act.

     "Receivables Facility" means the program for the issuance and placement from time to time of trade receivable-backed adjustable rate securities, all as contemplated by that certain Pooling and Servicing Agreement, dated as of August 1, 1994, between Wheeling-Pittsburgh Funding, Inc., WPSC, Bank One, Columbus, N.A. and Wheeling-Pittsburgh Trade Receivable Master Trust and that certain Receivables Purchase Agreement, dated as of August 1, 1994, between WPSC and Wheeling-Pittsburgh Funding, Inc., as each may be amended, supplemented or otherwise modified including any refunding, replacement or extension thereof.

     "Replacement Assets" means (x) properties and assets (other than cash or any Capital Stock or other security) that will be used in a business of the Company and its Restricted Subsidiaries conducted on the date of the Indenture or in a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel processing or manufacturing operation or manufacturing or fabricating operation in the construction products business) or (y) Capital Stock of any person that is engaged in a business referred to in clause (x) and that will become on the date of the acquisition thereof a Wholly Owned Restricted Subsidiary of the Company as a result of such acquisition.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a person means any Subsidiary of such person that is not an Unrestricted Subsidiary. As of the date of the Indenture, H&H and its Subsidiaries shall be deemed to be Restricted Subsidiaries of the Company, unless and until any such Subsidiary is designated by the Board of Directors of the Company to be an Unrestricted Subsidiary in compliance with the Indenture.

     "Revolving Credit Facility" means the Second Amended and Restated Credit Agreement, dated as of December 28, 1995, among WPSC, the lenders party thereto and Citibank, N.A. as agent, as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or groups of lenders.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (ii) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

     "Tax Sharing Agreement" means the Tax Sharing Agreement between the Company and WPC as in effect on the date of the Indenture.

     "Triple A Rated Securities" means any securities having a rating of at least AAA by Standard & Poor's Rating Service or at least Aaa by Moody's Investors Service, Inc.

     "Unimast" means Unimast Incorporated, an Ohio corporation.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate the terms of the Indenture described under the caption "--Certain Covenants--Transactions with Affiliates,"
(c) is a person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by the Indenture. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The

Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (A) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (B) no Default or Event of Default would be in existence following such designation. As of the date of the Indenture, the following Subsidiaries of the Company will be designated as Unrestricted Subsidiaries: (i) Monessen Southwestern Railway Company; (ii) Wheeling Pittsburgh Funding, Inc.; and (iii) W-P Coal Company.

     "U.S. Government Obligations" means direct, fixed-rate obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which mature (or may be put to the issuer by the holder at no less than par) no later than the maturity date of the Notes.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wheeling-Nisshin" means Wheeling-Nisshin, Inc., a Delaware corporation.

     "Wholly Owned Restricted Subsidiary" of any person means a Restricted Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Restricted Subsidiaries of such person.

     "WHX Agreements" mean (i) the Intercreditor, Indemnification and Subordination Agreement by and among the Company, WPC, WPSC and Unimast and (ii) the Tax Sharing Agreement, in each case as in effect on the date of this Indenture.

     "WPC" means Wheeling-Pittsburgh Corporation, a Delaware corporation.

     "WPN" means WPN Corp., a New York corporation.

     "WPSC" means Wheeling-Pittsburgh Steel Corporation, a Delaware corporation.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     While all material tax consequences of the Notes are discussed below, persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or other taxing jurisdiction applicable to their particular situations.

     In the opinion of Olshan Grundman Frome & Rosenzweig LLP, the United States tax counsel to the Company, subject to the limitations set forth herein, the following is an accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereunder, and such authorities may be repealed, revoked or modified possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The following discussion is limited to investors who purchase the Notes upon original issuance at their original issue price and who will hold the Notes as capital assets (generally, property held for investment).

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is not: (i) a citizen or resident of the United States; (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (a "Non-U.S. Holder").

     The discussion does not consider all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the Notes by a particular Non-U.S. Holder in light of such Holder's personal circumstances, including holding the Notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on the disposition of its Note.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

     STATED INTEREST. Generally, any interest paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to United States tax if the interest qualified as "portfolio interest." Generally, interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, (ii) the beneficial owner of the Note, under penalty of perjury, certifies that it is not a United States person and such certificate provides the beneficial owner's name and address on Form W-8 or, at the option of the withholding agent, on a substitute form substantially similar to Form W-8 and (iii) the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. A holder must notify the Company in writing on a timely basis of any change affecting the validity of the Form W-8.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular U.S. rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Internal Revenue Service Form 1001 or 4224 (or such successor forms as the United States Internal Revenue Service ("IRS") designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Recently adopted Treasury Regulations which are not yet in effect (the "Final Regulations") would alter the foregoing rules in certain respects. In general, the Final Regulations are effective for payments made after December 31, 1998. Under the Final Regulations, a Non-U.S. Holder that is seeking an exemption from withholding tax on account of a treaty or on account of the Notes being held in connection with a U.S. trade or business generally would be required to provide IRS Form W-8. If the Notes are not actively traded, the Non-U.S. Holder also would be required to provide a taxpayer identification number, and may be required to provide other documentary evidence of foreign status. The Final Regulations also contain rules concerning payments through intermediaries. Non-U.S. Holders should consult their tax advisors concerning the application of the Final Regulations in light of their own circumstances.

     SALE, EXCHANGE OR REDEMPTION OF NOTES. Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     FEDERAL ESTATE TAX. Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the Notes was not U.S. trade or business income.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Under certain circumstances, the IRS requires information reporting and backup withholding of United States federal income tax at a rate of 31% with respect to payments to certain non-corporate Non-U.S. Holders (including individuals). Information reporting and backup withholding will apply unless such non-corporate Non-U.S. Holders certify to the withholding agent that the beneficial owner of the Note is not a U.S. Holder. This certification requirement will generally be satisfied by the certification provided to avoid the 30% withholding tax (described above).

     The payment of the proceeds of a disposition of a Note by a Non-U.S. Holder to or through the United States office of a broker or through a non-United States branch of a United States broker generally will be subject to information reporting and backup withholding at a rate equal to 31% of the gross proceeds unless the Non-U.S. Holder certifies on Form W-8 that the beneficial owner of the Note is not a U.S. Holder or otherwise establishes an exemption. The payment of the proceeds of a disposition of a Note by a Non-U.S. Holder to or through a non-United States office of a non-United States broker will not be subject to backup withholding or information reporting unless the non-United States broker has certain United States relationships or connections.

     In the case of the payment of proceeds from the disposition of Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

U.S. HOLDERS

     Subject to the discussion below, stated interest payable on to the Notes will be taxable to a U.S. Holder as ordinary income when received or accrued in accordance with such holder's regular method of tax accounting.

     MARKET DISCOUNT. If a U.S. Holder purchases a Note for an amount that is less than its stated principal amount, the amount of such difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If a U.S. Holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such U.S. Holder had sold such Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or, in certain circumstances, the earlier disposition of the Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, is irrevocable and applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Service.

     AMORTIZABLE BOND PREMIUM. A U.S. Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than stated interest will be considered to have purchased the Note at a "premium." A U.S. Holder may generally elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of premium amortized during its holding period. Bond premium on a Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Treasury regulations recently have been issued that require a U.S. Holder that purchases a Note on or after March 2, 1998, or any subsequent taxable year, at a premium, and elects to amortize such premium, must amortize such premium under a constant yield method. However, a U.S. Holder may elect to apply the new rules to all Notes held on or after the first day of the taxable year containing March 2, 1998.

     SALE OR OTHER DISPOSITION. In general, a U.S. Holder of Notes will recognize gain or loss upon the sale, exchange, redemption, or other taxable disposition of such Notes measured by the difference between (a) the amount of cash and the fair market value of property received (except to the extent attributable to accrued interest on the Notes previously taken into account) and
(b) the U.S. Holder's tax basis in the Notes, increased by the amount of any market discount previously included in income by the U.S. Holder and decreased by the amount of any principal payments made on the Notes or amortizable bond premium, if any, deducted over the term of the Notes. Subject to the market discount rules discussed above, any such gain or loss will generally be (x) long-term capital gain or loss, provided the Notes have been held for more than

18 months, (y) mid-term capital gain or loss, provided the Notes have been held for more than 12 months but not more than 18 months and (z) short-term capital gain or loss, provided the Notes have been held for not more than 12 months. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     BACKUP WITHHOLDING. "Backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, any agent thereof, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

                              PLAN OF DISTRIBUTION

     Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Initial Purchasers have indicated to the Company that they intend to effect offers and sales of the New Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale, but is not obligated to do so and such market-making activities may be discontinued at any time. The Initial Purchasers may act as principal or agent in such transactions. There can be no assurance that an active market for the New Notes will develop.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Notes offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Marvin L. Olshan, a member of Olshan Grundman Frome & Rosenzweig LLP, is a director and Secretary of the Company. Marvin L. Olshan and other members of Olshan Grundman Frome & Rosenzweig LLP own shares of Common Stock and hold options to purchase Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of WHX and its subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Wheeling-Nisshin as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997 included in this Prospectus have been audited by Coopers & Lybrand LLP, independent accountants, as stated in their report appearing herein.

     The financial statements of H&H as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997 included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   PAGE
Report of Price Waterhouse LLP, Independent Accountants.....        F-2
Consolidated Statements of Operations of WHX for the years
  ended December 31, 1995, 1996 and 1997....................        F-3
Consolidated Balance Sheets of WHX as of December 31, 1996
  and 1997..................................................        F-4
Consolidated Statements of Cash Flows of WHX for the years
  ended December 31, 1995, 1996 and 1997....................        F-5
Notes to Consolidated Financial Statements of WHX...........        F-6
Report of Coopers & Lybrand L.L.P., Independent
  Accountants...............................................       F-28
Consolidated Balance Sheets of Wheeling-Nisshin as of
  December 31, 1997 and 1996................................       F-29
Consolidated Statements of Income of Wheeling-Nisshin for
  the years ended December 31, 1997, 1996 and 1995..........       F-30
Consolidated Statements of Shareholders' Equity of
  Wheeling-Nisshin for the years ended December 31, 1997,
  1996 and 1995.............................................       F-31
Consolidated Statements of Cash Flows of Wheeling-Nisshin
  for the years ended December 31, 1997, 1996 and 1995......       F-32
Notes to Consolidated Financial Statements of
  Wheeling-Nisshin..........................................       F-33
Report of KPMG Peat Marwick LLP, Independent Auditors.......       F-39
Consolidated Statements of Income of Handy & Harman for the
  years ended December 31, 1997, 1996 and 1995..............       F-40
Consolidated Balance Sheets of Handy & Harman as of December
  31, 1997 and 1996.........................................       F-41
Consolidated Statements of Shareholders' Equity of Handy &
  Harman for the years ended December 31, 1997, 1996 and
  1995......................................................       F-42
Consolidated Statements of Cash Flows of Handy & Harman for
  the years ended December 31, 1997, 1996 and 1995..........       F-43
Summary of Significant Accounting Policies..................       F-44
Notes to Consolidated Financial Statements of Handy &
  Harman....................................................       F-47

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of WHX Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of WHX Corporation and its subsidiaries (the "Company") at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and the significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania
February 10, 1998, except as to Note R
which is as of April 10, 1998

                                WHX CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                               1995         1996        1997
                                                            ----------   ----------   ---------
                                                              (IN THOUSANDS EXCEPT PER SHARE)
REVENUES:
Net sales.................................................  $1,364,614   $1,232,695   $ 642,096
COST AND EXPENSES:
Cost of products sold, excluding depreciation and profit
  sharing.................................................   1,147,899    1,096,228     720,722
Depreciation..............................................      67,700       68,956      49,445
Profit sharing............................................       6,718           --          --
Selling, administrative and general expense...............      66,531       70,971      68,190
Special charge............................................          --           --      92,701
                                                            ----------   ----------   ---------
                                                             1,288,848    1,236,155     931,058
                                                            ----------   ----------   ---------
Operating income (loss)...................................      75,766       (3,460)   (288,962)
Interest expense on debt..................................      22,830       25,963      29,047
Other income..............................................      47,139       25,974      50,668
                                                            ----------   ----------   ---------
Income (loss) before taxes and extraordinary item.........     100,075       (3,449)   (267,341)
Tax provision (benefit)...................................      19,014       (4,107)    (93,569)
                                                            ----------   ----------   ---------
Income (loss) before extraordinary item...................      81,061          658    (173,772)
Extraordinary charge--net of tax..........................      (3,043)          --     (25,990)
                                                            ----------   ----------   ---------
Net income (loss).........................................      78,018          658    (199,762)
Dividend requirement for preferred stock..................      22,875       22,313      20,657
                                                            ----------   ----------   ---------
Net income (loss) available to common stock...............  $   55,143   $  (21,655)  $(220,419)
                                                            ==========   ==========   =========
BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK
  Income (loss) before extraordinary item.................  $     2.25   $     (.83)  $   (8.83)
  Extraordinary charge--net of tax........................        (.12)          --       (1.18)
                                                            ----------   ----------   ---------
          Net income (loss) per share.....................  $     2.13   $     (.83)  $  (10.01)
                                                            ==========   ==========   =========
INCOME (LOSS) PER SHARE OF COMMON STOCK--ASSUMING DILUTION
     Income (loss) before extraordinary item..............  $     1.79   $     (.83)  $   (8.83)
     Extraordinary charge--net of tax.....................        (.07)          --       (1.18)
                                                            ----------   ----------   ---------
          Net income (loss) per share--assuming
            dilution......................................  $     1.72   $     (.83)  $  (10.01)
                                                            ==========   ==========   =========

                See notes to consolidated financial statements.

                                WHX CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
Current assets:
     Cash and cash equivalents..............................  $   35,020   $    1,002
     Short term investments.................................     447,562      581,550
     Trade receivables, less allowances for doubtful
      accounts of $1,149 and $1,108.........................      25,805       44,993
     Inventories............................................     215,402      284,757
     Prepaid expenses and deferred charges..................      13,942       26,581
                                                              ----------   ----------
          Total current assets..............................     737,731      938,883
Investment in associated companies..........................      77,403       80,409
Property, plant and equipment, at cost less accumulated
  depreciation and amortization.............................     755,412      738,660
Deferred income taxes.......................................     100,157      196,966
Intangible asset--pensions..................................          --       76,714
Deferred charges and other assets...........................      48,076       38,771
                                                              ----------   ----------
                                                              $1,718,779   $2,070,403
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Trade payables.........................................  $   59,477   $  123,872
     Short term debt........................................      70,223      366,418
     Payroll and employee benefits..........................      57,094       56,212
     Federal, state and local taxes.........................       9,120       12,059
     Deferred income taxes--current.........................      30,649       32,196
     Interest and other.....................................      16,876       18,288
     Long-term debt due in one year.........................       2,336          466
                                                              ----------   ----------
          Total current liabilities.........................     245,775      609,511
Long-term debt..............................................     268,198      350,453
Pension liability...........................................          --      166,652
Other employee benefit liabilities..........................     435,502      427,124
Other liabilities...........................................      49,096       49,979
                                                              ----------   ----------
                                                                 998,571    1,603,719
                                                              ----------   ----------
Redeemable common stock--411 shares and 360 shares..........       5,771        4,808
                                                              ----------   ----------

STOCKHOLDERS' EQUITY:
     Preferred stock--$.10 par value; authorized 10,000
      shares; issued and outstanding: 6,137 shares and 5,883
      shares................................................         614          589
     Common stock $.01 par value; authorized 60,000 shares;
      issued and outstanding; 24,328 and 19,074 shares......         245          193
     Unrealized gain on securities--available for sale......          --       24,237
     Additional paid-in capital.............................     658,123      602,657
     Treasury stock--157 shares and 205 shares..............      (1,382)      (2,218)
     Accumulated earnings (deficit).........................      56,837     (163,582)
                                                              ----------   ----------
                                                                 714,437      461,876
                                                              ----------   ----------
                                                              $1,718,779   $2,070,403
                                                              ==========   ==========

                See notes to consolidated financial statements.

                                WHX CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1995       1996       1997
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 78,018   $    658   $(199,762)
Items not affecting cash from operating activities:
  Depreciation and amortization.............................    67,912     69,287      49,776
  Other postretirement benefits.............................     5,522      3,505       2,322
  Coal retirees' medical benefits, net of tax...............     3,043         --       1,700
  Premium on early debt retirement, net of tax..............        --         --      24,290
  Income taxes..............................................     6,416     (6,572)    (94,029)
  (Gain) loss on asset dispositions.........................    (7,507)     1,541       2,335
  Special charges, net of current portion...................        --         --      69,137
  Pension expense...........................................        --         --       9,327
  Equity loss (income) in affiliated companies..............    (4,845)    (9,496)      1,644
Decrease (increase) in working capital elements:
  Trade receivables.........................................    47,725     50,290     (43,188)
  Trade receivables sold....................................    22,000    (22,000)     24,000
  Inventories...............................................    (1,336)    70,469     (69,355)
  Short term investments--trading...........................   (20,443)   (60,125)    (70,239)
  Investment account borrowings.............................        --     68,841     206,649
  Other current assets......................................    (5,585)     4,248     (12,639)
  Other current liabilities.................................   (23,557)   (70,467)     69,411
Other items--net............................................   (10,519)     4,629      15,705
                                                              --------   --------   ---------
Net cash provided by (used in) operating activities.........   156,844    104,808     (12,916)
                                                              --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Plant additions and improvements..........................   (83,282)   (35,436)    (36,779)
  Short term investments--available for sale................    10,190      7,920     (39,512)
  Unimast acquisition.......................................   (27,500)        --          --
  Other investments.........................................    (7,353)   (17,240)     (7,150)
  Proceeds from sales of assets.............................    44,762      2,785       1,217
  Dividends from affiliated companies.......................     2,500      2,500       2,500
                                                              --------   --------   ---------
Net cash used in investing activities.......................   (60,683)   (39,471)    (79,724)
                                                              --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt proceeds, net of issuance cost.............     1,079        400     340,455
  Long-term debt retirement.................................   (24,508)   (15,246)   (268,766)
  Premium on early debt retirement..........................        --         --     (32,600)
  Letter of credit collateralization........................     1,094        384      16,984
  Short-term borrowings (payments)..........................      (510)     1,382      89,546
  Proceeds from warrants exercised..........................     2,173      5,170          --
  Common stock purchases....................................   (22,594)   (27,556)    (55,604)
  Preferred stock purchases.................................        --    (15,002)     (9,839)
  Preferred stock dividends.................................   (22,875)   (22,313)    (20,657)
  Redemption of equity issues...............................      (438)      (542)       (897)
                                                              --------   --------   ---------
Net cash provided by (used in) financing activities.........   (66,579)   (73,323)     58,622
                                                              --------   --------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    29,582     (7,986)    (34,018)
Cash and cash equivalents at beginning of year..............    13,424     43,006      35,020
                                                              --------   --------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 43,006   $ 35,020   $   1,002
                                                              ========   ========   =========

                See notes to consolidated financial statements.

                                WHX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

     The accounting policies presented below have been followed in preparing the accompanying consolidated financial statements.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of all subsidiary companies. All significant intercompany accounts and transactions are eliminated in consolidation. The Company uses the equity method of accounting for investments in unconsolidated companies owned 20% or more.

BUSINESS SEGMENT

     The Company is primarily engaged in one line of business and has one industry segment, which is the making, processing and fabricating of steel and steel products. The Company's products include hot rolled and cold rolled sheet, and coated products such as galvanized, prepainted and tin mill sheet. The Company also manufactures a variety of fabricated steel products including roll formed corrugated roofing, roof deck, form deck, floor deck, bridge form, steel framing and related accessories and other products used primarily by the construction, highway and agricultural markets.

     Through an extensive mix of products, the Company markets to a wide range of manufacturers, converters and processors. The Company's 10 largest customers (including Wheeling-Nisshin) accounted for approximately 33.3% of its net sales in 1995, 30.6% in 1996 and 25.9% in 1997. Wheeling-Nisshin was the only customer to account for more than 10% of net sales. Wheeling-Nisshin accounted for 13.8%, 11.5% and 3.9% of net sales in 1995, 1996, and 1997, respectively. Geographically, the majority of the Company's customers are located within a 350-mile radius of the Ohio Valley.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The recorded amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments. Short term investments are recorded at fair market value based on trading in the public market. Redeemable common stock is recorded at the redemption amount which is considered to approximate fair value. See Note H for a description of fair value of debt instruments. Unrealized investment gains and losses are recognized based on specific identification of securities.

INVENTORIES

     Inventories are stated at cost which is lower than market. Cost is determined by the last-in first-out ("LIFO") method for substantially all inventories.

PROPERTY, PLANT AND EQUIPMENT

     Depreciation is computed on the straight line and the modified units of production methods for financial statement purposes and accelerated methods for income tax purposes. The modified units of production method adjusts the straight line method based on an activity factor for operating assets. Adjusted annual depreciation is not less than 60% nor more than 110% of straight line depreciation. Accumulated depreciation after adjustment is not less than 75% nor more than 110% of straight line depreciation. Interest cost is capitalized for qualifying assets during the assets' acquisition period. Capitalized interest cost is amortized over the life of the asset.

     Maintenance and repairs are charged to income. Renewals and betterments made through replacements are capitalized. Profit or loss on property dispositions is credited or charged to income.

PENSIONS, OTHER POSTRETIREMENT AND POSTEMPLOYMENT PLANS

     The Company has a tax qualified defined benefit pension plan covering USWA-represented hourly employees and tax qualified defined contribution pension plans covering other hourly employees and substantially all salaried employees. The defined benefit plan provides for a defined monthly benefit based on years of service. The defined contribution plans provide for contributions based on a percentage of compensation for salaried employees and a rate per hour worked for hourly employees. Costs for the defined contribution plans are being funded currently. Unfunded accumulated benefit obligations under the defined benefit plan are subject to annual minimum cash funding requirements under the Employees Retirement Income Security Act ("ERISA").

     The Company sponsors medical and life insurance programs for substantially all employees. Similar group medical programs extend to pensioners and dependents. The management plan provides basic medical and major medical benefits on a noncontributory basis through age 65.

STOCK-BASED COMPENSATION

     Pursuant to the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," the Company accounts for employee stock-based compensation under Accounting Principle Board No. 25, "Accounting for Stock Issued to Employees."

ENVIRONMENTAL MATTERS

     The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.

     Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

EARNINGS PER SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") "Earnings per Share." Pursuant to SFAS 128, basic earnings per share is based on the weighted average number of shares of Common Stock outstanding during each year, excluding redeemable common shares. Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period.

NOTE A--COLLECTIVE BARGAINING AGREEMENT

     The Company's prior labor agreement with the USWA expired on October 1, 1996. On August 1, 1997 the Company and the USWA announced that they had reached a tentative agreement on the terms of a new collective bargaining agreement. The tentative agreement was ratified on August 12, 1997 by USWA-represented employees, ending a ten month strike. The new collective bargaining agreement provides for a defined benefit pension plan, a retirement enhancement program, short-term bonuses and special assistance payments for employees not immediately recalled to work and $1.50 in hourly wage increases over its term of not less than five years. It also provides for the reduction of 850 jobs, mandatory multicrafting as well as modification of certain work practices.

NOTE B--SPECIAL CHARGE--NEW LABOR AGREEMENT

     The Company recorded a special charge of $92.7 million in 1997. The special charge is primarily related to certain benefits included in its new collective bargaining agreement.

     The special charges included enhanced retirement benefits to be paid under the defined benefit pension program which totaled $66.7 million and were recorded under the provisions of Statement of Financial Accounting Standard No.88, "Employers' Accounting For Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" ("SFAS No. 88"), and various other charges which totaled $26.0 million. These charges include $15.5 million for signing and retention bonuses, $3.8 million for special assistance payments to laid-off employees and other employee benefits and $6.7 million for the fair value of a stock option grant to WPN Corp. for its performance in negotiating a new labor agreement.

NOTE C--PENSIONS, OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

PENSION PROGRAMS

     The Company provides defined contribution pension programs for both hourly and salaried employees and prior to August 12, 1997 also provided a defined contribution pension program for USWA represented employees. Tax qualified defined contribution plans provide, in the case of hourly employees, an increasing company contribution per hour worked based on the age of its employees. A similar tax qualified plan for salaried employees provides defined company contributions based on a percentage of compensation.

     On August 12, 1997 the Company established a defined benefit pension plan for USWA represented employees pursuant to a new labor agreement. The plan includes individual participant accounts of USWA represented employees from the hourly defined contribution plan and merges the assets of those accounts into the defined benefit plan.

     As of December 31, 1997, $127.0 million of fully vested funds are held in trust for benefits earned under the hourly defined contribution pension plan. Approximately 59% of the trust assets are invested in equities and 41% in fixed income investments.

     As of December 31, 1997, $35.0 million of fully vested funds are held in trust for benefits earned under the salaried employees defined contribution plan. Approximately 57% of the assets are invested in equities and 43% are in fixed income investments. All plan assets are invested by professional investment managers.

     All pension provisions charged against income totaled $10.8 million, $9.3 million and $12.6 million in 1995, 1996 and 1997, respectively. In 1997, the Company also recorded a $66.7 million charge for enhanced retirement benefits paid under the defined benefit pension plan, pursuant to a new labor agreement.

THE DEFINED BENEFIT PLAN

     The plan was established pursuant to a collective bargaining agreement ratified on August 12, 1997. Prior to that date, benefits were provided through a defined contribution plan, the Wheeling-Pittsburgh Steel Corporation Retirement Security Plan ("Retirement Security Plan").

     The defined benefit pension plan covers employees represented by the USWA. The plan also includes individual participant accounts from the Retirement Security Plan. The assets of the Retirement Security Plan were merged into the defined benefit pension plan as of December 1, 1997.

     Since the plan includes the account balances from the Retirement Security Plan, the plan includes both defined benefit and defined contribution features. The gross benefit, before offsets, is calculated based on years of service and the current benefit multiplier under the plan. This gross amount is then offset for benefits payable from the Retirement Security Plan and benefits payable by the Pension Benefit Guaranty Corporation from previously terminated plans. Individual employee accounts established under the Retirement Security Plan are maintained until retirement. Upon retirement, the account balances are converted into monthly benefits that serve as an offset to the gross benefit, as described above. Aggregate account balances held in trust in individual employee accounts, which will be available upon retirement to offset the gross benefit, totaled $121.3 million at December 31, 1997.

     As part of the new labor agreement, the Company offered a limited program of Retirement Enhancements. The Retirement Enhancement program provides for unreduced retirement benefits to the first 850 employees who retire after October 1, 1996. In addition, each retiring participant can elect a lump sum payment of $25,000 or a $400 monthly supplement payable until age 62. More than 850 employees applied for retirement under this program by December 31, 1997.

     The Retirement Enhancement program represented a Curtailment and Special Termination Benefits under SFAS No. 88. The Company recorded a charge of $66.7 million in 1997 to cover the retirement enhancement program.

     The Company's funding policy is to contribute annually an amount that satisfies the minimum funding standards of ERISA.

     The following table sets forth the reconciliation of the projected benefit obligation ("PBO") to the accrued obligation included in the Company's consolidated balance sheet at December 31, 1997.

                                                           DECEMBER 31, 1997
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS)
Vested benefit obligation..............................        $(127,457)
Non-vested benefit.....................................          (44,974)
                                                               ---------
Projected benefit obligation...........................         (172,431)
Plan assets at fair value..............................            5,179
                                                               ---------
Obligations in excess of plan assets...................         (167,252)
Unrecognized prior service cost........................           76,714
                                                               ---------
Accrued pension costs..................................          (90,538)
Additional minimum pension liability...................          (76,714)
                                                               ---------
Total pension liability................................        $(167,252)
                                                               =========
Net periodic pension cost:
     Service cost......................................        $   2,278
     Interest cost.....................................            4,172
     Return on assets..................................               --
     Amortization of prior service cost................            2,877
                                                               ---------
     Net periodic pension cost.........................            9,327
Recognition of retirement enhancement program..........           66,676
                                                               ---------
Total pension cost.....................................        $  76,003
                                                               =========
Assumptions and methods
     Discount rate.....................................                7%
     Long term rate of return on plan assets...........                8%
     Assets.....................................                       Market Value
                                                          Projected from January 1,
     Participant census.........................                               1997

401-K PLAN

     Effective January 1, 1994 the Company began matching salaried employee contributions to the 401(K) plan with shares of the Company's Common Stock. The Company matches 50% of the employees contributions. The employer contribution is limited to a maximum of 3% of an employee's salary. At December 31, 1995, 1996 and 1997, the 401(K) plan held 115,151 shares, 190,111 shares and 275,537 shares of the Company's Common Stock, respectively.

POSTEMPLOYMENT BENEFITS

     The Company provides benefits to former or inactive employees after employment but before retirement. Those benefits include, among others, disability, severance and workers' compensation. The assumed discount rate used to measure the benefit liability was 7.5% at December 31, 1995 and 1996 and 7.0% at December 31, 1997.

OTHER POSTRETIREMENT BENEFITS

     The Company sponsors postretirement benefit plans that cover both management and hourly retirees and dependents. The plans provide medical benefits including hospital, physicians' services and major medical expense benefits and a life insurance benefit. The hourly employees' plans provide non-contributory basic medical and a supplement to Medicare benefits, and major medical coverage to which the Company contributes 50% of the insurance premium cost. The management plan has provided basic medical and major medical benefits on a non-contributory basis through age 65.

     The Company accounts for these benefits in accordance with SFAS No. 106. The cost of postretirement medical and life benefits for eligible employees are accrued during the employee's service period through the date the employee reaches full benefit eligibility. The Company defers and amortizes recognition of changes to the unfunded obligation that arise from the effects of current actuarial gains and losses and the effects of changes in assumptions. The Company funds the plans as current benefit obligations are paid. Additionally, in 1994 the Company began funding a qualified trust in accordance with its collective bargaining agreement. The new collective bargaining agreement provides for the use of those funds to pay current benefit obligations and suspends additional funding until 2002. The following table sets forth the reconciliation of the Accumulated Postretirement Benefit Obligation ("APBO") to the accrued obligation included in the Company's consolidated balance sheet at December 31, 1996 and 1997.

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996         1997
                                                       ----------   ----------
                                                       (DOLLARS IN THOUSANDS)
Active employees not eligible for retirement.........   $ 85,030     $ 54,443
Active employees eligible to retire..................     68,300       51,841
Retirees and beneficiaries...........................    208,011      202,528
                                                        --------     --------
Accumulated postretirement benefit obligation........    361,341      308,812
Plan assets at fair market value.....................     13,010        7,795
                                                        --------     --------
Obligations in excess of plan assets.................    348,331      301,017
Unamortized reduction in prior service cost..........      1,806       40,486
Unamortized gain.....................................     64,303       71,942
                                                        --------     --------
Accrued postretirement benefit obligation............   $414,440     $413,445
                                                        ========     ========

     At December 31, 1997 plan assets consisted primarily of short term corporate notes.

     The following table sets forth the components of the recorded net periodic postretirement benefit costs.

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1995      1996      1997
                                                              -------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
Net periodic postretirement benefit cost:
     Service cost...........................................  $ 3,563   $ 3,953   $ 2,488
     Interest cost..........................................   26,757    23,982    20,950
     Other..................................................   (3,570)   (3,888)   (7,490)
                                                              -------   -------   -------
          Total.............................................  $26,750   $24,047   $15,948
                                                              =======   =======   =======
Assumptions:
     Discount rate..........................................     7.0%      7.0%      7.0%
     Health care cost trend rate............................    10.0%      9.5%      9.0%
     Return on assets.......................................     8.0%      8.0%      8.0%

     For measurement purposes, medical costs are assumed to increase at annual rates as stated above and declining gradually to 4.5% in 2004 and beyond. The health care cost trend rate assumption has significant effect on the costs and obligation reported. A 1% increase in the health care cost trend rate in each year would result in approximate increases in the accumulated postretirement benefit obligation of $25.1 million, and net periodic benefit cost of $4.3 million.

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT

     The Coal Industry Retiree Health Benefit Act of 1992 (the "Act") created a new United Mine Workers of America postretirement medical and death benefit plan to replace two existing plans which had developed significant deficits. The Act assigns companies the remaining benefit obligations for former employees and beneficiaries, and a pro rata allocation of benefits related to unassigned beneficiaries ("orphans"). The Company's obligation under the Act relates to its previous ownership of coal mining operations.

     In 1995 the Social Security Administration (SSA) assigned additional retirees and orphans to the Company. Based on the information obtained over the past several years the Company believed the liability had been reasonably determined and valued the liability at its net present value using a 7.5% discount rate. After discounting the liability to present value, the net charge to income in 1995 totaled $3.0 million. At December 31, 1997 the actuarially determined accrued liability, discounted at 7%, covering 532 assigned retirees and dependents and 133 orphans, totaled $10.8 million. The Company recorded an extraordinary charge of $1.7 million (net of tax) in 1997 related to assignment of additional orphans.

NOTE D--INCOME TAXES

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1995      1996       1997
                                                              --------   -------   ---------
                                                                  (DOLLARS IN THOUSANDS)

INCOME TAXES BEFORE EXTRAORDINARY ITEMS
Current
     Federal tax provision..................................  $ 11,600   $ 2,065   $      --
     State tax provision....................................       998       400         460
                                                              --------   -------   ---------
Total income taxes current..................................    12,598     2,465         460
                                                              --------   -------   ---------
Deferred
     Federal tax provision (benefit)........................   (35,684)   (6,572)    (94,029)
     Pre-reorganization tax benefits recorded directly to
       equity...............................................    42,100        --          --
                                                              --------   -------   ---------
Income tax provision (benefit)..............................  $ 19,014   $(4,107)  $ (93,569)
                                                              ========   =======   =========
TOTAL INCOME TAXES
Current
     Federal tax provision..................................  $ 11,600   $ 2,065   $      --
     State tax provision....................................       998       400         460
                                                              --------   -------   ---------
Total income taxes current..................................    12,598     2,465         460
                                                              --------   -------   ---------
Deferred
     Federal tax provision (benefit)........................   (37,322)   (6,572)   (108,024)
     Pre-reorganization tax benefits recorded directly to
       equity...............................................    42,100        --          --
                                                              --------   -------   ---------
Income tax provision (benefit)..............................  $ 17,376   $(4,107)  $(107,564)
                                                              ========   =======   =========
COMPONENTS OF TOTAL INCOME TAXES
Operations..................................................  $ 19,014   $(4,107)  $ (93,569)
Extraordinary items.........................................    (1,638)       --     (13,995)
                                                              --------   -------   ---------
Income tax provision (benefit)..............................  $ 17,376   $(4,107)  $(107,564)
                                                              ========   =======   =========

     Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. The type of differences that give rise to deferred income tax liabilities or assets are shown in the following table:

DEFERRED INCOME TAX SOURCES

                                                                1996        1997
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
ASSETS
Postretirement and postemployment employee benefits.........   $ 147.1     $ 147.7
Operating loss carryforward (expiring in 2005 to 2012)......       8.0        76.7
Minimum tax credit carryforwards (indefinite
  carryforward).............................................      49.5        49.5
Provision for expenses and losses...........................      43.3        87.0
Leasing activities..........................................      25.2        23.8
State income taxes..........................................       6.0         1.4
Miscellaneous other.........................................      10.5         7.5
                                                               -------     -------
          DEFERRED TAX ASSETS...............................   $ 289.6     $ 393.6
                                                               -------     -------
LIABILITIES
Property plant and equipment................................   $(158.8)    $(166.1)
Inventory...................................................     (35.5)      (34.9)
State income taxes..........................................      (4.9)       (1.0)
Miscellaneous other.........................................       (.9)       (6.8)
                                                               -------     -------
          DEFERRED TAX LIABILITY............................   $(200.1)    $(208.8)
Valuation allowance.........................................     (20.0)      (20.0)
                                                               -------     -------
DEFERRED INCOME TAX ASSET--NET..............................   $  69.5     $ 164.8
                                                               =======     =======

     As of December 31, 1997, for financial statement reporting purposes a balance of approximately $29.0 million of prereorganization tax benefits exist. These benefits will be reported as a direct addition to equity as they are recognized. In 1995 tax benefits of $42.1 million were recognized as a direct addition to equity. The decrease in the valuation allowance in 1995 reflects the recognition of these tax benefits. No prereorganization tax benefits were recognized in 1996 and 1997.

     During 1994, the Company experienced an ownership change as defined by
Section 382 of the Internal Revenue Code. As the result of this event, pre-change of control net operating losses that can be used to offset post-change of control pretax income will be limited to approximately $32 million per year. Post-change of control net operating losses do not have an annual offset limitation.

     Total federal and state income taxes paid in 1995, 1996 and 1997 were $18.0 million, $3.5 million and $0.7 million, respectively.

     Federal tax returns have been examined by the Internal Revenue Service ("IRS") through 1987. The statute of limitations has expired for years through 1993, however, the IRS can review prior years to adjust any NOL's incurred in such years and carried forward to offset income in subsequent open years. Management believes it has adequately provided for all taxes on income.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as follows:

                                                          1995      1996       1997
                                                        --------   -------   ---------
                                                            (DOLLARS IN THOUSANDS)

Income (loss) before taxes and extraordinary items....  $100,075   $(3,449)  $(267,341)
                                                        ========   =======   =========
Tax provision (benefit) at statutory rate.............  $ 35,026   $(1,207)  $ (93,569)
Increase (reduction) in tax due to:
     Percentage depletion.............................      (973)   (1,027)     (1,092)
     Equity earnings..................................    (1,288)   (2,408)        338
     State income tax net of federal effect...........     1,624       260         299
     Reduction in valuation allowance net of equity
       adjustment.....................................   (16,300)       --          --
     Other miscellaneous..............................       925       275         455
                                                        --------   -------   ---------
Tax provision (benefit)...............................  $ 19,014   $(4,107)  $ (93,569)
                                                        ========   =======   =========

NOTE E--SHORT TERM INVESTMENTS

     The composition of the Company's short term investments are as follows:

                                                                1996       1997
                                                              --------   --------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)

Trading Securities:
     U.S. Treasury Securities...............................  $402,125   $513,906
     U.S. Government Agency Mortgage Backed Obligations.....    40,013         --
     Other..................................................     5,424      3,890
Available-for-sale securities:
     Equities...............................................        --     63,754
                                                              --------   --------
                                                              $447,562   $581,550
                                                              ========   ========

     These investments are subject to price volatility associated with any interest bearing instrument. Fluctuations in general interest rates affect the value of these investments.

     The Company recognizes gains and losses based on specific identification of the securities which comprise the investment balance. No available-for-sale securities were held at December 31, 1996. At December 31, 1997 unrealized holding gains on available-for-sale securities of $24.2 million were reported as a separate component of stockholder's equity. Net unrealized holding gains and losses on trading securities included in net income for 1996 and 1997 were $10.0 million loss and $17.4 million gain, respectively. At December 31, 1996 and 1997 the Company had short term margin borrowings of $68.8 million and $275.5 million, respectively, related to the short term investments.

NOTE F--INVENTORIES

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)

Finished products...........................................  $ 66,694      $ 71,710
In-process..................................................    59,984       106,740
Raw materials...............................................    80,147       103,735
Other materials and supplies................................    19,476        19,811
                                                              --------      --------
                                                               226,301       301,996
LIFO reserve................................................   (10,899)      (17,239)
                                                              --------      --------
                                                              $215,402      $284,757
                                                              ========      ========

     During 1996 and 1997, certain inventory quantities were reduced, resulting in liquidations of LIFO inventories, the effect of which decreased income by approximately $1.2 million in 1996 and increased income by approximately $0.6 million in 1997.

NOTE G--PROPERTY, PLANT AND EQUIPMENT

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996            1997
                                                              ----------      ----------
                                                                  (DOLLARS IN THOUSANDS)

Land and mineral properties.................................  $   26,380      $   26,424
Buildings, machinery and equipment..........................   1,053,237       1,069,215
Construction in progress....................................      18,839          22,603
                                                              ----------      ----------
                                                               1,098,456       1,118,242
Accumulated depreciation and amortization...................     343,044         379,582
                                                              ----------      ----------
                                                              $  755,412      $  738,660
                                                              ==========      ==========

     The Company utilizes the modified units of production method of depreciation which recognizes that the depreciation of steelmaking machinery is related to the physical wear of the equipment as well as a time factor. The modified units of production method provides for straight line depreciation charges modified (adjusted) by the level of raw steel production. In 1996 and 1997 depreciation under the modified units of production method was $7.6 million or 13.4% and $21.6 million or 40% respectively, less than straight line depreciation. The 1996 and 1997 reductions in depreciation primarily reflect the ten month strike which began October 1, 1996.

NOTE H--LONG-TERM DEBT

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)

Senior Unsecured Notes due 2007, 9 1/4%.....................  $     --      $273,966
Term Loan Agreement due 2006, floating rate.................        --        75,000
Senior Unsecured Notes due 2003, 9 3/8%.....................   266,155            --
IRS pension tax note due 1997, 8%...........................     1,833            --
Other.......................................................     2,546         1,953
                                                              --------      --------
                                                               270,534       350,919
Less portion due within one year............................     2,336           466
                                                              --------      --------
          Total Long-Term Debt(1)...........................  $268,198      $350,453
                                                              ========      ========

------------------------------
(1) The fair value of long-term debt at December 31, 1996 and December 31, 1997 was $270.2 million and $350.9 million, respectively. Fair value of long-term debt is estimated based on trading in the public market.

     Long-term debt maturing in each of the next five years is as follows: 1998, $466; 1999, $474; 2000, $472; 2001, $272 and 2002, $259.

     A summary of the financial agreements at December 31, 1997 follows:

REVOLVING CREDIT FACILITY

     On December 28, 1995, WPSC entered into a Second Amended and Restated Revolving Credit Facility ("RCF") with Citibank, N.A. as agent. The RCF, as amended, provides for borrowings for general corporate purposes up to $150 million and a $35 million sub-limit for Letters of Credit.

     The RCF expires May 3, 1999. Interest rates are based on the Citibank prime rate plus 1.0% and/or a Eurodollar rate plus 2.25%, but the margin over the prime rate and the Eurodollar rate can fluctuate based upon performance. A commitment fee of .5% is charged on the unused portion. The letter of credit fee is 2.25% and is also performance based.

     Borrowings are secured primarily by 100% of the eligible inventory of WPSC, Pittsburgh-Canfield Corporation ("PCC"), Wheeling Construction Products, Inc. ("WCPI") and Unimast, Inc. ("Unimast") and the terms of the RCF contain various restrictive covenants, limiting among other things dividend payments or other distribution of assets, as defined in the RCF. Unimast and Wheeling-Pittsburgh Corporation ("WPC") are wholly-owned subsidiaries of the Company. WPSC, PCC and WCPI are wholly-owned subsidiaries of WPC. Certain financial covenants associated with leverage, net worth, capital spending, cash flow and interest coverage must be maintained. WPC, PCC, WCPI and Unimast have each guaranteed all of the obligations of WPSC under the RCF. Borrowings outstanding against the RCF at December 31, 1997 totaled $89.8 million. No letters of credit were outstanding under the RCF.

     In August 1994 WPSC entered into a separate facility for letters of credit up to $50 million. At December 31, 1997 letters of credit totaling $9.3 million were outstanding under this facility. The letters of credit are collateralized at 105% with U.S. Government securities owned by the Company, and are subject to an administrative charge of .4% per annum on the amount of outstanding letters of credit.

9 3/8% SENIOR NOTES DUE 2003

     On November 23, 1993 WPC issued $325 million of 9 3/8% Senior Notes. Interest on the 9 3/8% Senior Notes is payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1994. The 9 3/8% Senior Notes mature on November 15, 2003. During 1994, the Company repurchased $54.3 million of its outstanding 9 3/8% Senior Notes at an average price of 94% of the related outstanding principal amount.

     During 1996, $4.2 million of the Senior Notes were retired via the issuance by WHX Corporation shares of its Common Stock pursuant to the terms of the Warrants Agreement allowing holders to tender lawful debt of the Company at face value to pay for exercise of warrants.

     On November 26, 1997, WPC, under the terms of the indenture, defeased the remaining $266.2 million 9 3/8% Senior Notes outstanding at a total cost of $298.8 million. The 9 3/8% Senior Notes were placed into trusteeship where they will be held until redemption on November 15, 2000.

9 1/4% SENIOR NOTES DUE 2007

     On November 26, 1997 WPC issued $274 million of 9 1/4% Senior Notes. Interest on the 9 1/4% Senior Notes is payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. The 9 1/4% Senior Notes mature on November 15, 2007.

     The 9 1/4% Senior Notes are redeemable at the option of WPC, in whole or in part, on or after November 15, 2002 at specified redemption prices, plus accrued interest and liquidated damages, if any, thereon to the date of redemption.

     Upon the occurrence of a Change of Control (as defined), WPC will be required to make an offer to repurchase all or any part of each holder's 9 1/4% Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase.

     The 9 1/4% Senior Notes are unsecured obligations of WPC, ranking senior in right of payment to all existing and future subordinated indebtedness of WPC, and pari passu with all existing and future senior unsecured indebtedness of WPC, including borrowings under the Term Loan Agreement.

     The 9 1/4% Senior Notes indenture contains certain covenants, including, but not limited to, covenants with respect to: (i) limitations on indebtedness;
(ii) limitations on restricted payments; (iii) limitations on transactions with affiliates; (iv) limitations on liens; (v) limitations on sale of assets; (vi) limitations on issuance and sale of capital stock of subsidiaries; (vii) limitations on dividends and other payment restrictions affecting subsidiaries; and (viii) restrictions on consolidations, mergers and sales of assets.

     WPC has agreed to file a registration statement relating to an exchange offer for the 9 1/4% Senior Notes under the Securities Act of 1933. The 9 1/4% Senior Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market.

TERM LOAN AGREEMENT

     On November 26, 1997 WPC entered into the Term Loan Agreement with DLJ Capital Funding Inc., as syndication agent, pursuant to which it borrowed $75 million.

     Interest on the Term Loan Agreement is payable on March 15, June 15, September 15 and December 15 as to Base Rate Loans, and with respect to LIBOR loans on the last day of each applicable interest period, and if such interest period shall exceed three months, at intervals of three months after the first day of such interest period. Amounts outstanding under the Term Loan Agreement bear interest at the Base Rate (as defined therein) plus 2.25% or the LIBO Rate (as defined therein) plus 3.25%.

     WPC's obligations under the Term Loan Agreement are guaranteed by its present and future operating subsidiaries. WPC may prepay the obligations under the Term Loan Agreement beginning on November 15, 1998, subject to a premium of 2.0% of the principal amount thereof. Such premium declines to 1.0% on November 15, 1999 with no premium on or after November 15, 2000.

INTEREST COST

     Aggregate interest costs on long-term debt and amounts capitalized during the three years ended December 31, 1997, are as follows:

                                                               1995         1996         1997
                                                              -------      -------      -------
                                                                         (DOLLARS IN THOUSANDS)

Aggregate interest expense on long-term debt................  $29,192      $28,463      $31,274
Less: Capitalized interest..................................    6,362        2,500        2,227
                                                              -------      -------      -------
Interest expense............................................  $22,830      $25,963      $29,047
                                                              =======      =======      =======
Interest paid...............................................  $27,873      $27,660      $29,589
                                                              =======      =======      =======

NOTE I--STOCKHOLDERS' EQUITY

     The authorized capital stock of WHX consists of 60,000,000 shares of Common Stock, $.01 par value, of which 19,433,614 shares (including redeemable Common Stock, but excluding 205,100 shares of Common Stock held in treasury), were outstanding as of December 31, 1997 and 10,000,000 shares of Preferred Stock, $0.10 par value, of which 2,907,880 shares of Series A Convertible Preferred Stock and 2,975,100 shares of Series B Convertible Preferred Stock were outstanding as of December 31, 1997. In 1996 and 1997, the Company purchased 2,940,316 shares and 5,537,552 shares, respectively, of Common Stock in open market purchases.

SERIES A CONVERTIBLE PREFERRED STOCK

     In July 1993 the Company issued 3,000,000 shares of Series A Convertible Preferred Stock for net proceeds of $145.0 million. Dividends on the shares of the Series A Convertible Preferred Stock are cumulative, are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, in an amount equal to $3.25 per share per annum.

     Each share of the Series A Convertible Preferred Stock is convertible at the option of the holder thereof at any time into shares of Common Stock of the Company, par value $.01 per share, at a conversion price of $15.78 per share of Common Stock (equivalent to a conversion rate of approximately 3.1686 shares of Common Stock for each share of Series A Convertible Preferred Stock), subject to adjustment under certain conditions.

     The Series A Convertible Preferred Stock was not redeemable prior to July 1, 1996. On and after such date, the Series A Convertible Preferred Stock is redeemable at the option of the Company, in whole or in part, for cash, initially at $52.275 per share and thereafter at prices declining ratably to $50.00 per share on and after July 1, 2003, plus in each case accrued and unpaid dividends to the redemption date. The Series A Convertible Preferred Stock is not entitled to the benefit of any sinking fund. In 1996 and 1997 the Company purchased and retired 92,000 shares of Series A Convertible Preferred Stock on the open market. An additional 120 shares were converted into Common Stock.

SERIES B CONVERTIBLE PREFERRED STOCK

     The Company completed a shelf registration in the amount of $550 million of debt securities or preferred stock in August 1994. Pursuant to this shelf registration the Company issued 3,500,000 shares of Series B Convertible Preferred Stock in September 1994 for net proceeds of $169.8 million. Dividends on the shares of the Series B Convertible Preferred Stock, are cumulative, are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, in an amount equal to $3.75 per share per annum.

     Each share of the Series B Convertible Preferred Stock is convertible at the option of the holder thereof at any time into shares of Common Stock of the Company, par value $.01 per share, at a conversion price of

$20.40 per share of Common Stock (equivalent to a conversion rate of approximately 2.4510 shares of Common Stock for each share of Series B Convertible Preferred Stock), subject to adjustment under certain conditions.

     The Series B Convertible Preferred Stock was not redeemable prior to October 1, 1997. On and after such date, the Series B Convertible Preferred Stock is redeemable at the option of the Company, in whole or in part, for cash, initially at $52.625 per share and thereafter at prices declining ratably to $50.00 per share on and after October 1, 2004, plus in each case accrued and unpaid dividends to the redemption date. The Series B Convertible Preferred Stock is not entitled to the benefit of any sinking fund. In 1996 and 1997 the Company purchased and retired 524,900 shares of Series B Convertible Preferred Stock in open market purchases.

REDEEMABLE COMMON STOCK

     Certain present and former employees of the Company were issued preferred shares of the Company prior to the Chapter 11 proceeding of the Company's predecessor in exchange for wage and salary concessions. Such preferred shares were exchanged for 1,279,935 shares of Common Stock under the Chapter 11 Plan of Reorganization, these shares were issued to an Employee Stock Ownership Plan ("ESOP") on such employees' behalf. Beneficial owners of such shares who were active employees on August 15, 1990 and who have either retired, died or become disabled, or who reach 30 years of service, may sell their Common Stock to the Company at a price of $15 or, upon qualified retirement, $20 per share. These contingent obligations are expected to extend over many years, as participants in the ESOP satisfy the criteria for selling shares to the Company. In addition, each beneficiary can direct the ESOP to sell any or all of its Common Stock into the public markets at any time; provided, however, that the ESOP will not on any day sell in the public markets more than 20% of the number of shares of Common Stock traded during the previous day. As of December 31, 1997, 359,739 shares of redeemable Common Stock remained outstanding.

     Changes in capital accounts are as follows: (dollars and shares in thousands)

                                                     CONVERTIBLE         TREASURY
                                  COMMON STOCK        PREFERRED            STOCK         ACCUMULATED   CAPITAL IN
                                 ---------------   ---------------   -----------------    EARNINGS     EXCESS OF
                                 SHARES   AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT      DEFICIT     PAR VALUE
Balance January 1, 1995          27,229..  $272    6,500     $650        --   $     --    $  23,349     $664,905
EIP shares sold................       4      --       --       --        --         --           --           57
Stock options exercised........      24      --       --       --        --         --           --          191
Warrants exercised.............      64       1       --       --        --         --           --          406
401K contribution..............      84       1       --       --        --         --           --          952
Purchase of treasury stock.....  (2,025)    (20)      --       --     2,025    (22,594)          --           --
Acquisition of Namasco
  assets.......................     188       2       --       --        --         --           --        1,998
Financing costs................      --      --       --       --        --         --           --         (138)
Pre-reorg. tax benefits........      --      --       --       --        --         --           --       42,100
Preferred dividends............      --      --       --       --        --         --      (22,875)          --
Net Income.....................      --      --       --       --        --         --       78,018           --
                                 ------    ----    -----     ----    ------   --------    ---------     --------
Balance December 31, 1995        25,568..   256    6,500      650     2,025    (22,594)      78,492      710,471
                                 ------    ----    -----     ----    ------   --------    ---------     --------
EIP shares sold................       5      --       --       --        --         --           --           75
Stock options exercised........     124       1       --       --        --         --           --          947
Warrants exercised.............   1,477      15       --       --        --         --           --        9,377
401K contribution..............      94       1       --       --        --         --           --          960
Purchase of treasury stock.....  (2,940)    (19)      --       --     2,940    (27,537)          --           --
Retirement of treasury stock...      --      (9)      --       --    (4,808)    48,749           --      (48,741)
Retirement of preferred
  stock........................      --      --     (363)     (36)       --         --           --      (14,966)
Preferred dividends............      --      --       --       --        --         --      (22,313)          --
Net Income.....................      --      --       --       --        --         --          658           --
                                 ------    ----    -----     ----    ------   --------    ---------     --------
Balance December 31, 1996......  24,328     245    6,137      614       157     (1,382)      56,837      658,123
                                 ------    ----    -----     ----    ------   --------    ---------     --------
EIP shares sold................       4      --       --       --        --         --           --           67
Stock options exercised........     173       2       --       --        --         --           --        1,388
WPN stock option...............      --      --       --       --        --         --           --        6,678
401K contribution..............     107       1       --       --        --         --           --          927
Purchase of treasury stock.....  (5,538)     --       --       --     5,537    (55,602)          --           --
Retirement of treasury stock...      --     (55)      --       --    (5,489)    54,766           --      (54,712)
Retirement of preferred
  stock........................      --      --     (254)     (25)       --         --           --       (9,814)
Preferred dividends............      --      --       --       --        --         --      (20,657)          --
Net loss.......................      --      --       --       --        --         --     (199,762)          --
                                 ------    ----    -----     ----    ------   --------    ---------     --------
Balance December 31, 1997......  19,074    $193    5,883     $589       205   $ (2,218)   $(163,582)    $602,657
                                 ======    ====    =====     ====    ======   ========    =========     ========

STOCK OPTION PLAN

     The Wheeling-Pittsburgh Corporation Stock Option Plan ("1991 Plan") is intended to assist the Company in securing and retaining key employees by allowing them to participate in the ownership and growth of the Company through the grant of incentive and non-qualified options (collectively, the "Options") to full-time employees of the Company and its subsidiaries. Incentive stock options granted under the Option Plan are intended to be "Incentive Stock Options" as defined by Section 422 of the Code.

     An aggregate of 2,500,000 shares of Common Stock has been reserved for issuance upon exercise of Options under the 1991 Plan. The 1991 Plan is administered by a committee (the "Committee") consisting of not less than three nonemployee members appointed by the Board of Directors. The term of Options granted under the 1991 Plan may not exceed 10 years (five years in the case of an incentive Option granted to an optionee owning more than 10% of the voting stock of the Company (a "10% Holder")). The Option price for Options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time the Option is granted; provided, however, that with respect to an incentive option, in the case of a 10% Holder, the purchase price per share shall be at least 110% of such fair market value. The aggregate fair market value of the shares of Common Stock as to which an optionee may first exercise incentive stock options in any calendar year may not exceed $100,000. Payment for shares purchased upon exercise of Options is to be made in cash, but, at the discretion of the Committee, may be made by delivery of other shares of Common Stock of comparable value. The 1991 Plan will terminate on September 24, 2001 and may be terminated at any time by the Board of Directors prior to that date.

DIRECTORS OPTION PLANS

     The 1993 Directors D&O Plan (the "1993 D&O Plan") is authorized to issue shares of Common Stock pursuant to the exercise of options with respect to a maximum of 400,000 shares of Common Stock. The options vest over three years from the date of grant. The 1997 Directors Stock Option Plan ("1997 D&O Plan") is authorized to issue an additional 400,000 shares of Common Stock.

OPTION GRANTS TO WPN CORP.

     On July 29, 1993 (the "Approval Date"), the Board of Directors approved the grant of options to WPN Corp. to purchase 1,000,000 shares of Common Stock (the "Option Grants"). The Option Grants were approved by the stockholders on March 31, 1994.

     On August 4, 1997 the compensation committee of the Board of Directors granted an option to purchase 1,000,000 shares of Common Stock to WPN Corp, at the then market price per share, subject to stockholder approval. The Board of Directors approved such grant on September 25, 1997, and the stockholders approved it on December 1, 1997 (measurement date).

     The options under each plan are exercisable with respect to one-third of the shares of Common Stock issuable upon the exercise thereunder at any time on or after the date of stockholder approval of the Option Grants. The options with respect to an additional one-third of the shares of Common Stock may be exercised on the first and second anniversaries of the Approval Date, respectively. The options, to the extent not previously exercised, will expire on April 29, 2003 and August 4, 2007, respectively.

     The Company is required to record a charge for the fair value of the 1997 option grants under SFAS 123. The fair value of the option grant is estimated on the measurement date using the Black-Scholes option-pricing model. The following assumptions were used in the Black-Scholes calculation: expected volatility of 48.3%, risk-free interest rate of 5.83%, an expected life of 5 years and a dividend yield of zero. The resulting estimated fair value of the shares granted in 1997 was $6.7 million which was recorded as part of the special charge related to the new labor agreement.

A SUMMARY OF THE OPTION PLANS:

                                         NUMBER OF OPTIONS
                                  -------------------------------
                                    1991       D & O       WPN      OPTION PRICE    WEIGHTED AVERAGE
                                    PLAN       PLAN      GRANTS       OR RANGE        OPTION PRICE
                                  ---------   -------   ---------   -------------   ----------------
Balance 12/31/94................  1,225,919   224,000   1,000,000                       $10.897
     Granted....................         --    68,000          --       11.00            11.000
     Cancelled..................    (43,328)       --          --   6.125-14.625          9.733
     Exercised..................    (24,174)       --          --    6.125-8.750          7.913
                                  ---------   -------   ---------
Balance 12/31/95................  1,158,417   292,000   1,000,000                        10.949
     Granted....................     23,000    34,000          --    9.875-13.50         11.226
     Cancelled..................     (8,423)       --          --    8.75-14.625         14.317
     Exercised..................   (123,664)       --          --    6.125-8.750          7.667
                                  ---------   -------   ---------
Balance 12/31/96................  1,049,330   326,000   1,000,000                        11.054
     Granted....................    982,500   166,000   1,000,000   6.875-13.8125        11.641
     Cancelled..................   (222,802)   (5,334)         --    8.75-14.625         13.648
     Exercised..................   (172,639)       --          --    6.125-8.75           8.048
                                  ---------   -------   ---------
Balance 12/31/97................  1,636,389   486,666   2,000,000                       $11.342
                                  =========   =======   =========

Options outstanding at December 31, 1997 which are exercisable totaled 2,341,221 and have a weighted average option price of $10.918.

     In 1996 the Company adopted SFAS No. 123, and elected to continue to account for such compensation under the provisions of APB 25. Therefore, no compensation costs have been recognized for the stock option plans in 1996 or 1997. Had the Company elected to account for stock-based compensation under the provisions of SFAS No. 123 during 1996 and 1997, the effect on net income and earnings per share would not be material.

EARNINGS PER SHARE

     In 1997 the Company adopted SFAS No. 128, Earnings per Share. The computation of basic earnings per common share is based upon the average shares of Common Stock outstanding. The computation of earnings per common share--assuming dilution in 1995 assumes conversion of preferred stock and redeemable common stock and exercise of outstanding stock options and warrants. In 1996 and 1997, the conversion of preferred shares and redeemable common stock and exercise of options and warrants would have had an anti-dilutive effect. Previously reported EPS has been restated. A reconciliation of the income and shares used in the computation follows:

RECONCILIATION OF INCOME AND SHARES IN EPS CALCULATION

                                                             FOR THE YEAR ENDED DECEMBER 31, 1997
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER-SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
                                                               (DOLLARS AND SHARES IN THOUSANDS)
Income (loss) before extraordinary item...................   $(173,772)
Less: Preferred stock dividends...........................      20,657
BASIC EPS AND DILUTED EPS
                                                             ---------
  Income (loss) available to common stockholders..........   $(194,429)      22,028        $(8.83)
                                                             =========       ======        ======

The assumed conversion of stock options, preferred stock and redeemable common stock would have an anti-dilutive effect on earnings per share.

                                                             FOR THE YEAR ENDED DECEMBER 31, 1996
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER-SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
                                                               (DOLLARS AND SHARES IN THOUSANDS)
Income before extraordinary item..........................   $    658
Less: Preferred stock dividends...........................     22,313
BASIC EPS AND DILUTED EPS
                                                             --------
  Income (loss) available to common stockholders..........   $(21,655)       26,176        $(0.83)
                                                             ========        ======        ======

The assumed conversion of stock options, preferred stock and redeemable common stock would have an anti-dilutive effect on earnings per share.

                                                             FOR THE YEAR ENDED DECEMBER 31, 1995
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER-SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
                                                               (DOLLARS AND SHARES IN THOUSANDS)
Income before extraordinary item..........................    $81,061
Less: Preferred stock dividends...........................     22,875
BASIC EPS
                                                              -------
  Income available to common stockholders.................    $58,186        25,850         $2.25
EFFECT OF DILUTIVE SECURITIES
  Options and warrants....................................         --           821
  Convertible preferred stock.............................     22,875        18,084
  Redeemable common stock.................................         --           444
DILUTED EPS
                                                              -------        ------
  Income available to common stockholders plus assumed
     conversions..........................................    $81,061        45,199         $1.79
                                                              =======        ======         =====

NOTE J--COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL MATTERS

     The Company has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") or similar state statutes at several waste sites. The Company is subject to joint and several liability imposed by Superfund on potentially responsible parties. Due to the technical and regulatory complexity of remedial activities and the difficulties attendant to identifying potentially responsible parties and allocating or determining liability among them, the Company is unable to reasonably estimate the ultimate cost of compliance with Superfund laws. The Company believes, based upon information currently available, that the Company's liability for clean up and remediation costs in connection with the Buckeye reclamation will be between $3.0 and $4.0 million. At six other sites (MIDC Glassport, United Scrap Lead, Tex-Tin, Breslube Penn, Four County Landfill and Beazor) the Company estimates costs to aggregate up to $700,000. The Company is currently funding its share of remediation costs.

     The Company, as are other industrial manufacturers, is subject to increasingly stringent standards relating to the protection of the environment. In order to facilitate compliance with these environmental standards, the Company has incurred capital expenditures for environmental control projects aggregating $5.9 million, $6.8 million and $12.4 million for 1995, 1996 and 1997, respectively. The Company anticipates spending approximately $41.3 million in the aggregate on major environmental compliance projects through the year 2000, estimated to be spent as follows: $13.4 million in 1998, $15.9 million in 1999 and $12.0 million in 2000. Due to the possibility of unanticipated factual or regulatory developments, the amount of future expenditures may vary substantially from such estimates.

     Non-current accrued environmental liabilities totaled $7.8 million at December 31, 1996 and $10.6 million at December 31, 1997. These accruals were initially determined by the Company in January 1991, based on all then available information. As new information becomes available including information provided by third parties, and changing laws and regulations, the liabilities are reviewed and the accruals adjusted quarterly. Management believes, based on its best estimate, that the Company has adequately provided for remediation costs that might be incurred or penalties that might be imposed under present environmental laws and regulations. Based upon information currently available, including the Company's prior capital expenditures, anticipated capital expenditures, consent agreements negotiated with Federal and state agencies and information available to the Company on pending judicial and administrative proceedings, the Company does not expect its environmental compliance costs and liability costs, including the incurrence of additional fines and penalties, if any, relating to the operation of its facilities, to have a material adverse effect on the Company's financial condition or results of operations of the Company. However, as further information comes into the Company's possession, it will continue to reassess such evaluations.

NOTE K--RELATED PARTY TRANSACTION

     The Chairman of the Board of the Company is the president and sole shareholder of WPN Corp. Pursuant to a management agreement effective as of January 3, 1991, as amended January 1, 1993 and April 11, 1994, approved by a majority of the disinterested directors of the Company, WPN Corp. provides certain financial, management advisory and consulting services to the Company. Such services include, among others, identification, evaluation and negotiation of acquisitions, responsibility for financing matters for the Company and its subsidiaries, review of annual and quarterly budgets, supervision and administration, as appropriate, of all the Company's accounting and financial functions and review and supervision of reporting obligations under Federal and state securities laws. In exchange for such services, WPN Corp. received a fixed monthly fee of $458,333 in 1996 and 1997. In addition to the fixed monthly fee, the Company paid a $300,000 bonus to WPN Corp. for its services in obtaining a new five-year labor contract with significant job reductions. The management agreement has a two year term and is renewable automatically for successive one year periods, unless terminated by either party upon 60 days' prior written notice.

     The stockholders approved a grant of an option to purchase 1,000,000 shares of Common Stock to WPN Corp. for their performance in obtaining a new labor agreement. The options were valued using the Black--Scholes formula at $6.7 million and recorded as a special charge related to the labor contract.

NOTE L--OTHER INCOME

                                                             YEAR ENDED DECEMBER 31,
                                                        ---------------------------------
                                                         1995         1996         1997
                                                        -------      -------      -------
                                                             (DOLLARS IN THOUSANDS)
Interest and investment income........................  $37,571      $19,660      $52,092
Equity income (loss)..................................    4,845        9,496       (1,644)
Sale of WP Radio assets...............................    6,718           --           --
Receivables securitization fees.......................   (4,283)      (4,934)      (3,826)
Other, net............................................    2,288        1,752        4,046
                                                        -------      -------      -------
                                                        $47,139      $25,974      $50,668
                                                        =======      =======      =======

NOTE M--SALE OF RECEIVABLES

     In 1994, a special purpose wholly-owned subsidiary of WPSC entered into an agreement to sell (up to $75 million on a revolving basis) an undivided percentage ownership in a designated pool of accounts receivable generated by WPSC, WCPI and PCC. The agreement expires in August 1999. In July 1995 WPSC amended such agreement to sell an additional $20 million on similar terms and conditions. In October 1995 WPSC entered into an agreement to include the receivable generated by Unimast in the pool of accounts receivable sold. Accounts receivable at December 31, 1996 and 1997 exclude $45 million and $69 million, respectively, representing uncollected accounts receivable sold with recourse limited to the extent of uncollectible balances. Fees paid by the Company under such agreement range from 5.76% to 8.50% of the outstanding amount of receivables sold. Based on the Company's collection history, the Company believes that credit risk associated with the above arrangement is immaterial.

     The Company adopted SFAS No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, effective January 1, 1997. The adoption of SFAS 125 did not have a material effect on the Company's financial condition or results of operations for the year ended December 31, 1997.

NOTE N-- SEPARATE FINANCIAL STATEMENTS OF SUBSIDIARIES NOT
         CONSOLIDATED AND 50 PERCENT OR LESS OWNED PERSONS.

     The Company owns 35.7% of Wheeling-Nisshin. Wheeling-Nisshin had total debt outstanding at December 31, 1996 and 1997 of approximately $25.3 million and $18.5 million, respectively. The Company derived approximately 3.9% of its 1997 revenues from sale of steel to Wheeling-Nisshin, down from 11.5% in 1996. The decrease in revenue reflects the effect of the strike on the Company's shipments to Wheeling-Nisshin, Inc. The Company received dividends of $2.5 million annually from Wheeling-Nisshin from 1995 through 1997. Audited financial statements of Wheeling-Nisshin are presented beginning with page F-28 because it is considered a significant subsidiary of the Company under SEC regulations.

NOTE O--EXTRAORDINARY CHARGES

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                               1995         1996          1997
                                                              -------      -------      --------
                                                                    (DOLLARS IN THOUSANDS)
Premium on early debt retirement............................  $    --      $    --      $ 32,600
Unamortized debt issuance cost..............................       --           --         4,770
Coal retiree medical benefits...............................    4,681           --         2,615
Income tax effect...........................................   (1,638)          --       (13,995)
                                                              -------      -------      --------
                                                              $ 3,043      $    --      $ 25,990
                                                              =======      =======      ========

     In November 1997 the Company paid a premium of $32.6 million to defease the remaining $266.2 million of the 9 3/8 Senior Notes at a total cost of $298.8 million.

     In 1997 a 7% discount rate was used to calculate the actuarially determined coal retiree medical benefit liability. In 1996 and 1995 the discount rate was 7.5%. In 1997 the Company also incurred higher premiums for additional retirees and orphans assigned in 1995. See Note C.

NOTE P--SUPPLEMENTAL SUBSIDIARY COMPANY SUMMARIZED FINANCIAL INFORMATION

     The following are summarized consolidated financial information of the Company's major operating subsidiary, WPC.

                                                        YEAR ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    1995          1996          1997
                                                 ----------    ----------    ----------
                                                         (DOLLARS IN THOUSANDS)
INCOME DATA
  Net sales....................................  $1,267,869    $1,110,684    $  489,662
  Cost of products sold........................   1,059,622       988,161       585,609
  Depreciation.................................      65,760        66,125        46,203
  Selling, general and administrative
     expense...................................      61,741        54,903        52,222
  Special charge...............................          --            --        92,701
                                                 ----------    ----------    ----------
  Operating income (loss)......................      80,746         1,495      (287,073)
  Interest expense.............................      22,431        23,763        27,204
  Other income (expense).......................       3,234         9,476          (221)
                                                 ----------    ----------    ----------
  Income (loss) before tax and extraordinary
     item......................................      61,549       (12,792)     (314,498)
  Tax provision (benefit)......................       3,030        (7,509)     (110,035)
                                                 ----------    ----------    ----------
  Income before extraordinary item.............      58,519        (5,283)     (204,463)
  Extraordinary charge, net of tax.............      (3,043)           --       (25,990)
                                                 ----------    ----------    ----------
  Net income (loss)............................  $   55,476    $   (5,283)   $ (230,453)
                                                 ==========    ==========    ==========

                                                        YEAR ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    1995          1996          1997
                                                 ----------    ----------    ----------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Assets
  Current assets...............................  $  379,651    $  267,434    $  325,364
  Non-current assets...........................     960,384       978,458     1,099,204
                                                 ----------    ----------    ----------
Total assets...................................  $1,340,035    $1,245,892    $1,424,568
                                                 ==========    ==========    ==========
Liabilities and Stockholder's Equity
  Current liabilities..........................  $  231,852    $  158,412    $  316,195
  Non-current liabilities......................     764,412       748,993       993,661
  Stockholder's equity.........................     343,771       338,487       114,712
                                                 ----------    ----------    ----------
Total liabilities and stockholder's equity.....  $1,340,035    $1,245,892    $1,424,568
                                                 ==========    ==========    ==========

NOTE Q--QUARTERLY INFORMATION (UNAUDITED)

     Financial results by quarter for the two fiscal years ended December 31, 1996 and 1997 are as follows:

                                                                               BASIC           BASIC       DILUTED
                                                                          EARNINGS (LOSS)    EARNINGS     EARNINGS
                                                                             PER SHARE        (LOSS)       (LOSS)
                                       GROSS       EXTRA-       NET           BEFORE         PER SHARE    PER SHARE
                            NET        PROFIT     ORDINARY     INCOME      EXTRAORDINARY      ON NET       ON NET
                           SALES       (LOSS)      CHARGE      (LOSS)         CHARGE          INCOME       INCOME
                          --------    --------    --------    --------    ---------------    ---------    ---------
                                                  (DOLLARS, EXCEPT PER SHARE, IN THOUSANDS)
1996
1st Quarter.............  $315,493    $ 41,713         --     $  1,159        $ (.17)         $ (.17)      $ (.17)
2nd Quarter.............   357,815      59,266         --       16,830           .42             .42          .37
3rd Quarter.............   391,925      61,597         --       17,317           .45             .45          .40
4th Quarter(1)..........   167,462     (26,109)        --      (34,648)        (1.60)          (1.60)       (1.60)
1997:(1)
1st Quarter.............   113,632     (27,520)        --      (40,724)        (1.92)          (1.92)       (1.92)
2nd Quarter.............   128,472     (17,043)        --      (31,107)        (1.58)          (1.58)       (1.58)
3rd Quarter.............   144,612     (28,314)        --      (91,387)        (4.49)          (4.49)       (4.49)
4th Quarter.............   255,380      (5,749)   (25,990)     (36,544)         (.79)          (2.11)       (2.11)

Diluted loss per share would be the same as basic loss per share in loss quarters because conversion of stock options, convertible Series A and Series B Preferred Stock or redeemable Common Stock would be anti-dilutive.

(1) The financial results of the Company for the fourth quarter of 1996 and all four quarters of 1997 were adversely affected by the strike. Negative impacts of the strike included the volume effect of lower production on fixed cost absorption, higher levels of external steel purchases, start-up costs and a higher-cost mix of products shipped.

NOTE R--SUBSEQUENT EVENT

     On March 1, 1998, the Company entered into a definitive merger agreement (the "Merger Agreement") with Handy & Harman ("H&H"), a New York Stock Exchange listed company which is a diversified industrial manufacturing company. Pursuant to the Merger Agreement, on April 7, 1998, HN Acquisition Corporation, a wholly-owned subsidiary of the Company ("HN Acquisition"), completed a tender offer for all outstanding shares of common stock, par value $1.00 per share of H&H (the "H&H Shares"), at a price of $35.25 per H&H Share, net to the seller in cash (the "Tender Offer").

     In the Tender Offer, HN Acquisition purchased 9,976,651 H&H Shares, which together with the H&H Shares then owned by the Company, HN Acquisition, and other wholly-owned subsidiaries of the Company, constituted approximately 95.7% of the outstanding H&H Shares. The aggregate purchase price for the H&H Shares pursuant to the Tender Offer was approximately $351.7 million.

     On April 10, 1998, HN Acquisition merged (the "Merger" and together with the Tender Offer, the "Acquisition") with and into H&H pursuant to the Merger Agreement, with H&H being the surviving corporation and thereby becoming a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, all remaining outstanding H&H Shares (other than H&H Shares owned by H&H as treasury stock, owned by the Company or any subsidiary of the Company, or H&H Shares held by shareholders exercising appraisal rights under New York law) were converted into a right to receive $35.25 in cash, without interest.

     In consideration for all of the H&H Shares acquired in connection with the Acquisition, the Company also assumed certain liabilities of H&H, including approximately $190.9 million of indebtedness as of December 31, 1997. Additionally, prior to the closing of the Acquisition, H&H paid approximately $23.5 million to cancel various stock options held by employees and directors of H&H and approximately $14.1 million for certain severance payments and various other employee-related commitments relating to H&H. Other costs to the Company relating to the Acquisition included transaction fees and expenses of approximately $14 million.

     On April 7, 1998, the Company sold $350 million principal amount of 10 1/2% Senior Notes due 2005 in a private placement, the proceeds of which were used to fund a portion of the Acquisition. The balance of the Acquisition was funded through cash on hand of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Wheeling-Nisshin, Inc.:

     We have audited the accompanying balance sheets of Wheeling-Nisshin, Inc. (the Company) as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wheeling-Nisshin, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Pittsburgh, Pennsylvania
February 12, 1998

                             WHEELING-NISSHIN, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                 1997         1996
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 22,313     $ 19,017
  Investments...............................................     28,500       19,900
  Trade accounts receivable, net of allowance for bad debts
     of $250 in 1997 and 1996...............................     16,364       19,765
  Inventories (Note 3)......................................     16,793       22,233
  Prepaid income taxes......................................        139           --
  Deferred income taxes (Note 6)............................      2,342        2,337
  Other current assets......................................        622          819
                                                               --------     --------
     Total current assets...................................     87,073       84,071
Property, plant and equipment, net (Note 4).................    124,787      134,174
Debt issuance costs, net of accumulated amortization of
  $1,704 in 1997 and $1,617 in 1996.........................        197          284
Other assets................................................        719          851
                                                               --------     --------
     Total assets...........................................   $212,776     $219,380
                                                               ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 10,684     $ 21,226
  Due to affiliates (Note 8)................................      3,356           --
  Accrued interest..........................................        367          497
  Accrued income taxes......................................         --        3,183
  Other accrued liabilities.................................      3,260        3,388
  Accrued profit sharing....................................      4,644        6,505
  Current portion of long-term debt (Note 5)................      6,835        6,828
                                                               --------     --------
     Total current liabilities..............................     29,146       41,627
Long-term debt, less current portion (Note 5)...............     11,645       18,487
Deferred income taxes (Note 6)..............................     25,262       24,116
Other long-term liabilities (Note 9)........................      2,500           --
                                                               --------     --------
     Total liabilities......................................     68,553       84,230
                                                               --------     --------
Contingencies (Note 9)......................................
Shareholders' equity:
  Common stock, no par value; authorized, issued and
     outstanding, 7,000 shares..............................     71,588       71,588
  Retained earnings.........................................     72,635       63,562
                                                               --------     --------
     Total shareholders' equity.............................    144,223      135,150
                                                               --------     --------
     Total liabilities and shareholders' equity.............   $212,776     $219,380
                                                               ========     ========

    The accompanying notes are an integral part of the financial statements.

                             WHEELING-NISSHIN, INC.

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Net Sales...................................................  $396,278   $375,658   $389,704
Cost of goods sold (Note 8).................................   365,967    335,071    349,429
                                                              --------   --------   --------
     Gross profit...........................................    30,311     40,587     40,275
Selling, general and administrative expenses................     5,608      6,546      8,676
                                                              --------   --------   --------
     Operating profit.......................................    24,703     34,041     31,599
                                                              --------   --------   --------
Other income (expense):
     Interest and other income..............................     2,203      2,539      1,717
     Interest expense.......................................    (1,398)    (1,909)    (3,729)
                                                              --------   --------   --------
                                                                   805        630     (2,012)
                                                              --------   --------   --------
          Income before income taxes........................    25,508     34,671     29,587
Provision for income taxes (Note 6).........................     9,435     13,110     11,538
                                                              --------   --------   --------
          Net income........................................  $ 16,073   $ 21,561   $ 18,049
                                                              ========   ========   ========
Earnings per share (Note 2).................................  $   2.30   $   3.08   $   2.58
                                                              ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

                             WHEELING-NISSHIN, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                              COMMON    RETAINED
                                                               STOCK    EARNINGS    TOTAL
                                                              -------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
Balance at December 31, 1994................................  $71,588   $37,952    $109,540
Net income..................................................       --    18,049      18,049
Cash dividends ($1 per share)...............................       --    (7,000)     (7,000)
                                                              -------   -------    --------
Balance at December 31, 1995................................   71,588    49,001     120,589
Net income..................................................       --    21,561      21,561
Cash dividends ($1 per share)...............................       --    (7,000)     (7,000)
                                                              -------   -------    --------
Balance at December 31, 1996................................   71,588    63,562     135,150
Net income..................................................       --    16,073      16,073
Cash dividends ($1 per share)...............................       --    (7,000)     (7,000)
                                                              -------   -------    --------
Balance at December 31, 1997................................  $71,588   $72,635    $144,223
                                                              =======   =======    ========

    The accompanying notes are an integral part of the financial statements.

                             WHEELING-NISSHIN, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 16,073   $ 21,561   $ 18,049
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    13,065     12,952     16,210
     Deferred income taxes..................................     1,141      5,330      5,449
     Net change in operating assets and liabilities:
       Decrease (increase) in trade accounts receivable.....     3,401       (730)      (602)
       Decrease (increase) in inventories...................     5,440     (3,467)     5,161
       (Increase) decrease in prepaid and accrued income
          taxes.............................................    (3,322)       (51)     1,368
       Decrease (increase) in other assets..................       197       (636)        42
       (Decrease) increase in accounts payable..............   (10,542)    12,846        179
       Increase (decrease) in due to affiliates.............     3,356     (6,036)   (25,233)
       Decrease in accrued interest.........................      (130)      (173)      (312)
       (Decrease) increase in other accrued liabilities.....    (1,989)       945      4,843
                                                              --------   --------   --------
          Net cash provided by operating activities.........    26,690     42,541     25,154
                                                              --------   --------   --------
Cash flows from investing activities:
  Capital expenditures, net.................................      (959)    (1,173)    (1,029)
  Purchase of investments...................................   (43,700)   (19,900)        --
  Sale of investments.......................................    35,100         --         --
                                                              --------   --------   --------
          Net cash used in investing activities.............    (9,559)   (21,073)    (1,029)
                                                              --------   --------   --------
Cash flows from financing activities:
  Payments on long-term debt................................    (6,835)   (11,361)   (32,145)
  Payment of dividends......................................    (7,000)    (7,000)    (7,000)
                                                              --------   --------   --------
          Net cash used in financing activities.............   (13,835)   (18,361)   (39,145)
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........     3,296      3,107    (15,020)
Cash and cash equivalents:
  Beginning of the year.....................................    19,017     15,910     30,930
                                                              --------   --------   --------
  End of the year...........................................  $ 22,313   $ 19,017   $ 15,910
                                                              ========   ========   ========
Supplemental cash flow disclosures:
  Cash paid during the year for:
     Interest...............................................  $  1,528   $  2,082   $  4,041
                                                              ========   ========   ========
     Income taxes...........................................  $ 11,616   $  7,831   $  4,968
                                                              ========   ========   ========
Supplemental schedule of noncash investing and financing
  activities:
  Acquisition of property, plant and equipment included in
     other long-term liabilities (Note 9)...................  $  2,500   $     --   $    290
                                                              ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

                             WHEELING-NISSHIN, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS

     Wheeling-Nisshin, Inc. (the Company) is engaged in the production and marketing of galvanized and aluminized steel products at a manufacturing facility in Follansbee, West Virginia. Principally all of the Company's sales are to ten trading companies located primarily in the United States. At December 31, 1997, Nisshin Holding Incorporated, a wholly-owned subsidiary of Nisshin Steel Co., Ltd.,(Nisshin) and Wheeling-Pittsburgh Corporation (Wheeling-Pittsburgh) owned 64.3% and 35.7% of the outstanding common stock of the Company, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

     Cash and cash equivalents consist of general cash accounts and highly liquid debt instruments with maturities of three months or less when purchased. Substantially all of the Company's cash and cash equivalents are maintained at one financial institution. No collateral or other security is provided on these deposits, other than $100 of deposits insured by the Federal Deposit Insurance Corporation.

  Investments:

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that securities be classified as trading, held-to-maturity, or available-for-sale. The Company's investments, which consist of certificates of deposit and commercial paper, are classified as held-to-maturity and are recorded at cost. The certificates of deposit amounted to $28,500 and $15,000 at December 31, 1997 and 1996, respectively, and are maintained at one financial institution. Commercial paper amounted to $4,900 at December 31, 1996.

  Inventories:

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method.

  Property, Plant and Equipment:

     Property, plant and equipment is stated at cost less accumulated depreciation and amortization.

     Major renewals and improvements are charged to the property accounts, while replacements, maintenance and repairs which do not improve or extend the useful lives of the respective assets are expensed. Upon disposition or retirement of property, plant and equipment, the cost and the related accumulated depreciation or amortization are removed from the accounts. Gains or losses on sales are reflected in other income.

     Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets.

  Deferred Pre-Operating Costs:

     Certain costs directly related and incremental to the Company's second production line were deferred until commencement of commercial operations in March 1993. These costs, which were an integral part of the process of bringing the new line into commercial production and, therefore, benefited future periods, were being amortized using the straight-line method over a three-year period. In 1995, management determined that they had fully recovered the deferred pre-operating costs related to the new production line. Accordingly, the remaining unamortized cost at December 31, 1995 of $390 was charged to operations in 1995.

  Debt Issuance Costs:

     Debt issuance costs associated with long-term debt secured to finance the construction of the Company's original manufacturing facility and the second production line were capitalized and are being amortized using the effective interest method over the term of the related debt.

  Income Taxes:

     The Company uses SFAS 109, "Accounting for Income Taxes" to recognize deferred tax liabilities and assets for the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Earnings Per Share:

     The Company has adopted SFAS No. 128, "Earnings Per Share" issued in February 1997. This statement requires the disclosure of basic and diluted earnings per share and revises the method required to calculate these amounts. The adoption of this standard did not impact previously reported earnings per share amounts.

     Earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period.

  Reclassification:

     In 1997, the Company reclassified cash discounts previously reported within selling, general and administrative expense to net sales. Previous years financial statements have been restated to conform to 1997 presentation. Cash discounts were $1,917, $1,842, and $1,873 in 1997, 1996 and 1995, respectively.

3.  INVENTORIES

     Inventories consist of the following at December 31:

                                                               1997      1996
                                                              -------   -------
Raw materials...............................................  $ 6,089   $10,645
Finished goods..............................................   10,704    11,588
                                                              -------   -------
                                                              $16,793   $22,233
                                                              =======   =======

     Had the Company used the first-in, first-out (FIFO) method to value inventories, the cost of inventories would have been $1,343 lower than the LIFO value at December 31, 1997 and $12 lower than the LIFO value at December 31, 1996. During 1997, certain inventory quantities were reduced, resulting in liquidation of LIFO inventories, the effect of which increased net income by approximately $839.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31:

                                                                1997       1996
                                                              --------   --------
Buildings...................................................  $ 34,665   $ 34,665
Land improvements...........................................     3,097      3,097
Machinery and equipment.....................................   164,893    161,723
Office equipment............................................     3,725      3,436
                                                              --------   --------
                                                               206,380    202,921
Less accumulated depreciation and amortization..............   (82,625)   (69,779)
                                                              --------   --------
                                                               123,755    133,142
Land........................................................     1,032      1,032
                                                              --------   --------
                                                              $124,787   $134,174
                                                              ========   ========

     Depreciation expense was $12,846, $12,715 and $13,651 in 1997, 1996, and
1995, respectively.

5. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                               1997      1996
                                                              -------   -------
Industrial revenue bonds for the second production line
  accruing interest at .625% over the LIBOR rate, as
  adjusted for periods ranging from three months to one
  year, as elected by the Company. The interest rate on the
  bonds at December 31, 1997 was 6.53%. The bonds are
  payable in 17 equal semi-annual installments of $3,353
  plus interest through March 2000..........................  $18,235   $24,941
West Virginia Economic Development Authority (WVEDA) loan
  accruing interest at 4%, payable in monthly installments
  of $2 including interest through January 2001.............       67        90
Capital lease obligations accruing interest at rates ranging from 10% to 13.8%, payable in monthly installments through
  January 2000..............................................      178       284
                                                              -------   -------
                                                               18,480    25,315
Less current portion........................................    6,835     6,828
                                                              -------   -------
                                                              $11,645   $18,487
                                                              =======   =======

     The industrial revenue bonds are collateralized by substantially all property, plant and equipment and are guaranteed by Nisshin. In addition, the industrial revenue bonds provide that dividends may not be declared or paid without the prior written consent of the lender. Such approval was obtained for the dividends paid in years 1997, 1996 and 1995.

     The annual maturities on all long-term debt for each of the five years ending December 31 are: $6,835 in 1998; $6,784 in 1999; $4,848 in 2000; $13 in
2001 and $0 in 2002.

6.  INCOME TAXES

     The provision for income taxes for the years ended December 31 consist of:

                                                             1997     1996      1995
                                                            ------   -------   -------
Current:
     U.S. Federal.........................................  $7,771   $ 7,366   $ 5,838
     State................................................     523       414       251
Deferred..................................................   1,141     5,330     5,449
                                                            ------   -------   -------
                                                            $9,435   $13,110   $11,538
                                                            ======   =======   =======

     Reconciliation of the federal statutory and effective tax rates for 1997, 1996 and 1995 are as follows:

                                                              1997       1996       1995
                                                              ----       ----       ----
Federal statutory rate......................................  35.0%      35.0%      35.0%
State income taxes..........................................   1.5        1.2        0.8
Other, net..................................................   0.5        1.6        3.2
                                                              ----       ----       ----
                                                              37.0%      37.8%      39.0%
                                                              ====       ====       ====

     The deferred tax assets and liabilities recorded on the balance sheets as of December 31 are as follows:

                                                               1997      1996
                                                              -------   -------
Deferred tax assets:
     Accrued expenses.......................................  $ 1,120   $ 1,376
     Other..................................................    1,222       961
                                                              -------   -------
                                                                2,342     2,337
                                                              -------   -------
Deferred tax liabilities:
     Depreciation and amortization..........................   23,781    22,491
     Other..................................................    1,481     1,625
                                                              -------   -------
                                                               25,262    24,116
                                                              -------   -------
                                                              $22,920   $21,779
                                                              =======   =======

     The Company has available tax credit carryforwards of approximately $60,000 which may be used to offset up to 80% of future West Virginia state income tax liabilities through 2003. A valuation allowance for the entire amount of the credit has been recognized in the accompanying financial statements. Accordingly, as the credit is utilized, a benefit is recognized through a reduction of the current state income tax provision. Such benefit amounted to approximately $864 in 1997, $998 in 1996 and $640 in 1995.

7.  EMPLOYEE BENEFIT PLANS

  Retirement Plan:

     The Company has a noncontributory, defined contribution plan which covers eligible employees. The plan provides for Company contributions ranging from 2% to 6% of the participant's annual compensation based on their years of service. The Company's contribution to the plan was $415 in 1997, $336 in 1996 and $266 in 1995.

  Profit-Sharing Plan:

     The Company has a nonqualified profit-sharing plan for eligible employees, providing for cash distributions to the participants in years when income before income taxes is in excess of $500. These contributions are based on an escalating scale from 5% to 15% of income before income taxes. Profit-sharing expense was $4,644 in 1997, $6,505 in 1996 and $5,546 in 1995.

  Postretirement Benefits:

     In December 1996, the Company adopted a defined benefit postretirement plan which covers eligible employees. Generally, the plan calls for a stated percentage of medical expenses reduced by deductibles and other coverages. The plan is currently unfunded. The postretirement benefit expense was $68 for 1997 and 1996. Accrued postretirement benefits was approximately $144 and $68 at December 31, 1997 and 1996, respectively.

8.  RELATED PARTY TRANSACTIONS

     The Company has an agreement with Wheeling-Pittsburgh under which the Company has agreed to purchase a specified portion of its required raw materials through the year 2013. The Company purchased $24,533, $161,380 and $187,548 of raw materials and processing services from Wheeling-Pittsburgh in 1997, 1996 and 1995, respectively. The amounts due Wheeling-Pittsburgh for such purchases are included in due to affiliates in the accompanying balance sheets.

     The Company sells products to Wheeling-Pittsburgh. Such sales totaled $6,408, $6,511, and $5,693 in 1997, 1996, and 1995, respectively, of which $880 and $901 remained unpaid at December 31, 1997 and 1996, respectively, and are included in trade accounts receivable in the accompanying balance sheets. The Company also sells product to Unimast, Inc., an affiliate of Wheeling-Pittsburgh. Such sales totaled $435, $1,537 and $1,389 in 1997, 1996 and 1995, respectively, of which $10 and $358 remained unpaid at December 31, 1997 and 1996, respectively, and were included in trade accounts receivable in the accompanying balance sheets.

9.  LEGAL MATTERS

     The Company is a party to a dispute for final settlement of charges related to the construction of its second production line. The Company had claims asserted against it in the amount of approximately $6,900 emerging from civil actions alleging delays on the project. In connection with the dispute, the Company filed a separate claim for alleged damages that it had sustained in the amount of approximately $400.

     The claims were litigated in the Court of Common Pleas of Allegheny County, Pennsylvania in a jury trial, which commenced on January 5, 1996. A verdict in the amount of $6,700 plus interest of $1,900 was entered against the Company on October 2, 1996. After the verdict, the plaintiffs requested the trial court to award counsel fees in the amount of $2,422 against the Company. The motions for counsel fees plus interest were granted by the court to the plaintiffs in June 1997.

     The Company filed appeals from the judgments to the Superior Court of Pennsylvania in 1997. Post-judgment interest will accrue during the appeal period. Additionally, the Company has posted a bond in the amount approximating $12,000 that will be held by the court pending the appeals. Although the Company has been advised by its Special Counsel that it has various legal bases for relief, litigation is subject to many uncertainties and, as such, the Company is presently unable to predict the outcome of its appeals. The Company has recorded a liability in the amount of $2,500 at December 31, 1997 related to these matters, which has been capitalized in property, plant and equipment as cost overruns in the accompanying 1997 balance sheet. If the Company is unsuccessful in these appeals, it is at least reasonably possible that the ultimate resolution of these matters may have a material effect on the Company's results of operations or cash flows in the year of final determination. Any portion of the ultimate resolution for interest, penalties and counsel fees will be charged to results of operations.

10.  FAIR VALUE OF FINANCIAL INVESTMENTS

     The estimated fair values and the methods used to estimate those values are disclosed below:

  Investments:

     The fair values of commercial paper and certificates of deposit were $28,890 and $20,145 at December 31, 1997 and 1996, respectively. These amounts were determined based on the investment cost plus interest receivable at December 31, 1997 and 1996.

  Long-Term Debt:

     Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, fair value approximates the carrying value.

                        HANDY & HARMAN AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders Handy & Harman:

     We have audited the consolidated balance sheets of Handy & Harman and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Handy & Harman and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 11 to the consolidated financial statements, Handy & Harman announced on March 1, 1998 that they have entered into a definitive merger agreement providing for the acquisition by WHX Corporation of all of the outstanding common shares of Handy & Harman. The transaction has been unanimously approved by the Boards of Directors of both companies.

KPMG Peat Marwick LLP
New York, New York
February 9, 1998, except as to Note 11,
which is as of March 1, 1998

                        HANDY & HARMAN AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                              YEAR ENDED DECEMBER 31
                                                   --------------------------------------------
                                                       1997            1996            1995
                                                   ------------    ------------    ------------
Sales............................................  $451,110,000    $407,107,000    $427,188,000
Cost of sales....................................   349,411,000     293,572,000     348,737,000
                                                   ------------    ------------    ------------
Gross profit.....................................   101,699,000     113,535,000      78,451,000
Selling, general, and administrative expenses....    54,116,000      44,504,000      45,524,000
Restructuring charge.............................            --              --       5,342,000
                                                   ------------    ------------    ------------
Income from operations...........................    47,583,000      69,031,000      27,585,000
                                                   ------------    ------------    ------------
Other deductions (income):
  Interest expense (net).........................    14,452,000       9,682,000      12,598,000
  Other (net)....................................    (2,920,000)        376,000         701,000
                                                   ------------    ------------    ------------
                                                     11,532,000      10,058,000      13,299,000
                                                   ------------    ------------    ------------
Income from continuing operations before income
  taxes and extraordinary item...................    36,051,000      58,973,000      14,286,000
Income tax provision.............................    15,141,000      25,200,000       6,777,000
                                                   ------------    ------------    ------------
Income from continuing operations before
  extraordinary item.............................    20,910,000      33,773,000       7,509,000
Extraordinary loss on early retirement of debt
  (net of $2,030,000 income tax benefit).........            --      (2,889,000)             --
Discontinued operations:
  Loss from operations, net of income tax benefit
     $1,026,000, $252,000........................            --      (1,354,000)       (365,000)
  Gain/(loss) on disposal, net of income
     taxes/(benefit) -- ($9,190,000),
     $8,220,000..................................            --     (13,161,000)     11,496,000
                                                   ------------    ------------    ------------
                                                             --     (14,515,000)     11,131,000
                                                   ------------    ------------    ------------
Net income.......................................  $ 20,910,000    $ 16,369,000    $ 18,640,000
                                                   ============    ============    ============
Earnings per share -- basic:
  Income from continuing operations before
     extraordinary item..........................  $       1.75    $       2.45    $        .53
  Extraordinary loss on early retirement of
     debt........................................            --            (.21)             --
  Discontinued operations........................            --           (1.05)            .79
                                                   ------------    ------------    ------------
Net income.......................................  $       1.75    $       1.19    $       1.32
                                                   ============    ============    ============
Basic average number of shares outstanding.......    11,981,000      13,796,000      14,092,000
                                                   ============    ============    ============
Earnings per share -- diluted:
  Income from continuing operations before
     extraordinary item..........................  $       1.74    $       2.44    $        .53
  Extraordinary loss on early retirement of
     debt........................................            --            (.21)             --
  Discontinued operations........................            --           (1.05)            .79
                                                   ------------    ------------    ------------
Net income.......................................  $       1.74    $       1.18    $       1.32
                                                   ============    ============    ============
Diluted average number of shares outstanding.....    12,042,000      13,846,000      14,103,000
                                                   ============    ============    ============

     The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                        HANDY & HARMAN AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                      DECEMBER 31
                                                              ----------------------------
                                                                  1997            1996
                                                              ------------    ------------
ASSETS
Current assets:
  Cash......................................................  $  7,259,000    $  9,701,000
  Accounts receivable, less allowance for doubtful accounts
     of $1,634,000 in 1997 and $1,686,000 in 1996...........    59,084,000      51,572,000
  Inventories...............................................    77,294,000      70,357,000
  Prepaid expenses, deposits and other current assets.......    14,611,000       7,044,000
                                                              ------------    ------------
          Total current assets..............................   158,248,000     138,674,000
                                                              ------------    ------------
Investments in affiliates, at equity........................     3,870,000       3,122,000
Property, plant and equipment...............................   218,052,000     195,623,000
  Less accumulated depreciation and amortization............   123,064,000     112,418,000
                                                              ------------    ------------
                                                                94,988,000      83,205,000

Prepaid retirement costs (net)..............................    60,659,000      54,566,000
Intangibles, net of amortization............................    65,058,000      24,818,000
Other assets................................................     9,974,000      12,079,000
                                                              ------------    ------------
                                                              $392,797,000    $316,464,000
                                                              ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................            --    $ 15,000,000
  Accounts payable..........................................  $ 36,999,000      30,163,000
  Futures payable...........................................            --       9,246,000
  Other current liabilities.................................    30,008,000      22,429,000
                                                              ------------    ------------
          Total current liabilities.........................    67,007,000      76,838,000
                                                              ------------    ------------
Long-term debt, less current maturities.....................   190,880,000     127,500,000
Minority interest...........................................     1,555,000       1,259,000
Deferred income taxes.......................................    20,947,000      15,261,000
Commitments.................................................
                                                              ------------    ------------
Shareholders' equity:
  Common stock -- par value $1; 60,000,000 shares
     authorized; 14,611,432 shares issued...................    14,611,000      14,611,000
  Capital surplus...........................................    14,410,000      13,432,000
  Retained earnings.........................................   130,435,000     112,399,000
  Foreign currency translation adjustment...................    (1,462,000)        (61,000)
                                                              ------------    ------------
                                                               157,994,000     140,381,000

Less: Treasury stock 1997 -- 2,596,460 shares; 1996 --
  2,618,421 shares -- at cost...............................    45,586,000      44,308,000
     Unearned compensation..................................            --         467,000
                                                              ------------    ------------
          Total shareholders' equity........................   112,408,000      95,606,000
                                                              ------------    ------------
                                                              $392,797,000    $316,464,000
                                                              ============    ============

     The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                        HANDY & HARMAN AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1997

                                 PAR                                      FOREIGN
                              VALUE $1                                   CURRENCY                                       TOTAL
                               COMMON        CAPITAL       RETAINED     TRANSLATION     TREASURY       UNEARNED     SHAREHOLDERS'
                                STOCK        SURPLUS       EARNINGS     ADJUSTMENT       STOCK       COMPENSATION      EQUITY
                             -----------   -----------   ------------   -----------   ------------   ------------   -------------
Balance, January 1, 1995...  $14,611,000   $11,830,000   $ 84,114,000   $  (720,000)  $ (3,491,000)   $(220,000)    $106,124,000
Net income.................                                18,640,000                                                 18,640,000
Dividends -- $.24 per
  share....................                                (3,383,000)                                                (3,383,000)
Remeasurement and
  amortization of stock
  issued under 1988
  long-term incentive
  plan.....................                      4,000                                      (6,000)     220,000          218,000
Stock awarded under outside
  director stock option
  plan (awarded
  3,290 -- issued 2,852
  shares)..................                     34,000                                      14,000                        48,000
Stock issued under the
  incentive stock option
  plan (22,800 shares).....                    165,000                                     115,000                       280,000
Shares purchased by Company
  for treasury (95,500
  shares)..................                                                             (1,505,000)                   (1,505,000)
Translation adjustment.....                                                 (28,000)                                     (28,000)
                             -----------   -----------   ------------   -----------   ------------    ---------     ------------
Balance, December 31,
  1995.....................   14,611,000    12,033,000     99,371,000      (748,000)    (4,873,000)          --      120,394,000
Net income.................                                16,369,000                                                 16,369,000
Dividends -- $.24 per
  share....................                                (3,341,000)                                                (3,341,000)
Stock issued under 1988
  long-term incentive plan
  (62,750 shares)..........                    735,000                                     315,000     (467,000)         583,000
Stock awarded under outside
  director stock option
  plan (awarded
  4,194 -- issued 8,640
  shares)..................                     54,000                                      43,000                        97,000
Stock issued under the
  incentive stock option
  plan -- net (69,889
  shares)..................                    610,000                                     243,000                       853,000
Shares purchased by Company
  for treasury (2,155,900
  shares)..................                                                            (40,036,000)                  (40,036,000)
Translation adjustment.....                                                 687,000                                      687,000
                             -----------   -----------   ------------   -----------   ------------    ---------     ------------
Balance, December 31,
  1996.....................   14,611,000    13,432,000    112,399,000       (61,000)   (44,308,000)    (467,000)      95,606,000
Net income.................                                20,910,000                                                 20,910,000
Dividends -- $.24 per
  share....................                                (2,874,000)                                                (2,874,000)
Amortization of stock
  issued under 1988
  long-term incentive plan
  and forfeiture of 2,275
  shares...................                    (27,000)                                    (12,000)     467,000          428,000
Stock awarded under outside
  director stock option
  plan (awarded
  4,781 -- issued 1,366
  shares)..................                     53,000                                       7,000                        60,000
Stock issued under the
  incentive stock option
  plan -- net (112,750
  shares)..................                    952,000                                     567,000                     1,519,000
Shares purchased by Company
  for treasury (89,880
  shares)..................                                                             (1,840,000)                   (1,840,000)
Translation adjustment.....                                              (1,401,000)                                  (1,401,000)
                             -----------   -----------   ------------   -----------   ------------    ---------     ------------
Balance, December 31,
  1997.....................  $14,611,000   $14,410,000   $130,435,000   $(1,462,000)  $(45,586,000)          --     $112,408,000
                             ===========   ===========   ============   ===========   ============    =========     ============

     The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                        HANDY & HARMAN AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     INCREASE (DECREASE) IN CASH
                                                            ---------------------------------------------
                 YEAR ENDED DECEMBER 31,                        1997             1996            1995
                 -----------------------                    -------------    ------------    ------------
Cash flows from operating activities:
  Net income..............................................  $  20,910,000    $ 16,369,000    $ 18,640,000
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Extraordinary loss on debt retirement.................             --       4,919,000              --
    Depreciation and amortization.........................     14,194,000      12,000,000      16,668,000
    Provision for doubtful accounts.......................        333,000       1,052,000         329,000
    Gain on disposal of property, plant and equipment.....          8,000          68,000          91,000
    (Gain)/loss on disposal of business units.............             --       8,704,000     (20,176,000)
    Net prepaid retirement costs..........................     (6,093,000)     (3,995,000)     (2,339,000)
    Equity in earnings of affiliates......................       (942,000)       (421,000)       (451,000)
    Minority interest.....................................        296,000              --              --
    Earned compensation -- 1988 long-term incentive and
      outside director stock option plans.................        506,000         648,000         266,000
    Restructuring and nonrecurring charges................             --              --       8,369,000
    Changes in assets and liabilities, net of effects from
      acquisitions and divestitures:
      Accounts receivable.................................     (3,198,000)      3,659,000       3,369,000
      Inventories.........................................     (2,670,000)     13,227,000      (7,877,000)
      Prepaid expenses and other current assets...........     (6,906,000)     (3,767,000)      1,210,000
      Deferred charges and other assets...................      1,086,000      (1,050,000)     (2,951,000)
      Accounts payable and other current liabilities......      7,853,000      (4,662,000)     (1,775,000)
      Federal and foreign taxes on income.................        (77,000)     (5,279,000)      6,730,000
      Deferred income taxes...............................      7,597,000        (274,000)        (17,000)
                                                            -------------    ------------    ------------
Net cash provided by operating activities.................     32,897,000      41,198,000      20,086,000
                                                            -------------    ------------    ------------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment.....         43,000         864,000         520,000
  Capital expenditures....................................    (18,460,000)    (14,694,000)    (23,143,000)
  Acquisition, net of cash and debt acquired..............    (52,732,000)     (3,700,000)             --
  Divestitures, net of cash sold..........................             --       5,074,000      68,032,000
  Investment in affiliates -- net.........................             --              --         478,000
  Net investing activities of discontinued operations.....             --              --      24,750,000
                                                            -------------    ------------    ------------
Net cash provided/(used) in investing activities..........    (71,149,000)    (12,456,000)     70,637,000
                                                            -------------    ------------    ------------
Cash flows from financing activities:
  Short-term borrowings...................................    (15,000,000)    (27,199,000)      5,250,000
  Net decrease in revolving credit facility...............   (120,000,000)             --              --
  Proceeds from long-term financing.......................    183,380,000              --              --
  Repayment of other long-term debt.......................             --     (64,500,000)    (11,750,000)
  Long-term revolving credit facilities...................             --      95,000,000     (30,000,000)
  Net (increase)/decrease in futures receivable...........             --       7,681,000      (7,681,000)
  Net increase/(decrease) in futures payable..............     (9,246,000)      9,246,000     (37,772,000)
  Dividends paid..........................................     (2,874,000)     (3,341,000)     (3,383,000)
  Purchase of treasury stock (net)........................       (347,000)    (39,174,000)     (1,222,000)
  Penalties paid on early retirement of debt..............             --      (4,640,000)             --
  Funding proceeds from joint venture partner.............             --       1,259,000              --
                                                            -------------    ------------    ------------
Net cash provided/(used) in financing activities..........     35,913,000     (25,668,000)    (86,558,000)
                                                            -------------    ------------    ------------
Effect of exchange rate changes on net cash...............       (103,000)        (10,000)        (87,000)
                                                            -------------    ------------    ------------
Net change in cash........................................     (2,442,000)      3,064,000       4,078,000
Cash at beginning of year.................................      9,701,000       6,637,000       2,559,000
                                                            -------------    ------------    ------------
Cash at end of year.......................................  $   7,259,000    $  9,701,000    $  6,637,000
                                                            =============    ============    ============
Cash paid during the year for:
  Interest, net of contango on futures and forward
    contracts.............................................  $  12,745,000    $ 12,886,000    $ 20,979,000
  Income taxes............................................  $   3,084,000    $ 20,678,000    $  6,365,000
                                                            =============    ============    ============

   The accompanying summary of significant accounting policies and notes are an integral part of the financial statements.

                        HANDY & HARMAN AND SUBSIDIARIES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A:  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany items have been eliminated. Investments in affiliates, which are 20%-50% owned companies, are accounted for by the equity basis of accounting.

B:  INVENTORIES

     Precious metals inventories are valued at cost as computed under the last-in, first-out (LIFO) method, which is lower than market. Non-precious metals inventories are stated at the lower of cost (principally average) or market. For precious metals inventories no segregation among raw materials, work in process and finished goods is practicable.

C:  PROPERTY, PLANT AND EQUIPMENT, AND DEPRECIATION

     Property, plant and equipment are stated at cost. Depreciation and amortization are provided principally on the straight-line method for financial reporting purposes and on accelerated methods for tax purposes.

D:  INTANGIBLES AND AMORTIZATION

     The excess of purchase price over net assets acquired in business combinations is being amortized on the straight-line method over 40 years. The Company uses undiscounted cash flows when evaluating annually the recoverability of the unamortized balance for the excess of purchase price over net assets acquired in a business combination. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. Purchased patents are stated at cost, which is amortized over the respective remaining lives of the patents.

E:  FUTURES CONTRACTS

     Consistent with the Company's policy of maintaining constant inventory levels under the last-in, first-out (LIFO) method of accounting, precious metals are purchased at the same prices and quantities as shipments to customers. Additionally, to the extent that an increase in inventory is required to support operations, precious metals are purchased and immediately sold for future delivery, creating a futures receivable and eliminating the economic risk of price fluctuations. Also to the extent there is a decrease in the inventory required to support operations, precious metals are sold and immediately purchased for future receipt, creating a futures payable and also eliminating the economic risk of price fluctuations.

     Future sales and purchases of precious metals are excluded from sales and cost of sales in the accompanying income statement. The related margin deposits are included with the futures receivable/payable. The income/expense from future sales/purchases of precious metals is amortized over the contract period and is included in interest expense.

F:  SALES

     A high percentage of the sales prices for the Company's precious metals products is the value of the precious metals content. Changes in the unit sales price of such precious metals result in corresponding changes in sales and cost of sales. The Company includes in both sales and cost of sales the precious metal value of sales of fabricated products if the customer purchased the precious metal from the Company, whether or not the precious metal is sold at the same time as the fabricated product. In addition, certain customers choose to do business on a "toll" basis, that is, to furnish bullion to Handy & Harman for fabrication. When the metals are returned to the customer in fabricated form, the customer pays only a fabrication charge, and the precious metal value of this consignment business is not included in sales or cost of sales.

                        HANDY & HARMAN AND SUBSIDIARIES

G:  TAXES ON INCOME

     The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. In accordance with SFAS No. 109 "Accounting for Income Taxes" deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

H:  EARNINGS PER SHARE

     In 1997, the Company adopted SFAS No. 128 "Earnings Per Share" which specifies the computation, presentation, and disclosure requirements for "basic" and "diluted" earnings per share. A weighted-average number of common shares outstanding during the period is used in both the "basic" and "diluted" computations. The difference between the Company's basic and diluted computations is the diluted computation includes an increase in the number of additional shares that would be outstanding relating to the potential exercise of stock options. The weighted-average of these additional dilutive shares amounted to 61,000, 50,000, and 11,000 shares for 1997, 1996 and 1995, respectively which did not have a material impact on current and previously reported earnings per share amounts.

I:  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign subsidiaries have been translated at current exchange rates, and related revenues and expenses have been translated at average rates of exchange in effect during the year. Resulting cumulative translation adjustments have been recorded as a separate component of shareholders' equity.

J:  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value amounts for cash, receivables (net), and short-term borrowings approximate carrying amounts due to the short maturities of these instruments. The fair value of long-term debt was estimated based on the current rates offered to the Company for debt of the same remaining maturities. The difference between the fair value and the carrying value is not material and the Company has no plans to retire significant portions of its long-term debt prior to scheduled maturity.

K:  LONG-LIVED ASSETS

     Long-lived assets and certain identifiable intangibles held, used or disposed of are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company determined that no impairment loss need be recognized for applicable assets of continuing operations.

L:  STOCK-BASED COMPENSATION

     In 1995 the Financial Accounting Standard Board issued SFAS No. 123 "Accounting for Stock-Based Compensation". SFAS No. 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Company's stock at the date of the grant over the amount an employee must pay to acquire stock. Refer to Note 6.

                        HANDY & HARMAN AND SUBSIDIARIES

M:  NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes new disclosures for reporting comprehensive income and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which established standards for the way that segment information is to be disclosed in the financial statements along with additional information on products and services, geographic areas and major customers. The Company's 1998 disclosures for these two statements will be determined by the timeliness of the Company's merger with WHX Corporation, as further described in Note 11 to the Consolidated Financial Statements.

N:  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

O:  RECLASSIFICATIONS

     Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform to the 1997 presentation.

                        HANDY & HARMAN AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  ACQUISITIONS, DIVESTITURES, RESTRUCTURING AND OTHER INCOME AND
         DEDUCTIONS

     On February 28, 1997 the Company acquired 100% of the outstanding shares of Olympic Manufacturing Group, Inc. for approximately $53,000,000. This acquisition has been accounted for as a purchase; accordingly, the purchase price has been allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of acquisition. The estimated fair value of assets acquired was $17,500,000 and liabilities assumed was $6,500,000. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was approximately $42,000,000 and is being amortized over a period of 40 years. The excess purchase price has a tax deductible basis of approximately $10,000,000. This business is not material to the revenues of the Company.

     Included in other income/deductions for 1997 is an insurance settlement gain of $3,000,000 and certain takeover defense costs amounting to $500,000.

     On June 27, 1996 the Company acquired 100% of ele Corporation's outstanding shares for $4,341,000. The acquisition has been accounted for as a purchase; accordingly, the purchase price has been allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of acquisition. The estimated fair value of assets acquired is $4,314,000 and liabilities assumed is $3,254,000 (inclusive of $2,199,000 of debt). The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $3,281,000 and is being amortized over a period of 40 years. This business is not material to the revenues of the Company.

     The Company sold the Handy & Harman Refining Division in August 1996 for which the Company received $5,074,000. Accordingly, operations for this major division have been classified as discontinued operations. A charge associated with exiting this business of $22,350,000 was recorded in 1996. Revenues from this division for 1996 and 1995 were $98,934,000 and $168,309,000, respectively.

     The Company sold its automotive (OEM) segment in two phases during 1995 and recorded a net gain on its sale amounting to $19,716,000. The first phase was the sale of this segment's cable operations on July 20, 1995 for which the Company received cash of $3,211,000. The cable operations' working capital retained by the Company also generated approximately $3,000,000 in cash. The second phase was the sale of this segment's remaining operations on December 29, 1995 for which the Company received $64,821,000 (net of cash sold) with an additional amount due of $5,246,000. Accordingly, the results of this segment for all years presented are reported in the accompanying consolidated statement of income as discontinued operations. Revenue from this segment for 1995 was $150,629,000.

     With the sale of GO/DAN Industries, a joint venture, and the related receipt of $24,750,000 in September 1995, the previously discontinued operations net assets, primarily composed of the Company's investment in and receivable from GO/DAN Industries, were realized.

     During 1995 the Company exited the karat gold fabricated product line located in its East Providence, Rhode Island facility. A restructuring charge to exit the business amounting to $5,342,000 was recorded as follows: employee separation (155 employees)--$733,000, asset write-downs--$3,819,000, and other exit costs--$790,000. This action was substantially completed at December 31, 1995. In addition to this restructuring charge, a charge of $4,207,000, primarily asset write-downs, was recorded relating to the Company's ongoing operation in Fairfield, Connecticut.

     Included in other deductions for 1995 is a gain on the sale of the Company's joint venture in Brazil amounting to $460,000.

NOTE 2:  INVENTORIES AND FEE CONSIGNMENT FACILITIES

     The components of inventories at December 31, 1997 and 1996 are as follows:

                                                               1997           1996
                                                            -----------    -----------
Precious metals:
  Fine and fabricated metals in various stages of
     completion...........................................  $22,830,000    $26,569,000
Non-precious metals:
  Base metals, factory supplies and raw materials.........   25,878,000     20,993,000
  Work in process.........................................   14,938,000     15,192,000
  Finished goods..........................................   13,648,000      7,603,000
                                                            -----------    -----------
                                                            $77,294,000    $70,357,000
                                                            ===========    ===========

     Other inventory information at December 31:

                                                               1997           1996
                                                           ------------    -----------
Precious metals stated at LIFO cost......................  $ 20,960,000    $24,763,000
                                                           ------------    -----------
LIFO inventory--excess of year-end market value over LIFO
  cost...................................................  $106,201,000    $97,996,000
                                                           ------------    -----------
Market value per ounce:
  Silver.................................................  $       5.95    $      4.73
  Gold...................................................  $     287.05    $    369.00
                                                           ------------    -----------

     Included in continuing operations for 1997 and 1996 are profits before taxes of $6,408,000 and $33,630,000 respectively, resulting from reduction in the quantities of precious metal inventories valued under the LIFO method. The after-tax effect on continuing operations for 1997 and 1996 amounted to $3,717,000 ($.31 per basic share) and $19,260,000 ($1.40 per basic share), respectively.

     Consigned precious metal ounces due to/(from) customers and suppliers at December 31, 1997 and 1996:

                                                                 1997          1996
                                                              ----------    ----------
Silver ounces
  Net open account..........................................   2,146,000       500,000
  Leased/Futures............................................   2,495,000     9,419,000
                                                              ----------    ----------
          Total.............................................   4,641,000     9,919,000
                                                              ----------    ----------
Gold ounces
  Net open account..........................................      17,887        14,600
  Leased/Futures............................................     (58,100)        5,700
                                                              ----------    ----------
          Total.............................................     (40,213)       20,300
                                                              ==========    ==========

     In 1994 the Company was provided a Gold and Silver Fee Consignment Facility amounting to $250,750,000 of which $111,750,000 remained in 1996 after exiting the karat gold business in 1995 and refining business in 1996. The Fee Consignment Facility of $83,812,500 was for a three-year period and the short-term Fee Consignment Facility of $27,937,500 was for 364 days. As of December 31, 1996, 14,209,000 ounces of silver and 5,300 ounces of gold were leased to the Company and are included in leased amounts above for 1996. On August 29, 1997 the Company returned precious metal and canceled the Fee Consignment facility.

NOTE 3:  DEBT AND CREDIT AGREEMENTS

     The Company's borrowing requirements are primarily related to the level of working capital requirements and acquisition activity. At December 31, 1997, the Company had outstanding short-term borrowings of $31,500,000 under short-term uncommitted facilities. The Company's revolving credit facility and long-term financing (see discussion below) gives the Company the ability to classify these and other short term obligations aggregating $33,380,000 as long-term debt as of December 31, 1997. At December 31, 1996, the Company had short-term credit facilities of $50,000,000 and short-term borrowings of $15,000,000.

     Long-term debt at December 31, 1997 and 1996 is summarized as follows:

                                                              1997            1996
                                                          ------------    ------------
Credit facility.........................................  $ 25,000,000    $120,000,000
Senior Notes (7.31%, due 2004)..........................   125,000,000              --
Industrial revenue bonds, floating rate, due
  2004-2005.............................................     7,500,000       7,500,000
                                                          ------------    ------------
                                                           157,500,000     127,500,000
Less installments due within year.......................            --              --
                                                          ------------    ------------
                                                           157,500,000     127,500,000
Reclass of short-term obligations.......................    33,380,000              --
                                                          ------------    ------------
          Total long-term debt..........................  $190,880,000    $127,500,000
                                                          ============    ============

     On April 17, 1997 the Company completed unsecured long-term financing for $125,000,000 at a fixed rate of 7.31% due 2004. On September 29, 1997 the Company replaced its prior $200,000,000 revolving credit facility, which provided $150,000,000 for a three year period and $50,000,000 for 364 days with a new unsecured $200,000,000 revolving credit facility which provides $200,000,000 for a five year period maturing in 2002, subject to annual one-year extensions. At December 31, 1997 there was $25,000,000 borrowed under this facility.

     All the above loans have restrictive covenants. At December 31, 1997, the Company was in compliance with all covenants.

NOTE 4:  INCOME TAXES

     The components of pre-tax income are as follows (in thousands):

                                                        1997        1996       1995
                                                       -------    --------    -------
Continuing operations--domestic......................  $35,751    $ 59,090    $12,906
Continuing operations--foreign.......................      300        (117)     1,380
Extraordinary item...................................       --      (4,919)        --
                                                       -------    --------    -------
                                                        36,051      54,054     14,286
Discontinued operations--domestic....................       --     (24,731)    19,099
                                                       -------    --------    -------
          Total......................................  $36,051    $ 29,323    $33,385
                                                       =======    ========    =======

     The provision for taxes on income was comprised of the following (in thousands):

                                                                     1997
                                                        -------------------------------
                                                        CURRENT     DEFERRED     TOTAL
                                                        --------    --------    -------
Continuing Operations
Federal...............................................  $  3,934     $7,209     $11,143
Foreign...............................................       182         72         254
State and local.......................................     3,429        315       3,744
                                                        --------     ------     -------
          Total.......................................  $  7,545     $7,596     $15,141
                                                        ========     ======     =======

                                               1996                             1995
                                  ------------------------------   ------------------------------
                                  CURRENT    DEFERRED    TOTAL     CURRENT    DEFERRED    TOTAL
                                  --------   --------   --------   --------   --------   --------
Continuing Operations
Federal.........................  $ 18,260   $   764    $ 19,024   $  2,653   $ 1,913    $  4,566
Foreign.........................       676        --         676      1,594      (386)      1,208
State and local.................     5,443        57       5,500        223       780       1,003
                                  --------   -------    --------   --------   -------    --------
                                    24,379       821      25,200      4,470     2,307       6,777
                                  --------   -------    --------   --------   -------    --------
Extraordinary Item
Federal.........................    (1,557)       --      (1,557)        --        --          --
State and local.................      (473)       --        (473)        --        --          --
                                  --------   -------    --------   --------   -------    --------
                                    (2,030)       --      (2,030)        --        --          --
                                  --------   -------    --------   --------   -------    --------
Discontinued Operations
Federal.........................    (8,709)      843      (7,866)     7,847    (1,776)      6,071
State and local.................    (2,413)       63      (2,350)     2,445      (548)      1,897
                                  --------   -------    --------   --------   -------    --------
                                   (11,122)      906     (10,216)    10,292    (2,324)      7,968
                                  --------   -------    --------   --------   -------    --------
          Total.................  $ 11,227   $ 1,727    $ 12,954   $ 14,762   $   (17)   $ 14,745
                                  ========   =======    ========   ========   =======    ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 follow (in thousands):

                                              1997                                         1996
                           ------------------------------------------   ------------------------------------------
                           DEFERRED TAX   DEFERRED TAX   NET DEFERRED   DEFERRED TAX   DEFERRED TAX   NET DEFERRED
                              ASSETS      LIABILITIES     LIABILITY        ASSETS      LIABILITIES     LIABILITY
                           ------------   ------------   ------------   ------------   ------------   ------------
Prepaid retirement
  costs..................    $    --        $21,231        $(21,231)      $    --        $19,098        $(19,098)
Property, plant and
  equipment..............         --          5,100          (5,100)           --          3,442          (3,442)
Discontinued
  operations.............      1,277             --           1,277         3,312             --           3,312
Acquired NOL-Olympic.....      1,613             --           1,613            --             --              --
All other................      5,842          3,348           2,494         7,168          3,201           3,967
Foreign losses...........      1,846             --           1,846         1,625             --           1,625
Valuation allowance......     (1,846)            --          (1,846)       (1,625)            --          (1,625)
                             -------        -------        --------       -------        -------        --------
          Total..........    $ 8,732        $29,679        $(20,947)      $10,480        $25,741        $(15,261)
                             =======        =======        ========       =======        =======        ========

     Due to the Company's current taxable income and expected future taxable income, management believes it is more likely than not that the Company will realize the benefit of the existing deferred tax assets other than the deferred tax asset on foreign losses for which a valuation allowance has been provided.

     Principal items making up the change in the net deferred tax liability follow (in thousands):

                                                               1997       1996       1995
                                                              -------    -------    -------
Prepaid retirement costs....................................  $ 2,133    $ 1,195    $ 1,293
Property, plant and equipment...............................    1,658     (1,612)    (4,175)
Restructuring and discontinued operations...................    2,035      2,660        825
Foreign tax credit carryforwards............................       --         --        495
Acquired NOL-Olympic........................................   (1,613)        --         --
All other...................................................    1,473       (516)     1,545
                                                              -------    -------    -------
                                                              $ 5,686    $ 1,727    $   (17)
                                                              =======    =======    =======

     Deferred income taxes have not been provided on the undistributed earnings of foreign subsidiaries and other foreign investments carried at equity. These earnings have been substantially reinvested and the Company does not plan to initiate any action that would precipitate the payment of income taxes thereon.

     The major elements contributing to the difference between the U.S. Federal statutory tax rate and the consolidated effective tax rate for continuing operations are as follows:

                                                             1997      1996      1995
                                                             ----      ----      ----
U.S. Federal effective statutory tax rate..................  35.0%     35.0%     35.0%
State and local income taxes, net of Federal income tax
  benefit..................................................   6.8       6.1       4.6
Valuation allowance........................................   0.7       1.3       4.8
Net effect of foreign tax rates............................  (0.2)     (0.1)      0.1
Other......................................................  (0.3)      0.4       2.9
                                                             ----      ----      ----
                                                             42.0%     42.7%     47.4%
                                                             ====      ====      ====

NOTE 5:  COMMITMENTS

     Commitments at December 31, 1997 for the purchase of additional property, plant and equipment approximated $744,000. Rent expense for 1997, 1996, and 1995 was $2,620,000, $2,885,000, and $3,591,000, respectively. Operating lease and rental commitments for future years are as follows:

1998............................................  $ 1,913,000
1999............................................    2,026,000
2000............................................    1,889,000
2001............................................    1,751,000
2002............................................    1,570,000
2003 and beyond.................................    5,530,000
                                                  -----------
          Total lease and rental commitments....  $14,679,000
                                                  ===========

NOTE 6:  INCENTIVE PLANS

HANDY & HARMAN 1995 OMNIBUS STOCK INCENTIVE PLAN
(SUCCESSOR TO THE HANDY & HARMAN LONG-TERM INCENTIVE STOCK OPTION PLAN ADOPTED IN 1991)

     After incorporating 1994's remaining "shares available for option" of the predecessor plan the combined number of shares subject to award under this succeeding plan adopted in 1995 shall not exceed 1,000,000 shares of Common Stock. The compensation committee of the Board of Directors may grant options, stock appreciation rights (tandem or stand alone), shares of restricted or phantom stock, and stock bonuses, in such amounts and with such terms and conditions as the compensation committee shall determine, subject to the provisions of the plan. Through 1997 only options have been awarded under the successor and predecessor plans. Certain shares under option with a term of 3 years become exercisable based on the Company's stock attaining specified trading prices. The remaining shares under option with terms of 7 years and 10 years become exercisable cumulatively at the rate of 50% and 25% per year (20% for predecessor plan awarded options), respectively.

     Successor and predecessor plans' transactions are as follows:

                                                     SHARES UNDER OPTION        WEIGHTED
                                      SHARES      --------------------------    AVERAGE
                                    AVAILABLE                    RANGE OF       EXERCISE
                                    FOR OPTION     SHARES         PRICE          PRICE
                                    ----------    --------    --------------    --------
Balance, January 1, 1995..........    253,200      716,000    $ 9.625-16.625    $ 13.74
Increase in shares subject to
  award...........................    746,800
Options granted...................   (162,000)     162,000     15.125-15.438      15.13
Options exercised.................         --      (22,800)     9.625-12.937      12.25
Options expired...................     28,200      (28,200)    11.313-16.625      13.67
                                     --------     --------    --------------    -------
Balance, December 31, 1995........    866,200      827,000      9.625-16.625      14.06
Options granted...................   (260,000)     260,000      17.75-18.625      17.92
Options exercised.................         --      (78,500)     9.625-16.625      12.80
Options expired...................     48,800      (48,800)    12.625-16.625      13.20
                                     --------     --------    --------------    -------
Balance, December 31, 1996........    655,000      959,700      9.625-18.625      15.25
Options granted...................   (581,200)     581,200     16.565-22.719      21.77
Options exercised.................         --     (112,750)      9.625-17.75      13.24
Options expired...................     45,050      (45,050)     12.063-17.75      15.16
                                     --------     --------    --------------    -------
Balance, December 31, 1997........    118,850     1,383,100   $12.563-22.719    $18.157
                                     ========     ========    ==============    =======

     Additional information on options outstanding and options exercisable at December 31, 1997 is as follows:

                           OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                       ---------------------------                ------------------------
                          NUMBER        WEIGHTED                     NUMBER
                       OUTSTANDING       AVERAGE      WEIGHTED    EXERCISABLE     WEIGHTED
      RANGE OF              AT          REMAINING     AVERAGE          AT         AVERAGE
      EXERCISE         DECEMBER 31,    CONTRACTUAL    EXERCISE    DECEMBER 31,    EXERCISE
       PRICES              1997           LIFE         PRICE          1997         PRICE
---------------------  ------------    -----------    --------    ------------    --------
$12.625 to $14.125        253,500        3 years       $13.81       253,500        $13.81
$12.5625                    2,000        5 years        12.56         2,000         12.56
$12.9370                   72,400        6 years        12.94        50,600         12.94
$13.75 to $16.625          95,000        7 years        16.41        57,000         16.41
$15.125 to $15.438        127,250        8 years        15.14        59,250         15.14
$17.75 to $18.625         253,750        9 years        17.92        62,500         17.93
$16.565 to $22.719        579,200        6 years        21.77        50,000         22.72
                        ---------        -------       ------       -------        ------
                        1,383,100                                   534,850
                        =========                                   =======

     The disclosure-only method described in SFAS No. 123 "Accounting for Stock-Based Compensation" is being used by the Company, therefore the proforma effect of recognizing compensation cost for the above plan on net income and earnings per share is as follows:

                                                 1997           1996           1995
                                              -----------    -----------    -----------
Net income--as reported.....................  $20,910,000    $16,369,000    $18,640,000
Net income--proforma........................   19,984,000     15,980,000     18,277,000
Net income per share--as reported--basic....  $      1.75    $      1.19    $      1.32
Net income per share--as
  reported--diluted.........................  $      1.74    $      1.18    $      1.32
Net income per share--proforma..............  $      1.62    $      1.14    $      1.29
                                              ===========    ===========    ===========

     The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following assumptions used for the options granted:

                                                           1997      1996      1995
                                                          ------    ------    ------
Expected dividend yield.................................    1.10%     1.34%     1.58%
Expected stock price volatility.........................   47.20%    27.05%    25.94%
Risk-free interest rate.................................     5.7%     6.42%     6.41%
Expected life of options................................       6         6         6
                                                          ======    ======    ======

     Additionally, 100% of the stock options granted in 1995 were assumed vested as a baseline for the proforma calculations.

     The effects of applying SFAS No. 123 in this proforma disclosure are not indicative of future proforma amounts. SFAS No. 123 does not apply to awards prior to 1995 and additional awards in future years were assumed. Assumptions used for Company options and stock were made "as if" the purchase of the Company, as further described in Note 11 to these consolidated financial statements, did not occur.

  Outside Director Stock Option Plan

     Under the Outside Director Stock Option Plan each outside director is awarded fully and immediately exercisable options, on an annual basis, to purchase Common Stock at an option price of $1. The market value of the Company's shares at date of grant less the option price is amortized to compensation expense during the year. Transactions under this Plan are summarized below:

                                                            1997      1996      1995
                                                           ------    ------    ------
Options outstanding January 1............................   5,531     9,977     9,539
Options awarded..........................................   4,781     4,194     3,290
Options expired..........................................      --        --        --
Options exercised........................................  (1,366)   (8,640)   (2,852)
                                                           ------    ------    ------
Options outstanding December 31..........................   8,946     5,531     9,977
                                                           ------    ------    ------
Shares subject to award December 31......................  62,960    67,741    71,935
                                                           ======    ======    ======

     All options outstanding under this plan are exercisable at December 31, 1997.

  1988 Long-Term Incentive Plan

     Shares issued under the 1988 Long-Term Incentive Plan are in the name of the employee, who has all the rights of a shareholder, subject to certain restrictions or forfeitures. Of the 400,000 shares which may be awarded under this Plan cumulative shares amounting to 142,050 were issued, of which 6,275 shares were forfeited as of December 31, 1997. The market value of shares issued under the Plan is recorded as unearned compensation and shown as a separate component of shareholders' equity. This compensation is amortized to expense over the period the employees become vested.

     Compensation expense for both the Outside Director Stock Option Plan and the 1988 Long-Term Incentive Plan amounted to $506,000, $648,000 and $266,000, in 1997, 1996 and 1995, respectively.

NOTE 7:  SEGMENT INFORMATION

     Information regarding the Company's industry segments and discontinued operations is contained on page 23 under the heading "The Company's Business" and is incorporated herein by reference.

     Additional information concerning industry segments, corporate and discontinued operations is as follows:

                                                 1997           1996           1995
                                              -----------    -----------    -----------
Depreciation and amortization expense:
  Wire/Tubing...............................  $ 5,678,000    $ 5,461,000    $ 5,029,000
  Precious metals...........................    5,289,000      4,560,000      4,545,000
  Other non-precious metal businesses.......    2,125,000        442,000        543,000
  Corporate*................................    1,102,000      1,136,000      1,053,000
  Discontinued operations...................           --        401,000      5,498,000
                                              -----------    -----------    -----------
                                              $14,194,000    $12,000,000    $16,668,000
                                              ===========    ===========    ===========

------------------------------

* Includes amortization of deferred financing fees of $685,000, $552,000, and $820,000 in 1997, 1996 and 1995, respectively.

     Property, plant and equipment additions:

  Wire/Tubing...............................  $ 5,653,000    $ 3,881,000    $11,378,000
  Precious metals...........................   10,712,000      9,315,000      7,738,000
  Other non-precious metal businesses.......    2,070,000        419,000        929,000
  Corporate.................................       25,000         31,000         47,000
                                              -----------    -----------    -----------
                                               18,460,000     13,646,000     20,092,000
Discontinued operations:....................           --      1,048,000      3,051,000
                                              -----------    -----------    -----------
                                              $18,460,000    $14,694,000    $23,143,000
                                              ===========    ===========    ===========

NOTE 8:  SUPPLEMENTAL INFORMATION

                                             LIFE/YEARS        1997            1996
                                             ----------    ------------    ------------
a-Property, plant and equipment:
  Land.....................................                $  3,566,000    $  3,355,000
  Buildings and improvements...............       10-50      45,473,000      43,642,000
  Machinery and equipment..................        3-20     146,074,000     130,573,000
  Furniture and fixtures...................        2-20      12,586,000      11,932,000
  Automotive...............................         4-8         630,000         566,000
  Leasehold improvements...................  Lease Life       1,769,000       1,684,000
  Construction in progress.................          --       7,954,000       3,871,000
                                                           ------------    ------------
                                                           $218,052,000    $195,623,000
                                                           ============    ============

     Depreciation and amortization of property, plant and equipment charged to operations for 1997, 1996 and 1995 was $11,933,000, $10,816,000 and $15,066,000,
respectively.

                                                               1997           1996
                                                            -----------    -----------
b-Intangibles (net of amortization):
  Patents and other.....................................    $   818,000    $   515,000
  Excess of purchase price over net assets acquired in       64,240,000     24,303,000
     business combinations..............................
                                                            -----------    -----------
                                                            $65,058,000    $24,818,000
                                                            ===========    ===========

NOTE 9:  RETIREMENT PLANS AND OTHER BENEFITS

  Retirement Plans

     The Company and substantially all of its subsidiaries have noncontributory defined benefit plans covering most of their employees. The benefits are based on years of service and the employee's compensation at the time of retirement. Contributions are made by the Company as necessary to provide assets sufficient to meet the benefits payable to plan participants, and are determined in accordance with applicable minimum funding standard requirements as promulgated by the Internal Revenue Service. Such contributions are based on actuarial computations of the amount sufficient to fund normal (current service) cost plus an amortization of the unfunded actuarial accrued liability over periods of up to 30 years.

     The components of net periodic pension cost (credit) for 1997, 1996 and 1995 are as follows:

                                               1997            1996            1995
                                           ------------    ------------    ------------
Service cost-benefits earned during the    $  2,491,000    $  2,678,000    $  3,582,000
  period.................................
Interest cost on the projected benefits       8,029,000       7,784,000       7,974,000
  obligation.............................
Return on plan assets....................   (60,494,000)    (26,000,000)    (37,283,000)
Net amortization and deferral............    43,887,000      11,202,000      21,399,000
                                           ------------    ------------    ------------
Net periodic pension cost (credit).......  $ (6,087,000)   $ (4,336,000)   $ (4,328,000)
                                           ============    ============    ============

     Assumptions used in the accounting at December 31 are:

                                                              1997    1996    1995
                                                              ----    ----    ----
Discount rate:
  Beginning of year.........................................   6.5%    6.5%    7.0%
  End of year...............................................   6.5%    6.5%    6.5%
Compensation increase.......................................   5.0%    5.0%    5.0%
Expected asset return.......................................   8.5%    8.0%    8.0%
                                                              ====    ====    ====

     The plans' funded status as of December 31 and the amounts recognized in the accompanying financial statements are as follows:

                                                              1997            1996
                                                          ------------    ------------
Actuarial present value of benefit obligations:
  Vested benefit obligation.............................  $110,730,000    $107,909,000
                                                          ------------    ------------
  Accumulated benefit obligation........................  $115,334,000    $113,260,000
                                                          ------------    ------------
Projected benefit obligation............................  $124,529,000    $119,544,000
Plan assets at fair value...............................   249,240,000     196,253,000
                                                          ------------    ------------
Plan assets in excess of projected benefit obligation...   124,711,000      76,709,000
Unrecognized net (gain)/loss............................   (56,562,000)    (10,974,000)
Unrecognized prior service cost.........................     1,235,000        (925,000)
Unrecognized net asset..................................    (2,889,000)     (4,553,000)
                                                          ------------    ------------
Prepaid pension cost....................................  $ 66,495,000    $ 60,257,000
                                                          ============    ============

     The plans' assets are invested primarily in stocks and insurance contracts.

     The Company recorded pension curtailment gains from discontinued operations amounting to $287,000 in 1996 and $1,354,000 in 1995.

  Postretirement Benefits Other Than Pensions

     Certain operations of the Company provide postretirement medical benefits to current and retired employees. Certain employees of these operations become eligible for postretirement medical benefits after fulfilling minimum age and service requirements.

     Postretirement benefit costs were determined assuming discount rates of 6.5%, 6.5% and 7% for the years ended 1997, 1996 and 1995, respectively. The components of net periodic postretirement benefit cost are as follows:

                                                      1997        1996         1995
                                                    --------    --------    ----------
Service cost......................................  $ 71,000    $134,000    $  174,000
Interest cost.....................................   537,000     539,000       596,000
Amortization of transition obligation.............   223,000     311,000       371,000
                                                    --------    --------    ----------
                                                    $831,000    $984,000    $1,141,000
                                                    ========    ========    ==========

     In addition, a curtailment loss of $868,000 incurred on the 1996 sale of the refining business is included in discontinued operations.

     The Company's funding policy with respect to these benefits is to pay the amounts required to provide the benefits during each year. The following table presents the Company's postretirement medical benefits funded status as of December 31, 1997 and 1996.

     Accumulated Postretirement Benefit Obligation:

                                                               1997                1996
                                                            -----------    --------------------
Retirees..................................................  $ 5,288,000    $          4,414,000
Future retirees...........................................    3,216,000               4,041,000
                                                            -----------    --------------------
Total accumulated postretirement benefit obligation.......    8,504,000               8,455,000
Unrecognized transition obligation........................   (3,489,000)             (3,762,000)
Unrecognized actuarial gain (loss)........................      821,000                 998,000
                                                            -----------    --------------------
Net postretirement benefit liability--classified with       $ 5,836,000    $          5,691,000
  prepaid retirement costs................................
                                                            ===========    ====================

     The assumed discount rate used to measure the accumulated postretirement benefit obligation was 6.5% for 1997 and 1996. The unrecognized transition obligation amortization period is 20 years beginning on January 1, 1991, the implementation date.

     For measurement purposes, a 15% annual rate of increase in the health care cost trend rate was assumed for 1992 through 1994; the rate was assumed to decrease gradually to 6% by the year 2003 and remain at that level thereafter. A 1% increase in the assumed health care trend rate would not have a significant impact on the accumulated postretirement benefit obligation as of December 31, 1997 and 1996.

  Savings Plan

     The Company has a savings plan which qualifies under Section 401(k) of the Internal Revenue Code. This savings plan allows eligible employees to contribute from 1% to 15% of their income on a pretax basis to this savings plan. The Company matches 50% of the first 3% of the employee's contribution. Such matching Company contributions are invested in shares of the Company's common stock and become immediately vested. The charge to operations for the Company's matching contribution amounted to $548,000, $570,000, and $932,000 for 1997, 1996 and 1995, respectively.

NOTE 10:  COMMON STOCK PURCHASE RIGHTS

     In 1989, the Board of Directors declared a dividend of one Common Stock Purchase Right on each outstanding share of Handy & Harman Common Stock to holders of record on February 6, 1989.

     If the rights become exercisable, the rights will separate from the common stock and each right will entitle the holder to purchase from the Company a share of common stock at a predefined price. The rights are not exercisable until either ten days after certain changes in ownership of the Company occurs or ten days following the commencement of a tender offer for at least 20% of the Company's common stock.

     The rights are redeemable by the Company at a fixed price after certain defined events or at any time prior to the expiration of the rights on January 26, 1999, if such events do not occur.

     Through December 31, 1997, the Company had reserved common shares as issuable pursuant to these rights. At the present time, the rights have no dilutive effects on the earnings per share calculation. See Note 11 : Subsequent Event

NOTE 11:  SUBSEQUENT EVENT

     On March 1, 1998 the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with WHX Corporation ("WHX") and HN Acquisition Corp., a wholly owned subsidiary of WHX (the "Purchaser"). Pursuant to the Merger Agreement, the Purchaser commenced a tender offer on March 6, 1998 to purchase all outstanding shares of the Company's common stock for $35.25 per share in cash. Under the Merger Agreement, the tender offer will be followed by a merger of the Purchaser with and into the Company and all shares of the Company's common stock not purchased in the tender offer will be converted into the right to receive $35.25 per share in cash.

     On March 1, 1998 the Board amended the Rights Agreement dated as of January 26, 1989, as amended on April 25, 1996 and October 22, 1996, between the Company and ChaseMellon Shareholder Services L.L.C. (as so amended, the "Rights Agreement") (see Note 10 above) to prevent the Purchaser from becoming an "Acquiring Person" and to prevent a "Triggering Event", "Stock Acquisition Date" or "Distribution Date" (all as defined in the Rights Agreement) from occurring as a result of the offer, the merger or other transactions contemplated by the Merger Agreement. Consummation of the merger is expected to occur in the Spring of 1998. The offer and merger are subject to various conditions.